UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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GATX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2026 PROXY STATEMENT Notice of Annual Meeting of Shareholders to be held on April 24, 2026

March 13, 2026

Dear Fellow Shareholders:

On behalf of the Board of Directors, I invite you to attend GATX Corporation’s 2026 Annual Meeting of Shareholders on Friday, April 24, 2026 at 9:00 a.m. Central Time. This year’s annual meeting will be a virtual meeting of shareholders. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the annual meeting by visiting https://meetnow.global/M5WAZJH. The proxy materials for the meeting, which are available for viewing and printing at www.envisionreports.com/GATX, include a notice setting forth the items we expect to address at the meeting, our Proxy Statement, and a copy of our 2025 annual report to our shareholders.

In 2025, GATX’s net income was $333.3 million, or $9.12 per diluted share. Each of our business units contributed to our strong financial results for the year. Rail North America’s lease revenues increased $66 million, or over 6%, from the prior year. Demand for most railcars remained stable despite macroeconomic uncertainty. We continued to extend lease renewal terms at attractive rates while maintaining strong renewal success, and our fleet utilization remained high at 99%. We were also able to capitalize on continued strong secondary market demand to further optimize Rail North America’s railcar fleet.

Our Rail International businesses produced solid operating results despite a challenging market in Europe. Fleet utilization in both Europe and India remained solid, and we continued to experience increases in renewal lease rates for a majority of railcar types in 2025. In Engine Leasing, the Rolls-Royce and Partners Finance (“RRPF”) affiliates and our wholly owned aircraft spare engine portfolio achieved excellent results as robust demand for global passenger air travel continued to drive strong demand for aircraft spare engines.

In 2025, we once again executed on our strategy of investing in economically attractive opportunities in our core businesses, and we believe these investments will continue to drive future earnings growth and attractive returns. We invested over $640 million in our Rail North America business and over $500 million in GATX International. Our engine leasing businesses increased their investments in aircraft spare engines, as we added seven engines to our wholly owned portfolio for over $140 million, while the RRPF affiliates invested over $1.4 billion. In 2025, GATX’s total investment volume exceeded $1.3 billion.

Additionally, on January 1, 2026, we closed the acquisition of Wells Fargo’s rail asset portfolio. The acquisition was completed through a newly formed joint venture with Brookfield Infrastructure Partners L.P. and its institutional partners (“Brookfield”), which acquired approximately 101,000 railcars from Wells Fargo Bank, N.A. for approximately $4.2 billion. Our initial ownership in the joint venture is 30%, with Brookfield owning 70%. We have the option to acquire up to 100% of the joint venture equity over time. Also on January 1, 2026, GATX directly purchased approximately 200 locomotives from Wells Fargo, while Brookfield directly acquired Wells Fargo’s rail and locomotive finance lease portfolio. GATX will serve as manager of the railcars in the joint venture as well as the finance lease portfolio owned by Brookfield. The acquisition significantly expands GATX’s scale and further diversifies our North American railcar portfolio, representing an important milestone for GATX.

Your vote is very important. Whether or not you plan to attend the virtual annual meeting, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone or by signing and returning your proxy card, if requested, in the envelope provided. On behalf of the Board of Directors and management, I would like to thank you for your continued support of GATX.

Sincerely,

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders’ Meeting to be held on April 24, 2026.

The following materials are available at www.envisionreports.com/GATX:

●	The Notice of Annual Meeting of Shareholders to be held on April 24, 2026;
●	GATX Corporation 2026 Proxy Statement; and
●	GATX Corporation Annual Report to Shareholders for the year ended December 31, 2025.

A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or the proxy statement, proxy card and annual report are being sent to shareholders beginning on or about March 13, 2026.

Notice of Annual Meeting of Shareholders

GATX 2026 Annual Meeting of Shareholders

Date:	Friday, April 24, 2026

Items of Business:

●
Election of 9 Directors
●
Adoption of Advisory Resolution to Approve Executive Compensation
●
Approval of an Amendment and Restatement of our 2012 Incentive Award Plan
●
Ratification of Independent Registered Public Accounting Firm

Time:	9:00 a.m. Central Time
Place:	The annual meeting will be held as a live audio webcast at https://meetnow.global/M5WAZJH
Record Date:	Close of business on February 27, 2026

Advance Voting Methods and Deadlines

Internet and telephone voting are available 24 hours a day, seven days a week up to these deadlines:

●
Registered Shareholders—closing of the polls at the virtual annual meeting
●
Beneficial Owners—11:59 p.m. Eastern Time on April 23, 2026 (after which voting is available online at the virtual annual meeting if properly registered in advance)
●
Participants in GATX 401(k) Plans—8:00 a.m. Eastern Time on April 22, 2026

Go to the website identified on the Notice of Internet Availability or proxy card

●
Enter the Control Number printed on the Notice of Internet Availability or proxy card
●
Follow the instructions on the screen
Call the toll-free number identified on the proxy card ● Enter the Control Number printed on the Notice of Internet Availability or proxy card ● Follow the recorded instructions

Mark your selections on the proxy card

A proxy card may be requested by following the instructions on the Notice of Internet Availability

●
Date and sign your name exactly as it appears on the proxy card
●
Promptly mail the proxy card in the enclosed postage-paid envelope

Return promptly to ensure that it is received before the deadlines stated above

You can vote online at the virtual annual meeting ● Follow the instructions on the meeting website: https://meetnow.global/M5WAZJH

By Order of the Board of Directors,

Executive Vice President, General Counsel and Secretary

GATX CORPORATION - 2026 Proxy Statement	1

2	GATX CORPORATION - 2026 Proxy Statement

Proxy Summary

The Board of Directors (the “Board” or “Board of Directors”) of GATX Corporation (“GATX,” the “Company,” “we,” “us,” or “our”) is soliciting proxies for use at the Company’s Annual Meeting of Shareholders to be held on Friday, April 24, 2026 (the “Annual Meeting”). The Notice of Internet Availability or the proxy statement, proxy card, and annual report are being mailed to shareholders beginning on or about March 13, 2026.

This summary includes information found elsewhere in this Proxy Statement and does not contain all of the information you should consider in voting. Please read this Proxy Statement carefully before voting your shares.

Annual Meeting of Shareholders

When	g	April 24, 2026, 9:00 a.m. Central Time
Where	g	The meeting will be held virtually via a live audio webcast at https://meetnow.global/M5WAZJH

You may vote if you were a shareholder of record at the close of business on February 27, 2026. We hope that you will be able to attend the Annual Meeting virtually, but if you cannot do so, it is important that your shares be represented.

We urge you to read this Proxy Statement carefully and to vote your shares in accordance with the Board’s recommendations by internet or telephone or by signing and returning the proxy card (if requested) in the postage-paid envelope provided, whether or not you plan to virtually attend the Annual Meeting.

Voting Recommendations of the Board

Item	Description	For	Against	Page
1	Election of directors			21
2	Adoption of advisory resolution approving our executive compensation			34
3	Approval of an amendment and restatement of our 2012 Incentive Award Plan			71
4	Ratification of independent registered public accounting firm			83

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.

Voting at the Annual Meeting

If your shares are registered in your name with our transfer agent, you may vote virtually at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will not be able to vote virtually at the Annual Meeting unless you first obtain a legal proxy from your nominee. For further information, please see Questions and Answers about the Annual Meeting—How do I vote? below.

Questions and Answers

We encourage you to review Questions and Answers about the Annual Meeting below for answers to common questions about the rules and procedures surrounding the proxy and annual meeting process.

GATX CORPORATION - 2026 Proxy Statement	3

PROXY SUMMARY

CORPORATE GOVERNANCE

GATX is committed to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✓	Annual Election of Directors	✓	Annual CEO Succession Planning by Full Board
✓	Majority Voting for Directors	✓	Risk Oversight by Full Board and Committees
✓	Resignation Policy for Directors who Fail to Receive a Majority Vote	✓	Annual Board and Committee Self-Evaluations
✓	8 of 9 Director Nominees Are Independent	✓	No Poison Pill
✓	Breadth of Experience and Skills Among Directors	✓	Anti-Hedging/Anti-Pledging Policies for Directors, Officers, and Employees
✓	Regular Director Skills Assessment and Board Succession Planning	✓	Share Ownership Requirements for Directors and Executive Officers
✓	Independent Board Chair	✓	Clawback Policy
✓	Independent Audit, Compensation, and Governance Committees	✓	Annual “Say-on-Pay” Advisory Vote
✓	Executive Sessions of Independent Directors After Each Board Meeting	✓	Active Shareholder Engagement Program

DIRECTOR NOMINEES

The following table provides summary information about each director nominee (with age shown as of the Annual Meeting date).

					Other Public
		Director		Committee	Company
Name	Age	Since	Principal Occupation	Memberships[1]	Boards
Diane M. Aigotti*	61	2016	Retired; Former Executive Vice President, Managing Director and Chief Financial Officer, Ryan Specialty Group, LLC	A (Chair)	0
Anne L. Arvia*	63	2009	Strategic Bank Advisor	A, C, G (Chair)	1
Shelley J. Bausch*	60	2023	Retired; Former President, Global Industrial Coatings, Axalta Coating Systems Ltd.	A, G	1
John M. Holmes*	49	2024	Chairman, President and Chief Executive Officer, AAR CORP.	A	1
Robert C. Lyons	62	2022	President and Chief Executive Officer, GATX Corporation	None	1
James B. Ream*	70	2008	Retired; Former Senior Vice President – Operations, American Airlines	CH	0
Adam L. Stanley*	52	2019	Retired; Former Executive Vice President and Chief Digital and Technology Officer, Cushman & Wakefield plc	C (Chair), G	0
Robert S. Wetherbee*	66	2025	Executive Chairman, and Former President and Chief Executive Officer, ATI Inc.	A, C	2
Paul G. Yovovich*	72	2012	Private Investor	C, G	0
*	Independent Director
1	A = Audit Committee; C = Compensation Committee; G = Governance Committee; CH = Board Chair

4	GATX CORPORATION - 2026 Proxy Statement

PROXY SUMMARY

EXECUTIVE COMPENSATION

We encourage you to review the Compensation Discussion and Analysis below for information about our executive compensation program.1

OUR EXECUTIVE COMPENSATION PROGRAM SUPPORTS OUR LONG-TERM FOCUS THROUGH INDUSTRY CYCLES

GATX owns, leases, and manages transportation assets and provides critical services to customers worldwide. Our diverse portfolio of assets includes tank and freight railcars, locomotives, aircraft spare engines, and tank containers. We are the leading global railcar lessor, leasing railcars in North America, Europe, and India. Most of our railcar leases are service-intensive leases, under which we provide maintenance, engineering, administrative, and a variety of other value-added services. Railcar leasing accounted for a majority of our 2025 revenues.

●	The Railcar Leasing Market Is Highly Cyclical. The railcar leasing market in which GATX operates has historically been highly cyclical. Swings in railcar supply in North America may result in significant volatility in industry-wide railcar utilization and lease rates. In addition, many of our rail customers also operate in cyclical markets, such as the chemical, fertilizer, food/agricultural, refined petroleum, transportation, and construction industries.
●	We Manage Our Business with a Long-Term View. Our operating assets have expected economic useful lives of up to 45 years. We proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling long-lived assets into constantly changing business conditions over decades. It is critical that we make disciplined investment decisions that match the long lives of our assets. Through multiple industry and economic cycles, we have maintained a long-term focus on investing while executing numerous strategic initiatives to enhance our competitive advantage.
●	Our Strategy Is Consistent, but Our Tactics Vary with the Market Cycle. Our different approaches to fleet utilization risk, asset growth, lease rates, and lease term structure at different points in the railcar leasing market cycle enable GATX to generate strong long-term shareholder return.
-	In stronger railcar markets, we focus on increasing lease rates and lengthening lease terms to lock in attractive lease revenue for as long as possible. We knowingly accept more utilization risk in order to maximize fleet value as we increase lease rates. At the same time, we may be more selective with new railcar investments due to high railcar prices, unless we identify assets that can earn correspondingly higher lease rates over their full life.
-	Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investments. We may also reduce lease rates to maintain asset utilization and shorten lease terms so that we are positioned to capture value when market conditions and lease rates improve.
●	Our Executive Compensation Program Supports This Long-Term Cyclical Approach and Strategy. Our executive compensation program is designed and managed by our Compensation Committee to motivate and retain management through each stage of the business cycle, including both strong and weak railcar leasing environments. The Compensation Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses net income, excluding tax adjustments and other items (non-GAAP)[2], as the performance measure in our annual incentive plan. For our long-term incentive plans, the Compensation Committee uses three-year average LTI-adjusted return on equity (non-GAAP)[3] and three-year cumulative investment volume as the performance measures. Recognizing that our growth, investment, and returns will differ at various points in the cycle, the Compensation Committee sets performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our ability to generate long-term shareholder value given where we are in the business cycle.
1	This Proxy Statement makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Exhibit A to this Proxy Statement.
2	All references to net income in this Proxy Statement refer to net income attributable to GATX.
3	All references to return on equity in this Proxy Statement refer to return on equity attributable to GATX.

GATX CORPORATION - 2026 Proxy Statement	5

PROXY SUMMARY

STRONG 2025 FINANCIAL AND OPERATIONAL RESULTS

In 2025, we executed on our strategic priorities and delivered excellent financial results. At Rail North America, we continued to extend lease renewal terms at attractive rates while maintaining strong utilization and high renewal success. These strong results enabled us to embed a high level of quality, long-term committed cash flow into the business. We also optimized our diverse railcar fleet by capitalizing on a strong secondary market. In 2025, we signed a definitive agreement to acquire the rail operating lease portfolio from Wells Fargo Bank, N.A. (“Wells Fargo”) through a newly formed joint venture with Brookfield Infrastructure Partners L.P. and its institutional partners (“Brookfield”). This transaction, which involved approximately 101,000 railcars and represents the largest railcar acquisition in the Company’s history, successfully closed on January 1, 2026. In Rail International, GATX Rail Europe increased renewal lease rates across the majority of car types despite a challenging economic environment. It also executed on an attractive opportunity to add approximately 6,000 railcars to their fleet through acquisition, further strengthening their competitive position. GATX Rail India also performed well, as it grew its fleet to over 12,000 railcars while maintaining 100% fleet utilization. In Engine Leasing, both the Rolls-Royce and Partners Finance (“RRPF”) affiliates and our wholly owned aircraft spare engine portfolio delivered excellent results as robust global demand for aircraft engines continued. We continued to increase our direct investment in aircraft spare engines, while the RRPF affiliates significantly raised their level of investment over the prior year. By executing on our dual growth and return strategies, we delivered strong performance against the key metrics used in our compensation plans and produced diluted earnings per share of $9.12 (GAAP) and return on equity (GAAP) of 12.8%. Set forth below is a summary of our key financial and operational achievements during 2025 (dollars in millions, except for per share amounts), along with an illustration of our stock price performance over the past five years.

1	For a reconciliation of net income, diluted earnings per share (EPS), and return on equity (ROE), excluding tax adjustments and other items (non-GAAP), to net income, diluted EPS, and ROE calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit A to this Proxy Statement.
2	Operational data in the charts relates to our Rail North America segment.
3	Excludes boxcars.

6	GATX CORPORATION - 2026 Proxy Statement

PROXY SUMMARY

Stock Performance 1

Total Returns
11.1%
17.9%
7.5%
17.1%
18.8%
22.9%
12.5%
22.2%
17.4%
14.4%
9.1%
13.1%
1 Year
3 Year
5 Year
GATX
S&P 500
MidCap 400
Russell 3000

1	Total shareholder return calculation presented on an annualized basis covering periods ending on December 31, 2025 and assumes dividends are reinvested.

GATX CORPORATION - 2026 Proxy Statement	7

PROXY SUMMARY

LISTED BELOW ARE SOME KEY ACHIEVEMENTS DURING 2025:

Strong Earnings
●
Net income of $333.3 million (net income, excluding tax adjustments and other items (non-GAAP), of $319.8 million).[1]
●
Diluted earnings per share of $9.12 (diluted earnings per share, excluding tax adjustments and other items (non-GAAP), of $8.75).[1]
●
Return on equity of 12.8% (return on equity, excluding tax adjustments and other items (non-GAAP), of 12.3%).[1]

Entered into a Major Transaction Agreement
●
In 2025, we signed a definitive agreement to acquire Wells Fargo’s rail operating lease portfolio through a newly formed joint venture with Brookfield. We successfully closed the transaction (the “Wells Fargo Transaction”) on January 1, 2026, acquiring approximately 101,000 railcars through the joint venture.

Excellent Operating Performance
●
Capitalized on favorable market conditions in North America by successfully increasing renewal lease rates and extending lease terms, locking in high-quality, long-term committed cash flow.
●
 Maintained high fleet utilization of 99% at Rail North America.
●
 Invested over $1.3 billion in attractive transportation assets, including over $640 million of investment volume at Rail North America.
●
 Successfully placed deliveries of new railcars under our multi-year supply agreement and identified incremental opportunities to acquire over 1,000 railcars in the secondary market at Rail North America.
●
 Investment volume of over $500 million at Rail International.
●
 Increased our direct investment in aircraft spare engines by acquiring seven engines for approximately $147 million.

Returned Cash to Shareholders
●
Increased our dividend for the 15th consecutive year to $2.44 (annualized) per share, completing our 107th year of uninterrupted dividends.
●
Returned approximately $155 million to shareholders through dividends and share repurchases.

1	Our 2025 financial results calculated in accordance with GAAP include a net positive impact of $13.5 million, or $0.37 per diluted share, from tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items (non-GAAP), to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit A to this Proxy Statement.

8	GATX CORPORATION - 2026 Proxy Statement

PROXY SUMMARY

OUR 2025 EXECUTIVE COMPENSATION PROGRAM REFLECTED OUR PAY FOR PERFORMANCE PHILOSOPHY

Substantial Majority of 2025 Pay Aligned with Performance. We design our pay programs to reward executives for positive Company performance and align with shareholder interests by having a significant portion of compensation comprised of performance-based and long-term incentive awards. As shown in the charts below, in our 2025 compensation design, approximately 84% of our Chief Executive Officer’s (“CEO’s”) total target compensation and approximately 70% of total target compensation for our other named executive officers listed in the 2025 Summary Compensation Table (our “NEOs”) (on an aggregate basis) was performance-based and not guaranteed.

Note: The percentages in the charts above reflect compensation design effective March 1, 2025, including new base salary and incentive targets in effect for the NEOs as of such date and thus are not intended to match amounts shown in the Summary Compensation Table or the Grants of Plan-Based Awards Table below. The charts above do not include cash performance awards paid to certain NEOs in connection with the Wells Fargo Transaction.

●	Rigorous Incentive Targets. Our Compensation Committee carefully considered the market conditions affecting our business and set performance goals that would be appropriately rigorous and difficult to achieve. Annual incentive awards for our NEOs are determined by comparing the Company’s actual performance against our approved net income goals for the year. Long-term incentives in the form of performance shares are earned based on achievement of two equally weighted measures of three-year average LTI-adjusted return on equity (non-GAAP) (return measure) and three-year cumulative investment volume (growth measure). Please see Compensation Discussion and Analysis—Market Assessment and Goal Setting below for more information about how the Compensation Committee establishes our annual and long-term performance measures.
●	Market Data Considered in Designing Competitive Compensation Program. Our Compensation Committee also reviewed market compensation levels and program design features to provide a frame of reference for comparison in setting competitive 2025 executive compensation commensurate with market and for the purpose of retaining executive officers of outstanding ability and potential. The Compensation Committee reviewed the program design with an eye towards driving strong Company and NEO performance.

PROPOSED AMENDMENT AND RestateMENT OF our 2012 Incentive Award Plan

Our Board is seeking shareholder approval of an amendment and restatement of the GATX Corporation Amended and Restated 2012 Incentive Award Plan (as so amended and restated, the “Restated Plan”), which among other things increases the shares available for grant by 1,300,000 shares over the shares available under the existing GATX Corporation Amended and Restated 2012 Incentive Award Plan (the “2012 Incentive Award Plan” or the “Existing Plan”). Equity compensation is a key element of our compensation programs. The Existing Plan is scheduled to expire in 2027, and after the expiration date we would be unable to continue to issue equity to our employees and directors unless shareholders approve the Restated Plan. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining, and motivating our employees and directors if we are unable to make equity grants to them. Accordingly, our Board is recommending that shareholders vote to approve the Restated Plan. For further information, please see Proposal 3: Approval of an Amendment and Restatement of our 2012 Incentive Award Plan below.

GATX CORPORATION - 2026 Proxy Statement	9

PROXY SUMMARY

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We ask that our shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2026. Below is summary information about Ernst & Young LLP’s fees for services provided in 2025 and 2024.

	2025	2024
Type of Fees	($)	($)
Audit Fees	4,362,000	3,402,000
Audit-Related Fees	174,000	290,000
Tax Fees	33,000	42,000
All Other Fees	2,000	2,000
TOTAL Fees	4,571,000	3,736,000

10	GATX CORPORATION - 2026 Proxy Statement

Sustainability and Corporate Citizenship

AT GATX, OUR MISSION IS TO PROVIDE INNOVATIVE, UNPARALLELED SERVICE THAT ENABLES OUR CUSTOMERS TO TRANSPORT WHAT MATTERS SAFELY AND SUSTAINABLY WHILE CHAMPIONING THE WELL-BEING OF OUR EMPLOYEES AND COMMUNITIES.

We are committed to growing our business in a sustainable and socially responsible manner, and we believe this can help promote our performance over the long term. We demonstrate our commitment through our programs and initiatives. A multi-functional team meets periodically as a committee to develop, assess, and prioritize sustainability topics that are important to our business and our stakeholders and to continually improve both the measurement and transparency of our sustainability disclosures and practices. The Governance Committee of GATX’s Board has primary oversight responsibility for our ongoing and developing sustainability efforts. We maintain a Sustainability page on our website (www.gatx.com) to highlight our environmental and social responsibility accomplishments and provide certain sustainability-related data to interested stakeholders.1

We believe in the importance of investing in our people and in our communities and operating our business sustainably and ethically, which we believe will create long-term value for our shareholders. Our sustainability priorities center on four foundational pillars:

OUR ETHICS AND INTEGRITY	OUR PEOPLE
●
Committing to operate our business consistent with the highest standards of honest and ethical behavior
●
Championing a company-wide ethics and compliance program intended to provide our employees with resources and regular training to assist them in doing their jobs in an ethical manner while empowering them to raise questions and concerns without fear of retaliation

●
Protecting the health and safety of our employees as our highest priority
●
Fostering an inclusive workplace through our policies and programs
●
Investing in our employees through training, professional development, comprehensive benefit programs, and education

OUR ENVIRONMENT	OUR COMMUNITIES
●
Striving for the highest levels of asset quality and safety
●
Implementing sustainable policies and practices designed to reduce energy use, decrease waste, increase recycling, and lower water consumption in our operations
●
Assessing business, operational, and strategic risks associated with climate matters and reporting on key sustainability-related data

●
Investing in safety training and civic engagement initiatives to support the communities where we live and work
●
Encouraging employee involvement in their local communities through volunteer projects and fundraising campaigns

[1]	Nothing on our website shall be deemed incorporated by reference into this Proxy Statement.

GATX CORPORATION - 2026 Proxy Statement	11

SUSTAINABILITY AND CORPORATE CITIZENSHIP

PROGRAMS AND INITIATIVES

Health and Safety	Our Environment

✓ GATX continues to strive to maintain the highest levels of safety by fostering a culture that makes safety a top priority. We utilize a continuous improvement methodology to identify safety risks and hazards and drive improvement initiatives.

✓ In addition to being recognized as a Responsible Care® Partner by the American Chemistry Council (ACC) and the Chemical Industry Association of Canada (CIAC), we are an active participant in the Transportation Community Awareness and Emergency Response (TRANSCAER®) initiative, a national outreach effort assisting communities to prepare for and respond to a possible hazardous materials transportation incident.

✓ GATX offers training on the proper use of our equipment and on regulations that impact our business. We hold training events at customer locations across North America through the use of our TankTrainer™ mobile classroom.

✓ We continue to make significant investments in railcars globally, resulting in the ability to transport more goods by rail versus roads, which lowers carbon emissions and reduces highway noise and congestion.

✓ GATX continues to publish Scope 1 and Scope 2 greenhouse gas emissions and continues to assess our full value chain impacts on the environment in an effort to identify opportunities to reduce those impacts.

✓ GATX issues an annual Sustainability Accounting Standards Board (SASB) report, which can be found on our website, that discloses metrics related to relevant sustainability factors.

✓

We continue to identify opportunities to further reduce waste. In 2025, GATX identified new waste streams that could be reused or recycled.

Our Communities

✓ GATX has a long history of supporting causes in communities where our employees live and work, and our company culture values strong corporate citizenship.

✓ In 2025, employees around the globe gave back in their communities, including by volunteering at food banks and feeding centers, supporting students in their education, picking up litter in natural areas, and donating blood.

✓ GATX employees held a successful 2025 employee giving campaign and fundraiser for Make-A-Wish Illinois. We have partnered with Make-A-Wish Illinois for nearly 30 years and have provided more than $6 million to help Make-A-Wish Illinois grant wishes to children with critical illnesses.

✓ Through our partnership with Big Shoulders Fund in 2025, which provides support to inner-city schools in Chicago, GATX employees in Chicago participated in a company-wide service day to clean, beautify, and ready schools for the new school year. GATX employees have also mentored Big Shoulders students since 2016.

✓
Journey to Hope Moose Jaw, a nonprofit with a mission to support suicide awareness and prevention, recognized two GATX employees for their commitment to fostering mental health and wellness in Moose Jaw, Saskatchewan and surrounding areas, noting that their dedication to giving back, building connection, and supporting awareness has made a lasting difference in the community.

Our People

✓ In 2025, GATX received several workplace awards, including a Top Workplace award from the Chicago Tribune; a Top Company award in Austria and Germany from Kununu, a leading employer review platform; and a Friendly Workplace® Award in Poland.

✓ To attract and retain the most qualified talent, we aim to cultivate an inclusive environment where everyone can contribute their full range of knowledge, experiences and perspectives. By embracing varied viewpoints, we seek to drive innovation and enhance business outcomes.

✓ We use structured and transparent hiring practices that seek to attract top-tier talent.

✓ We conduct annual compensation reviews for professional, managerial, and executive level positions.

✓

We regularly conduct employee engagement surveys.

✓ We support our employees’ learning and career growth through a comprehensive approach that includes organization-wide training, specialized programs for emerging leaders and people managers, and an extensive selection of e-learning options.

12	GATX CORPORATION - 2026 Proxy Statement

Proxy Statement

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of GATX and our shareholders. Its responsibilities include the following:

●	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions
●	overseeing the conduct of our business
●	assessing business risks to evaluate whether any changes to our business, strategy, or risk management practices may be warranted
●	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures
●	overseeing compliance with law and ethical standards

GATX has a long-standing commitment to strong corporate governance and ethical standards. Demonstrating this commitment, the Board has adopted the GATX Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for Senior Company Officers, as well as charters for each of the Board’s committees. These documents constitute the foundation of our corporate governance structure and are available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

The Board and its committees meet throughout the year on an established schedule and hold special meetings from time to time as appropriate. Following each meeting, the Board’s independent directors meet in executive sessions without the Chief Executive Officer or other members of management present. The independent Chair of the Board serves as Chair of the executive sessions of the Board.

The Board met seven times during 2025, and each director nominee attended at least 75% of the meetings of the Board and the committees on which he or she served during the year. We encourage all directors to attend the Annual Meeting of Shareholders, and in 2025 all directors then serving on the Board attended the annual meeting.

Board Independence

In accordance with the listing standards of the New York Stock Exchange (“NYSE”), our Corporate Governance Guidelines provide that a majority of members of the Board of Directors must qualify as independent. The Board evaluates director independence in accordance with the independence requirements specified in the NYSE listing standards. A director may not qualify as independent unless the Board affirmatively determines that the director has no material relationship with GATX other than as a member of the Board. The Board does not have categorical standards of materiality for independence purposes apart from those set forth in the NYSE listing standards.

In accordance with the NYSE listing standards, and considering all relevant facts and circumstances, the Board has made an affirmative determination, based on the recommendation of the Governance Committee, that each director who served during 2025 was, and each nominee for director and current director qualifies as, an independent director in accordance with the NYSE listing standards, except for Mr. Lyons, our Chief Executive Officer.

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CORPORATE GOVERNANCE

Board Leadership Structure

Our By-Laws afford the Board flexibility to separate or combine the positions of Chair of the Board and Chief Executive Officer based on particular circumstances. When the two positions are combined (or the Chair is not otherwise independent), then the independent directors designate an independent Lead Director to provide leadership to the non-management members of the Board and to work with the Chair and Chief Executive Officer and the other Board members to provide effective and independent oversight of our management and affairs. The Company would notify shareholders of any change in the Board’s leadership structure in our proxy statements, unless we are required to disclose sooner.

Likewise, our Board is structured to promote independence whether or not its Chair is a member of executive management. The entire Board, with the exception of Mr. Lyons, currently consists of independent directors, and the Audit, Compensation, and Governance Committees are composed entirely of independent directors. The independent directors on the Board meet after each Board meeting in executive sessions that are not attended by Mr. Lyons or other members of management.

Mr. Lyons’s predecessor as Chief Executive Officer also served as Chair of the Board. In connection with the CEO leadership transition in 2022, the Board appointed Mr. Ream to serve as the independent Chair of the Board based on its belief that with a newly-appointed Chief Executive Officer, it was in the best interests of our shareholders to have a separate, independent Chair.

As Board Chair, Mr. Ream serves an important role in our governance structure, with roles and responsibilities that include, among other things:

●	presiding at all shareholder and Board meetings, including executive sessions of the independent directors
●	attending the meetings of all Board committees
●	calling Board meetings and meetings of the independent directors
●	establishing Board meeting schedules and agendas in consultation with the Chief Executive Officer
●	serving as the Board’s principal liaison with the Chief Executive Officer
●	interviewing all director candidates and making recommendations to the Governance Committee
●	assisting the Governance Committee in making recommendations to the Board on the membership and leadership of each Board committee
●	representing the Board in our shareholder engagements and outreach meetings

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Board Committees

Director*	Board of Directors	Audit Committee	Compensation Committee	Governance Committee
Diane M. Aigotti	⚫	C
Anne L. Arvia	⚫	⚫	⚫	C
Shelley J. Bausch	⚫	⚫		⚫
John M. Holmes	⚫	⚫
Robert C. Lyons	⚫
James B. Ream	C
Adam L. Stanley	⚫		C	⚫
Robert S. Wetherbee	⚫	⚫	⚫
Paul G. Yovovich	⚫		⚫	⚫
Number of 2025 meetings	7	6	5	5
*	In the table above, “C” means Chair.

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each committee is composed of directors determined by the Board to be independent in accordance with the applicable listing standards of the NYSE, including the heightened independence standards for members of the Audit and Compensation Committees, which incorporate U.S. Securities and Exchange Commission (“SEC”) rules. Mr. Ream serves as Chair of the Board and attends all meetings of all Board committees. The principal responsibilities of each of these committees are described generally below and in detail in their respective committee charters, which are available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

Audit Committee

The Board has determined that each member of the Audit Committee has accounting or related financial management expertise and is “financially literate,” as that term is used in the listing standards of the NYSE. In addition, the Board has determined that each of Ms. Aigotti, Ms. Arvia, Mr. Holmes, and Mr. Wetherbee qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee’s functions include the appointment, retention, compensation, and oversight of our independent registered public accounting firm. The Audit Committee also reviews any related party transactions and assists the Board in oversight of:

●	the integrity of our financial statements
●	our compliance with legal and regulatory requirements
●	our guidelines, policies, and procedures with respect to risk assessment and risk management
●	the independent registered public accounting firm’s qualifications and independence with respect to services performed, including non-audit fees and services
●	the performance of our internal audit function and the independent registered public accounting firm
●	our cybersecurity risks, controls and procedures, and our use of financial derivatives

The Audit Committee maintains free and open communication, and meets separately at each regularly scheduled committee meeting, with our independent registered public accounting firm, our internal auditor, and management.

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CORPORATE GOVERNANCE

Compensation Committee

The Compensation Committee’s functions include:

●	conducting an annual evaluation of the Chief Executive Officer’s performance
●	annually setting the Chief Executive Officer’s compensation level and reviewing and approving compensation levels of our other senior officers
●	establishing and administering our incentive compensation plans, equity-based plans, and other bonus plans, including granting awards and approving payouts under our plans
●	administering our clawback policy
●	annually reviewing the corporate goals and objectives relating to compensation of our Chief Executive Officer and other senior officers
●	periodically reviewing and making recommendations to the Board regarding the compensation of our non-management directors
●	retaining and evaluating the qualifications and independence of the Compensation Committee’s independent compensation consultant

Pay Governance LLC (“Pay Governance”) served as the Compensation Committee’s independent compensation consultant during 2025. In addition to providing advice on various aspects of GATX’s compensation plans, programs, and policies, Pay Governance also advises the Compensation Committee periodically on current trends and best practices and reviews the agendas and supporting materials with management and the Compensation Committee Chair in advance of each committee meeting. A Pay Governance representative attends all Compensation Committee meetings, including executive sessions at which management is not present, and meets independently with the Compensation Committee as appropriate. In addition, Pay Governance provides specific recommendations for the Chief Executive Officer’s compensation and advice on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives.

Governance Committee

The Governance Committee’s functions include:

●	identifying individuals qualified to become Board members and recommending to the Board a slate of director nominees for election at each annual meeting of shareholders
●	ensuring that all of the Board committees have the benefit of qualified and experienced independent directors
●	regularly reviewing a matrix of director profiles and skills to ensure a breadth of relevant experience, fresh perspective, skills, backgrounds, and other attributes on the Board
●	developing and overseeing an effective set of corporate governance policies and procedures designed to ensure that GATX adheres to strong corporate governance and ethical standards and complies with all applicable legal and regulatory requirements
●	overseeing the evaluation of the Board’s performance and effectiveness, including the directors’ attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate
●	overseeing sustainability matters and receiving periodic reports from management on related strategic initiatives

Annual Board and Committee Evaluations

The Board conducts an annual evaluation of its performance and effectiveness. The purpose of the evaluation is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities, and culture. Using the questionnaire as a guide, the Governance Committee Chair conducts personal interviews with all directors to obtain their feedback and discuss any

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other issues or concerns they may have. The Governance Committee Chair compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

Each of the Board’s committees conducts its own evaluation using the same process as the Board evaluation. Utilizing a questionnaire developed by the committee, the Chair of each committee conducts personal interviews with the other committee members and, after compiling the results, presents a report to the committee and the full Board.

Retirement and Resignation Policies

The Board has a retirement policy for directors, included in our Corporate Governance Guidelines, under which a director is expected to retire from the Board and not stand for re-election at the first annual meeting of shareholders after he or she reaches the age of 75. However, the Governance Committee and the Board may waive that policy in any particular case for good reason.

In the event of a material change in a director’s principal employment, the director is expected to notify the Chair of the Board, the Chair of the Governance Committee, and the General Counsel of the Company, and the director may be expected to offer to resign from the Board. The Board believes the Governance Committee should have the opportunity to assess each situation based on the individual circumstances and make a recommendation to the Board.

The Board does not believe that its members should be prohibited from serving on boards of other organizations and has not adopted any guidelines limiting such activities. However, the Governance Committee may take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual director candidates and current directors. Prior to accepting any new position on the board of directors of any for-profit organization, directors are expected to notify the Chair of the Board, the Chair of the Governance Committee, and the General Counsel of the Company, who shall review the proposed board membership to ensure compliance with applicable laws and policies, including conflict of interest concerns.

Likewise, each director is expected to tender his or her resignation when nominated for election to the Board, and that resignation will become effective only if the director receives more votes AGAINST his or her election than FOR votes and the Governance Committee, or other duly authorized committee of the Board, decides to accept the resignation.

Board Refreshment

The Board, led by the Governance Committee, regularly evaluates its own composition and succession plans in light of the Company’s evolving business and strategic needs. The focus of this process is to ensure that the Board is composed of directors who possess a wide variety of relevant skills, professional experience, and backgrounds, bring varied viewpoints and perspectives, and effectively represent the long-term interests of shareholders. The Governance Committee also considers a candidate’s individual background and attributes, specialized experience, and other individual qualities that contribute to an active, effective Board. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as are the extensive experience and deep understanding of our business and industry that long-serving directors possess. Accordingly, in its board refreshment and succession planning process, the Board considers both the benefits of continuity and fresh perspectives that new directors can bring.

In considering potential director candidates, the Governance Committee and Board take into account, among other factors, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of the skills, experience, and attributes that would be beneficial to the Board’s oversight role. For more information, see Proposal 1: Election of Directors—Director Criteria and Nomination Process below.

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CORPORATE GOVERNANCE

Succession Planning

The Board regularly reviews long-term and emergency succession plans for the Chief Executive Officer and for other senior management positions. In addition, the Board ensures that directors have repeated and substantial opportunities to engage with possible succession candidates.

In assessing and evaluating possible Chief Executive Officer candidates, the independent directors identify the key skills, experience, and attributes they believe are required to be an effective Chief Executive Officer in light of the Company’s business strategies, opportunities, and challenges. The Board also considers its own leadership structure as part of this succession planning process.

Our long-term succession planning efforts include periodic changes within executive and managerial positions, which serve to enhance and develop the careers and contributions of key employees.

Risk Oversight

FULL BOARD

While management is responsible for managing risk, the Board and its committees play a role in overseeing our risk management practices and programs. We have internal processes and an internal control environment that facilitate identification and management of risk and regular communication with the Board. These include an enterprise risk management program, regular internal management disclosure committee meetings, codes of business conduct and ethics, a strong ethics and compliance program, and a comprehensive internal and external audit process. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board.

Audit Committee	Compensation Committee	Governance Committee

Plays a key role in the Board’s risk oversight process, particularly in relation to risks that could have a financial impact, such as financial reporting, taxes, accounting, disclosure, internal controls, legal matters, cybersecurity, and our ethics and compliance programs.

Discusses our risk assessment and risk management guidelines and policies with management, the internal auditors, and the independent registered public accounting firm.

Receives regular reports from management and discusses steps taken by management to monitor and control risk exposures.

Reviews all of our annual and quarterly financial reports, including any disclosure of risk factors affecting us and our business.

Receives periodic presentations and reports on cybersecurity risks addressing recent developments, evolving standards, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to the Company’s peers and third parties, as well as information (and ongoing updates) regarding cybersecurity incidents impacting the Company that are deemed more significant under our cybersecurity incident response plan.

Provides regular reports to the Board on its risk oversight activities.

Manages risks associated with personnel and compensation issues, including executive compensation.

Oversees our compensation plans, policies, and practices with assistance from our independent compensation consultant.

Provides regular reports to the Board on its oversight of compensation-related risks.

Together with the Compensation Committee’s independent consultant, provides input to our human resources staff in conjunction with their annual assessment of potential risks that may be created by our compensation plans, policies, and practices. The assessment conducted for 2025 found that our compensation plans, policies, and practices did not create risks that would be reasonably likely to have a material adverse effect on GATX. In reaching this conclusion, we considered the mix of compensation paid to employees, as well as the risk control and mitigation features of our plans, including appropriate performance measures and targets, incentive plan payout maximums, our compensation clawback policy, and mandatory stock retention requirements for our executive officers.

Manages risks associated with governance issues, such as Board independence, Board effectiveness and organization, corporate governance, and director succession planning.

Reviews the skills and experience of the directors on a regular basis to ensure the breadth of relevant experience necessary for an effective Board.

Maintains corporate governance guidelines and procedures designed to assure compliance with all applicable legal and regulatory requirements and governance standards.

Oversees sustainability matters, including but not limited to, receiving regular reports from management on environmental risks and opportunities and sustainability disclosures.

Provides regular reports to the Board on its risk oversight activities.

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CORPORATE GOVERNANCE

Insider Trading Policy

Our Board has adopted an Insider Trading Policy that governs the purchase, sale, and other disposition of GATX’s securities and that applies to all directors, officers, and other employees of the Company. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as NYSE listing standards. A copy of our Insider Trading Policy is attached as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 19, 2026.

Anti-Hedging, Anti-Pledging Policies

In addition to prohibiting our directors, officers, and other employees from trading in GATX stock while in possession of material nonpublic information, our Insider Trading Policy also prohibits certain transactions in GATX stock that may create the potential for the interests of a director, officer, or employee to diverge from the interests of GATX and its shareholders. In particular, our policy prohibits directors, officers, and employees from engaging in hedging transactions, including short sales, transactions in publicly-traded options involving GATX stock, and the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. The policy also prohibits directors, officers, and employees from holding GATX stock in a margin account or pledging GATX stock as collateral for a loan.

Related Party Transactions

We recognize that transactions with related parties present a heightened risk of real or perceived conflicts of interest and, therefore, may raise questions as to whether those transactions are consistent with the best interests of GATX and its shareholders. Accordingly, we have a policy that requires all related party transactions to be reviewed and approved by the Audit Committee, and we disclose in our proxy statement any transactions that are required to be disclosed in accordance with Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A “related party transaction” means any transaction (or series of transactions) valued at over $120,000 in which GATX is a participant and in which any “related party” has or will have a direct or indirect material interest. “Related party” is defined to include all of our directors and executive officers, holders of more than 5% of our voting stock, and the immediate family members of those persons.

Under our policy, the Audit Committee will approve a related party transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of GATX and our shareholders, including, for example, situations where:

●	the transaction may enable us to obtain products or services of a nature, quantity, or quality that are not readily available from alternative sources
●	the transaction is on “arm’s length” terms comparable to the terms on which we provide products or services to unrelated third parties or to our employees generally

Upon completion of its review, the Audit Committee will approve or disapprove the related party transaction. In approving any related party transaction, the Audit Committee also will make a determination that the transaction does not constitute a conflict of interest under our Code of Business Conduct and Ethics.

Since January 1, 2025, GATX has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related person had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

During 2025, each of Mr. Stanley, Ms. Arvia, Mr. Wetherbee, and Mr. Yovovich served on our Compensation Committee, with Mr. Stanley serving as chair. No member of our Compensation Committee was, during 2025, an officer, former officer, or employee of the Company or had any relationship requiring disclosure by us under Item 404 of Regulation S-K. During 2025, none of our executive officers served (i) as a member of the compensation committee, or other committee serving an equivalent function, of any other entity where one of the executive officers of such entity served as a member of our

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CORPORATE GOVERNANCE

Board or our Compensation Committee, or (ii) as a director of any other entity where one of the executive officers of such entity served as a member of our Compensation Committee.

Director and Officer Indemnification and Insurance Arrangements

As required by our By-Laws, we indemnify our directors and officers to the fullest extent permitted by the New York Business Corporation Law. In addition, we have entered into indemnification agreements with each member of the Board that contractually obligate us to provide this indemnification to our directors.

As permitted by the New York Business Corporation Law and our By-Laws, we maintain insurance policies that provide liability protection to our directors and officers for claims for which they may not be indemnified by the Company. These insurance policies also provide reimbursement to GATX for indemnification payments we make on behalf of our directors and officers, subject to the conditions and exclusions specified in the policies.

Shareholder Engagement

We believe that understanding the issues most important to our shareholders is critical to addressing their interests in a meaningful and effective way. It is also a fundamental principle of good corporate governance. We engage with shareholders regularly to discuss a wide range of topics, including business strategy and performance, corporate governance, capital allocation, executive compensation programs, and other matters that are top of mind for our shareholders. These conversations help us understand how shareholders view our Company, what they expect from us, and any emerging issues that may affect our business.

Our shareholder engagement program takes many forms and operates year round. We communicate with the investment community through various media, including our annual report, SEC filings, proxy statement, press releases, and website. We also hold quarterly earnings calls and conference calls for other major corporate events, all of which are open to the public. In addition, we participate in investor conferences, analyst meetings, and investor roadshows to provide further opportunities for outreach and dialogue.

During the past 18 months, we contacted our largest shareholders representing more than 70% of our outstanding shares and offered the opportunity to meet with members of our Board and executive management to discuss a range of governance topics. Through these engagements, we hear a variety of perspectives. Overall, investors express appreciation for our transparency and for the willingness of our Board and senior leadership to engage with, and listen to, shareholders.

Communication with the Board

GATX shareholders and other interested parties may, at any time, communicate directly with the Board, any of our directors individually (including the Chair of the Board), or our non-management directors as a group through the office of our Corporate Secretary as follows:

●	by mail addressed to the Board, any director, or the non-management directors as a group, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147
●	electronically by sending an e-mail to contactboard@gatx.com
●	anonymously through our hotline vendor by telephone at (800) 461-9330 or online at: https://app.convercent.com/en-us/Anonymous/IssueIntake/LandingPage/4e866b9d-a90d-e711-8111-000d3ab2feeb

Our Corporate Secretary will review communications received by any of these methods and forward the communication promptly to the Board, individual directors, the Board Chair, or the non-management directors as a group, as appropriate, depending on the subject matter and facts and circumstances described in the communication.

Communications that are not related to the duties and responsibilities of the Board, are patently frivolous, or are otherwise considered to be improper for submission to the intended recipients will not be forwarded.

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PROPOSAL 1:  ELECTION OF DIRECTORS

Director Criteria and Nomination Process

Each year, the Board nominates a slate of director candidates for election at the Annual Meeting of Shareholders. The Board has delegated the process for screening potential director candidates to the Governance Committee with input from the Chair of the Board and the Chief Executive Officer. When the Governance Committee determines that it is desirable to add a director or fill a vacancy on the Board, it will identify one or more individuals qualified to become directors and recommend them to the Board. In identifying qualified individuals, the Governance Committee generally retains a third-party search firm for this purpose. In evaluating individuals for potential membership on the Board, the Governance Committee gives due consideration to the following criteria:

●	the highest level of personal and professional ethics, integrity, and values
●	an inquisitive and objective perspective
●	broad experience at the policy-making level in business, finance, accounting, government, or education
●	expertise and experience relevant to GATX and complementary to the background and experience of other Board members, so that an optimal balance of Board members may be achieved and maintained
●	broad business and social perspective and mature judgment
●	the candidate’s background, perspective, and experience
●	commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business
●	demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision-making process
●	willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member
●	independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management

GATX seeks directors from varied professional backgrounds who possess a broad spectrum of experience and expertise and a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, have leadership experience in the companies or institutions with which they are or have been affiliated, be selected based upon contributions they can make to the Board and management, and be independent as defined by NYSE listing standards.

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Demographics, Experience, Qualifications, and Skills

The Governance Committee is responsible for recommending to the full Board a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board. We believe that each of the nominees satisfies the criteria for membership set forth above and has key skills and attributes that are important to an effective board. Each of the nominees, other than Mr. Lyons, is also independent of the Company and management. See Corporate Governance—Board Independence above.

Listed below are certain demographics and key experiences, qualifications, and skills of our director nominees that the Governance Committee believes are relevant and important in light of GATX’s business and structure.

Individual Directors’ Profiles

	Robert C. Lyons (CEO)	James B. Ream (Chair)	Diane M. Aigotti	Anne L. Arvia	Shelley J. Bausch	John M. Holmes	Adam L. Stanley	Robert S. Wetherbee	Paul G. Yovovich
Tenure / Age
Tenure*	4	17	9	17	2	2	6	<1	13
Age*	62	70	61	63	60	49	52	66	72
KNOWLEDGE, SKILLS AND EXPERIENCE
BUSINESS / OPERATIONS
Rail & Other Transportation	✓	✓	✓	✓	✓	✓	✓	✓	✓
Air Transportation	✓	✓	✓	✓		✓	✓	✓	✓
Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales & Business Development	✓	✓	✓	✓	✓	✓	✓	✓	✓
Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓
Supply Chain	✓	✓			✓	✓		✓
Raw Materials	✓	✓			✓	✓		✓
Customer Viewpoints	✓	✓	✓	✓	✓	✓	✓	✓	✓
International & Emerging Markets	✓	✓	✓	✓	✓	✓	✓	✓	✓
Joint Ventures	✓	✓	✓	✓	✓	✓	✓	✓	✓
FINANCE / TRANSACTIONS
M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓
Capital Markets / Debt & Equity	✓	✓	✓	✓	✓	✓	✓	✓	✓
LEGAL / ACCOUNTING / OTHER RISKS / RELATED EXPERIENCE
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Accounting & Financial Controls	✓	✓	✓	✓	✓	✓	✓	✓	✓
Information Technology & Data	✓	✓	✓	✓	✓	✓	✓	✓	✓

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PROPOSAL 1: ELECTION OF DIRECTORS

	Robert C. Lyons (CEO)	James B. Ream (Chair)	Diane M. Aigotti	Anne L. Arvia	Shelley J. Bausch	John M. Holmes	Adam L. Stanley	Robert S. Wetherbee	Paul G. Yovovich
Cybersecurity	✓		✓	✓	✓	✓	✓	✓	✓
Human Capital & Talent Development	✓	✓	✓	✓	✓	✓	✓	✓	✓
Legal	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory, Governance & Public Affairs	✓	✓	✓	✓	✓	✓	✓	✓	✓
DEMOGRAPHICS
RACE / ETHNICITY
Black or African American							✓
White	✓	✓	✓	✓	✓	✓		✓	✓
GENDER
Male	✓	✓				✓	✓	✓	✓
Female			✓	✓	✓

* As of the Annual Meeting date.

Shareholder Recommendation and Nomination of Directors

The Board also will consider any candidates who may be recommended by shareholders. The Board conducts an inquiry into each candidate’s background, qualifications, and independence as it believes is necessary or appropriate under the circumstances and regardless of whether the candidate was recommended by shareholders or by others. Any recommendations of director candidates by shareholders should be submitted to the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147. In order to be considered, the recommendation must be received not more than 120 and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting and must include all information required by the proxy rules, applicable law, and our By-Laws.

Nominees for Election to the Board of Directors

Our Board is currently composed of nine directors, all of whom are standing for re-election for a term of one year, to serve until the 2027 Annual Meeting of Shareholders and until their successors are elected and qualified.

All director nominees have consented to serve on the Board, if elected. At the time of the Annual Meeting, if any director nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board to fill the vacancy, or the size of the Board may be reduced accordingly.

Please see below for information on the age (as of the Annual Meeting date) and other background of each of the nine director nominees, as well as each individual’s specific experience, qualifications, and skills that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

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PROPOSAL 1: ELECTION OF DIRECTORS

Vote Required

The election of each of the director nominees requires the affirmative vote of a majority of votes cast with respect to his or her election. A majority of votes cast means that the number of votes cast FOR the election of a director nominee exceeds the number of votes cast AGAINST such director nominee’s election. Abstentions and broker non-votes are not considered votes cast and will have no effect on the election of director nominees.

The Board of Directors recommends that you vote FOR each director nominee named below.

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PROPOSAL 1: ELECTION OF DIRECTORS

Diane M. Aigotti

Years of Service:    9

Age:    61

Board Committees:    Audit (Chair)

Ms. Aigotti served as Executive Vice President, Managing Director and Chief Financial Officer of Ryan Specialty Group, LLC from January 2010 to March 2021. Prior to joining Ryan Specialty Group, Ms. Aigotti served as Senior Vice President, Chief Risk Officer and Treasurer of Aon plc (f/k/a Aon Corp.) from 2000 to 2008. Earlier in her career, she served as the Vice President of Finance at The University of Chicago Hospitals and Health System from 1998 to 2000 and as Budget Director for the City of Chicago from 1995 to 1997. Ms. Aigotti served on the boards of OneDigital Health and Benefits, Inc., which provides consulting and technology solutions to employers for their employees’ health and welfare benefits, from 2021 to 2025, and Pinstripes Holdings, Inc. (NYSE: PNST), an experiential dining and entertainment brand, from 2024 to 2025.

Specific Qualifications, Attributes, Skills, and Experience

●	Extensive financial expertise, including in capital markets transactions, financial reporting, and internal controls
●	Deep understanding of the insurance industry gained through her experience as the Chief Financial Officer of a large global insurance organization
●	Substantial expertise in key areas such as financial planning and reporting, operations, risk management, treasury management, mergers and acquisitions, information technology, and tax and regulatory compliance enables her to provide valuable insights on issues critical to the Board’s oversight of our business, strategy, and operations

GATX CORPORATION - 2026 Proxy Statement	25

PROPOSAL 1: ELECTION OF DIRECTORS

Anne L. Arvia

Years of Service:    17

Age:    63

Board Committees:    Audit, Compensation, Governance (Chair)

Ms. Arvia currently serves as a strategic bank advisor to Cornerstone Advisors, LLC, a management and technology consultancy firm for banks, credit unions and fintech firms, a position she has held since January 2026. Prior to that role, she served as Principal, Strategic Transformation and Program Management, at Cornerstone beginning in April 2023. Prior to Cornerstone, Ms. Arvia worked as a strategic bank advisor beginning in May 2022. Ms. Arvia served as Executive Vice President, Banking and Financial Services of The Auto Club Group and President and CEO of The Auto Club Trust, from September 2018 to April 2022. She served as Acting President of USAA Bank from 2016 to 2017 and as USAA Bank’s Senior Vice President and Managing Director from 2015 to 2017. Before joining USAA, Ms. Arvia held various leadership roles at Nationwide Mutual Insurance Company from 2006 to 2015, including President of Nationwide Direct Distribution and Chief Executive Officer of Nationwide Bank. Earlier in her career, she served as President and Chief Executive Officer of ShoreBank, a community development and environmental bank, and worked at Crowe LLP, a global audit and consulting firm. Ms. Arvia also serves on the Board of Directors of First Financial Bancorp (NASDAQ: FFBC), a regional bank headquartered in Cincinnati, Ohio.

Specific Qualifications, Attributes, Skills, and Experience

●	Deep understanding of auditing, accounting standards, and financial reporting rules and regulations
●	Wealth of experience in investment, strategic transformation, operations, risk management, and financial matters gained through her many years of leading businesses in the financial services sector
●	Qualified as a Certified Public Accountant

26	GATX CORPORATION - 2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Shelley J. Bausch

Years of Service:    2

Age:    60

Board Committees:    Audit, Governance

Ms. Bausch served as President, Global Industrial Coatings of Axalta Coating Systems Ltd., a leading global manufacturer, marketer and distributor of high-performance coatings systems, from January 2021 to March 2025. Prior to Axalta, she led the Asia Pacific region and the Fluid Technologies business unit for Carlisle Companies Incorporated, a leading supplier of building envelope products. Before joining Carlisle in 2017, Ms. Bausch managed the Global Industrial Coatings business for PPG Industries, Inc., a global producer of paints, coatings and specialty materials. Ms. Bausch started her career with 25 years at Dow Corning Corporation, holding a variety of commercial roles with increasing responsibilities. Ms. Bausch also serves on the board of directors of Kennametal Inc. (NYSE: KMT), a global provider of materials, tools and wear-resistant solutions, and she previously served on the board of directors of the Kraton Corporation (NYSE: KRA), a leading chemical manufacturer, from 2017 to 2022.

Specific Qualifications, Attributes, Skills, and Experience

●	Extensive experience leading international business across industries
●	Wealth of experience in transforming business models, including through disruptive innovation
●	Extensive commercial expertise, including in e-commerce and marketing

John M. Holmes

Years of Service:    2

Age:    49

Board Committees:    Audit

Mr. Holmes is Chairman, President and Chief Executive Officer of AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government customers. Mr. Holmes has served as AAR’s President since June 2017, CEO since June 2018 and Chairman since January 2023. Mr. Holmes joined AAR in 2001 as Director of Mergers and Acquisitions and became General Manager of AAR’s parts trading business in 2003. He progressively assumed roles of increasing responsibility of other businesses that comprise Aviation Services with a focus on achieving growth and operational efficiencies. Prior to joining AAR, Mr. Holmes worked in investment banking and private equity.

Specific Qualifications, Attributes, Skills, and Experience

●	Extensive knowledge of the global aviation industry from over two decades in leadership roles at AAR CORP.
●	Operational expertise and deep international business experience
●	Extensive experience in finance and transactions from certain roles at AAR and also from his prior positions in investment banking and private equity

GATX CORPORATION - 2026 Proxy Statement	27

PROPOSAL 1: ELECTION OF DIRECTORS

Robert C. Lyons

Years of Board Service:    4

Age:    62

President and Chief Executive Officer

Mr. Lyons was elected as President and Chief Executive Officer and as a director of GATX Corporation in April 2022, after having served as our Executive Vice President and President, Rail North America since August 2018. Previously, Mr. Lyons served as our Executive Vice President and Chief Financial Officer from 2012 to 2018, Senior Vice President and Chief Financial Officer from 2007 to 2012, Vice President and Chief Financial Officer from 2004 to 2007, Vice President, Investor Relations from 2000 to 2004, Project Manager, Corporate Finance from 1998 to 2000, and Director of Investor Relations from 1996 to 1998. Mr. Lyons has served as a director of Packaging Corporation of America (NYSE: PKG) since 2011.

Specific Qualifications, Attributes, Skills, and Experience

●	Deep knowledge of our core railcar leasing business gained through his leadership role as President of Rail North America
●	Substantial transportation industry experience, including in aircraft spare engine leasing
●	Extensive expertise in capital market transactions, mergers and acquisitions, expansion of asset portfolios, operations, and business strategy
●	Strategic leadership skills and expertise consistently demonstrated in various roles during his long tenure at GATX
James B. Ream

Years of Service:    17

Age:    70

Chair of the Board of Directors

Board Committees:    None

Mr. Ream served as Senior Vice President – Operations of American Airlines from 2012 to 2014 and as its Senior Vice President, Maintenance and Engineering from 2010 to 2012. Prior to that, Mr. Ream served as Chief Executive Officer of ExpressJet Holdings, Inc., an operator of regional jets in North America, from 2001 to 2010, and as President of ExpressJet from 1999 to 2010. Prior to joining ExpressJet, Mr. Ream held various positions of increasing responsibility with Continental Airlines and American Airlines. Mr. Ream was a director of ExpressJet Holdings, Inc. from 2002 to 2010.

Specific Qualifications, Attributes, Skills, and Experience

●	Significant experience in management, strategy, finance, and operations gained through his various senior executive roles in the transportation industry, including as Chief Executive Officer of ExpressJet Holdings, Inc.
●	Deep experience in financing, management, maintenance, customer relations, regulatory issues, and operations of large fleets of transportation assets
●	Extensive financial, accounting, and risk management expertise
●	Enhanced perspectives on corporate governance, risk management, and other issues applicable to public companies

28	GATX CORPORATION - 2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Adam L. Stanley

Years of Service:    6

Age:    52

Board Committees:    Compensation (Chair), Governance

Mr. Stanley retired as Executive Vice President and Chief Digital and Technology Officer of Cushman & Wakefield plc, a global provider of commercial real estate services, in January 2022. After retirement, he served as the Chief Experience Officer at Teach for America, Inc., a non-profit organization that seeks to overcome education inequality, from January 2022 until January 2023. He continues to serve as a strategic advisor to nonprofits and company employee resource groups and he co-owns AT Real Estate Group LLC, a residential real estate brokerage firm. Prior to joining Cushman & Wakefield in 2014, Mr. Stanley was the Technology and Security Services Officer at Aviva Corporation, a multinational insurance company headquartered in London, from 2011 to 2012, and the Global Chief Technology Officer at Aon Corporation from 2008 to 2011. Mr. Stanley joined Aon from ABN AMRO LaSalle Bank, where he held various positions including Head of North America Technology Services and Solutions, and began his career in 1995 at Deloitte & Touche LLP. Mr. Stanley also serves on the Board of Directors of Church Mutual Insurance Company, S.I., an insurance provider for churches and other nonprofits, and on the Board of Trustees of the UBS Trumbull Property Fund. Mr. Stanley is NACD Directorship Certified®.

Specific Qualifications, Attributes, Skills, and Experience

●	Deep experience in information technology systems, security, data, and digital transformation
●	Extensive human capital management and process integration expertise
●	Significant financial and risk management skills and experience
●	Far-reaching exposure to global business markets and mergers and acquisitions

GATX CORPORATION - 2026 Proxy Statement	29

PROPOSAL 1: ELECTION OF DIRECTORS

Robert S. Wetherbee

Years of Service:    <1

Age:    66

Board Committees:    Audit, Compensation

Mr. Wetherbee is currently the outgoing Executive Chairman of the Board of Directors of ATI Inc. (NYSE: ATI), a producer of high-performance materials and critical applications for the aerospace, defense, and other industries, a position he has held since July 2024. He previously served as President and Chief Executive Officer of ATI from January 2019 to July 2024. Mr. Wetherbee has been a member of the ATI Board of Directors since January 2019 and was first named board chair in May 2021. He joined ATI in 2010, holding a variety of roles with increasing responsibility. His professional career has also included serving as President & Chief Executive Officer at Minerals Technologies, Inc., a global specialty minerals company, and holding various leadership roles at Alcoa Corporation, a global industry leader in aluminum and related products. Mr. Wetherbee currently serves on the board of directors of Commercial Metals Company (NYSE: CMC), a steel and metal products business, where he has been Chairman of the Board since September 2024.

Specific Qualifications, Attributes, Skills, and Experience

●	Strong experience in executive leadership and business development, with demonstrated track record of achieving growth and driving market share
●	Substantial background in strategic planning and public company governance as a result of serving as chairman of the board of two publicly-traded companies
●	Extensive experience with respect to mergers and acquisitions, operational matters, implementation of new technologies, and value creating initiatives

30	GATX CORPORATION - 2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Paul G. Yovovich

Years of Service:    13

Age:    72

Board Committees:    Compensation, Governance

Mr. Yovovich is a private investor, and until December 2023, he served as a principal of Lake Capital, a private equity firm he co-founded in 1998. He has over 40 years of experience as a senior executive, principal and corporate director, including serving as President of Advance Ross Corporation from 1993 to 1996 and in various executive positions with Centel Corporation from 1982 to 1992.

Specific Qualifications, Attributes, Skills, and Experience

●	Broad strategic, operating, financial, accounting, regulatory, and business management experience gained through his more than 40 years of experience as a senior executive, principal, and corporate director
●	Qualified as a Certified Public Accountant
●	Significant experience in technology and data security issues
●	Deep expertise in transactional, investment, and capital markets matters, as well as fostering growth and value creation, through his many years as an executive and as a private equity professional
●	Substantial corporate governance expertise gained through his experience on serving on public and private company boards of directors

GATX CORPORATION - 2026 Proxy Statement	31

DIRECTOR COMPENSATION

The Compensation Committee, with assistance from Pay Governance, reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. GATX’s non-employee director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.

Mr. Lyons receives no director compensation for his service on the Board. The Company’s non-employee director compensation program for 2025 consisted of the elements and amounts shown in the table below:

Our Non-Employee Director Compensation Program

Current Annual
Type of Fee	Fee Amount ($)
- Cash Retainer	90,000
- Equity Retainer – Restricted Stock Units (“RSUs”)	135,000
- Non-Executive Chair of the Board	75,000
- Audit Committee Chair	22,500
- Compensation Committee Chair	17,500
- Governance Committee Chair	15,000

Based on the results of a market study regarding director compensation conducted under the direction of the Compensation Committee, effective January 1, 2026, the annual equity retainer for Board service was increased to $145,000 and the additional annual cash retainer for serving as the non-executive Chair of the Board was increased to $85,000.

We offer a Directors’ Voluntary Deferred Fee Plan (the “Deferred Fee Plan”) in which non-employee directors may defer receipt of all (but not less than all) of their cash retainer and other cash fees in the form of deferred RSUs and all (but not less than all) of their equity retainer. The equity retainer is issued as an RSU award on the date of the annual meeting and vests in full and (unless deferred per a deferral election under the Deferred Fee Plan) is settled in shares of GATX common stock on the date of the first annual meeting of shareholders at which directors are elected following the grant date, subject to the director’s continued service through such date. Directors who are initially appointed or elected on a date other than the date of an annual shareholders’ meeting receive a prorated award based on the time period elapsed since the most recent annual shareholders’ meeting. Prior to 2025, directors could defer all or a portion of their cash retainer and cash fees into either a deferred cash account or deferred RSUs (or, prior to April 2022, deferred phantom stock units). If a deferral was into the deferred cash account, the deferred amount accrues interest at a rate equal to the 20-year US government bond rate.

Prior to April 2022, each non-employee director also received automatic quarterly awards of deferred phantom stock units under the Directors’ Phantom Stock Plan for both cash deferrals and the equity retainer. For RSUs which are not deferred under the Deferred Fee Plan, dividend equivalents accrue each quarter, and such accrued dividend equivalents are paid in cash at vesting. Deferred RSUs and deferred phantom stock units are credited with additional deferred RSUs or phantom stock units representing dividends declared on GATX common stock each quarter based on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of deferred RSUs and deferred phantom stock units is made in shares of common stock equal to the number of RSUs (or phantom stock units, as applicable) then credited to his or her account in accordance with his or her election/distribution forms on file. Any fractional units are paid in cash. The Directors’ Phantom Stock Plan was frozen to new contributions effective April 22, 2022, but that plan continues to govern phantom stock unit deferrals prior to that date.

The stock ownership goal for non-employee directors is 5.0 times the annual cash retainer. New directors have five years following election to the Board to achieve this ownership goal. All of our non-employee directors are in compliance with this ownership policy.

32	GATX CORPORATION - 2026 Proxy Statement

DIRECTOR COMPENSATION

2025 Non-Employee Director Compensation

	Fees earned	Stock
	or paid in cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)
(a)	(b)	(c)	(d)
Diane M. Aigotti	112,500	134,936	247,436
Anne L. Arvia	105,000	134,936	239,936
Shelley J. Bausch	90,000	134,936	224,936
John M. Holmes	90,000	134,936	224,936
James B. Ream	165,000	134,936	299,936
Adam L. Stanley	101,962	134,936	236,898
David S. Sutherland(4)	35,833	—	35,833
Robert S. Wetherbee	42,147	105,798	147,945
Paul G. Yovovich	90,000	134,936	224,936
(1)	Under the Deferred Fee Plan, each of Ms. Bausch and Mr. Holmes deferred their full cash retainer for 2025 into deferred RSUs.
(2)

Each of Ms. Aigotti, Ms. Arvia, Ms. Bausch, Mr. Holmes, Mr. Ream, Mr. Stanley, and Mr. Yovovich received an equity grant of 943 RSUs with a grant date target value of $135,000 on April 25, 2025. Mr. Wetherbee was appointed as a board member on July 13, 2025 and received a prorated equity grant of 669 RSUs with a grant date target value of $105,781 on that date. These RSUs will vest in full and be paid in shares of GATX common stock on the date of the first annual meeting of shareholders at which directors are elected following the grant date, subject to the director’s continued service through such date, if not deferred per a deferral election. Under the Deferred Fee Plan, each of Ms. Aigotti, Ms. Bausch, Mr. Holmes, and Mr. Ream deferred their full equity retainer for 2025. The amounts shown in column (c) represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2025, in accordance with Accounting Standards Codification (ASC) Topic No. 718, Compensation - Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)

The aggregate number of RSUs and phantom stock units held on December 31, 2025 by each non-employee director was: Ms. Aigotti (18,964), Ms. Arvia (32,781), Ms. Bausch (3,170), Mr. Holmes (3,324), Mr. Ream (43,251), Mr. Stanley (8,613), Mr. Sutherland (76,024), Mr. Wetherbee (669), and Mr. Yovovich (35,965).

(4)	Mr. Sutherland retired from the Board effective April 25, 2025.

GATX CORPORATION - 2026 Proxy Statement	33

PROPOSAL 2:  ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are seeking your approval, on a non-binding advisory basis, of the compensation of our NEOs as described in the Compensation Discussion and Analysis below. We believe that we have designed compensation programs that pay for performance and align compensation with the long-term interests of our shareholders. In deciding how you vote on this proposal, we encourage you to read the Compensation Discussion and Analysis for a full description of our executive compensation philosophy and programs, the decisions our Compensation Committee has made under those programs, and the factors it considers in making those decisions.

We value the feedback provided by our shareholders, who approved our executive compensation program at the 2025 Annual Meeting of Shareholders by a favorable vote of approximately 98%. We have discussions with many of our shareholders on an ongoing basis regarding various topics, including executive compensation, and we take into account the views of shareholders regarding the design and effectiveness of our executive compensation program.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of GATX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and the Executive Compensation Tables, together with the narrative discussion related thereto.”

Vote Required

Approval of the adoption of the advisory resolution to approve the compensation of our NEOs requires the affirmative vote of a majority of votes cast on the proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this Proposal 2.

The Board of Directors recommends that you vote FOR adoption of the advisory resolution to approve the compensation of our NEOs as disclosed in this Proxy Statement.

34	GATX CORPORATION - 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This section discusses material information relating to our executive compensation program and plans for our NEOs:

Robert C. Lyons	Brian L. Glassberg
President and Chief Executive Officer	Executive Vice President, General Counsel and Secretary
Thomas A. Ellman	Kim Nero
Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Human Resources Officer
Paul F. Titterton
Executive Vice President and President, Rail North America

Executive Summary

Our Executive Compensation Program Supports Our Long-Term Focus Through Industry Cycles

GATX owns, leases, and manages transportation assets and provides critical services to customers worldwide. Our diverse portfolio of assets includes tank and freight railcars, locomotives, aircraft spare engines, and tank containers. We are the leading global railcar lessor, leasing railcars in North America, Europe, and India. Most of our railcar leases are service-intensive leases, under which we provide maintenance, engineering, administrative, and a variety of other value-added services. Railcar leasing accounted for a majority of our 2025 revenues.

●	The Railcar Leasing Market Is Highly Cyclical. The railcar leasing market in which GATX operates has historically been highly cyclical. Swings in railcar supply in North America may result in significant volatility in industry-wide railcar utilization and lease rates. In addition, many of our rail customers also operate in cyclical markets, such as the chemical, fertilizer, food/agricultural, refined petroleum, transportation, and construction industries.
●	We Manage Our Business with a Long-Term View. Our operating assets have expected economic useful lives of up to 45 years. We proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling long-lived assets into constantly changing business conditions over decades. It is critical that we make disciplined investment decisions that match the long lives of our assets. Through multiple industry and economic cycles, we have maintained a long-term focus on investing while executing numerous strategic initiatives to enhance our competitive advantage.
●	Our Strategy Is Consistent, but Our Tactics Vary with the Market Cycle. Our different approaches to fleet utilization risk, asset growth, lease rates, and lease term structure at different points in the railcar leasing market cycle enable GATX to generate strong long-term shareholder return.
-	In stronger railcar markets, we focus on increasing lease rates and lengthening lease terms to lock in attractive lease revenue for as long as possible. We knowingly accept more utilization risk in order to maximize fleet value as we increase lease rates. At the same time, we may be more selective with new railcar investments due to high railcar prices, unless we identify assets that can earn correspondingly higher lease rates over their full life.
-	Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investments. We may also reduce lease rates to maintain asset utilization and shorten lease terms so that we are positioned to capture value when market conditions and lease rates improve.
●	Our Executive Compensation Program Supports This Long-Term Cyclical Approach and Strategy. Our executive compensation program is designed and managed by our Compensation Committee to motivate and retain management through each stage of the business cycle, including both strong and weak railcar leasing environments. The Compensation Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation

GATX CORPORATION - 2026 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Committee uses net income, excluding tax adjustments and other items (non-GAAP), as the performance measure in our annual incentive plan. For our long-term incentive plans, the Compensation Committee uses three-year average LTI-adjusted return on equity (non-GAAP) and three-year cumulative investment volume as the performance measures. Recognizing that our growth, investment, and returns will differ at various points in the cycle, the Compensation Committee sets performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our ability to generate long-term shareholder value given where we are in the business cycle.

Our Long-Term Focus Through Industry Cycles Has Been Successful

Managing Leases Through Cycles. As illustrated in the table below, prior to its strengthening beginning in 2021, the North American railcar leasing market was in a weakened position for approximately six years, driven largely by an industry-wide oversupply of railcars that suppressed lease rates and created a highly competitive leasing environment. As described in the previous section, our offered rates and lease terms are tailored to prevailing market conditions, focusing on maximizing lease rates and lease duration during strong markets and maximizing future remarketing optionality during weak markets. The table below illustrates the results of our approach to managing leases in our North American railcar fleet through these cycles since 2007.

Lease Price Index

*	Excludes boxcars.

Note:  Our Lease Price Index (“LPI”) is an internally-generated business indicator that measures renewal activity for GATX’s North American railcar fleet, excluding boxcars. The LPI calculation includes all renewal activity based on a 12-month trailing average, and the renewals are weighted by the count of all renewals over the 12-month period. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate. The average renewal lease term is reported in months and reflects the average renewal lease term in the LPI.

36	GATX CORPORATION - 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Investment Focus in Relatively Weaker Markets; Attractive Investment Opportunities Found at All Points in Cycle. The cyclicality of our industry is also illustrated by the backlog of orders at the railcar manufacturers. Rising backlogs tend to represent a strengthening market while falling backlogs tend to represent a weakening market. We strive to achieve lower railcar cost by seeking to place large, multi-year new railcar orders and acquire existing fleets in relatively weaker markets at attractive prices, as illustrated by the following chart. However, having the most diverse fleet in the industry affords us opportunities to make attractive investments at any point in the business cycle.

NORTH AMERICAN INDUSTRY RAILCAR BACKLOG

Source of Backlog Data: Railway Supply Institute as of January 2026

GATX CORPORATION - 2026 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Strong 2025 Financial and Operational Results

In 2025, we executed on our strategic priorities and delivered excellent financial results. At Rail North America, we continued to extend lease renewal terms at attractive rates while maintaining strong utilization and high renewal success. These strong results enabled us to embed a high level of quality, long-term committed cash flow into the business. We also optimized our diverse railcar fleet by capitalizing on a strong secondary market. In 2025, we signed a definitive agreement to acquire the rail operating lease portfolio from Wells Fargo through a newly formed joint venture with Brookfield. This transaction, which involved approximately 101,000 railcars and represents the largest railcar acquisition in the Company’s history, successfully closed on January 1, 2026. In Rail International, GATX Rail Europe increased renewal lease rates across the majority of car types despite a challenging economic environment. It also executed on an attractive opportunity to add approximately 6,000 railcars to their fleet through acquisition, further strengthening their competitive position. GATX Rail India also performed well, as it grew its fleet to over 12,000 railcars while maintaining 100% fleet utilization. In Engine Leasing, both the RRPF affiliates and our wholly owned aircraft spare engine portfolio delivered excellent results as robust global demand for aircraft engines continued. We continued to increase our direct investment in aircraft spare engines, while the RRPF affiliates significantly raised their level of investment over the prior year. By executing on our dual growth and return strategies, we delivered strong performance against the key metrics used in our compensation plans and produced diluted earnings per share of $9.12 (GAAP) and return on equity (GAAP) of 12.8%. Set forth below is a summary of our key financial and operational achievements during 2025 (dollars in millions, except for per share amounts), along with an illustration of our stock price performance over the past five years.

[1]

For a reconciliation of net income, diluted earnings per share (EPS), and return on equity (ROE), excluding tax adjustments and other items (non-GAAP), to net income, diluted EPS, and ROE calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit A to this Proxy Statement.

[2]	Operational data in the charts relates to our Rail North America segment.
[3]	Excludes boxcars.

38	GATX CORPORATION - 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Stock Performance 1

1	Total shareholder return calculation presented on an annualized basis covering periods ending on December 31, 2025 and assumes dividends are reinvested.

GATX CORPORATION - 2026 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Listed below are some key achievements during 2025:

Strong Earnings
●
Net income of $333.3 million (net income, excluding tax adjustments and other items (non-GAAP), of $319.8 million).[1]
●
Diluted earnings per share of $9.12 (diluted earnings per share, excluding tax adjustments and other items (non-GAAP), of $8.75).[1]
●
Return on equity of 12.8% (return on equity, excluding tax adjustments and other items (non-GAAP), of 12.3%).[1]

Entered into a Major Transaction Agreement
●
In 2025, we signed a definitive agreement to acquire Wells Fargo’s rail operating lease portfolio through a newly formed joint venture with Brookfield. We successfully closed the Wells Fargo Transaction on January 1, 2026, acquiring approximately 101,000 railcars through the joint venture.

Excellent Operating Performance
●
Capitalized on favorable market conditions in North America by successfully increasing renewal lease rates and extending lease terms, locking in high-quality, long-term committed cash flow.
●
 Maintained high fleet utilization of 99% at Rail North America.
●
 Invested over $1.3 billion in attractive transportation assets, including over $640 million of investment volume at Rail North America.
●
 Successfully placed deliveries of new railcars under our multi-year supply agreement and identified incremental opportunities to acquire over 1,000 railcars in the secondary market at Rail North America.
●
 Investment volume of over $500 million at Rail International.
●
 Increased our direct investment in aircraft spare engines by acquiring seven engines for approximately $147 million.

Returned Cash to Shareholders
●
Increased our dividend for the 15th consecutive year to $2.44 (annualized) per share, completing our 107th year of uninterrupted dividends.
●
Returned approximately $155 million to shareholders through dividends and share repurchases.

[1]

Our 2025 financial results calculated in accordance with GAAP include a net positive impact of $13.5 million, or $0.37 per diluted share, from tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items (non-GAAP), to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit A to this Proxy Statement.

40	GATX CORPORATION - 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Key 2025 Compensation Actions

HOW WE DETERMINED NEO PAY FOR 2025

●	Substantial Majority of Pay Aligned with Performance. We design our pay programs to reward executives for positive Company performance and align with shareholder interests by having a significant portion of compensation comprised of performance-based and long-term incentive awards. As shown in the charts below, in our 2025 compensation design, approximately 84% of our CEO’s total target compensation and approximately 70% of total target compensation for our other NEOs (on an aggregate basis) was performance-based and not guaranteed. Please see Executive Compensation Tables—Pay Versus Performance Disclosure below for information about the relationship between compensation actually paid (as defined by the SEC) to our NEOs and our financial and stock price performance.
●	Rigorous Incentive Targets. Our Compensation Committee carefully considered the market conditions affecting our business and set performance goals that would be appropriately rigorous and difficult to achieve. Annual incentive awards for our NEOs are determined by comparing the Company’s actual performance against our approved net income goals for the year. Long-term incentives in the form of performance shares are earned based on achievement of two equally weighted measures of three-year average LTI-adjusted return on equity (non-GAAP) (return measure) and three-year cumulative investment volume (growth measure). Please see —Market Assessment and Goal Setting below for more information about how the Compensation Committee establishes our annual and long-term performance measures.
●	Market Data Considered in Designing Competitive Compensation Program. Our Compensation Committee also reviewed market compensation levels and program design features to provide a frame of reference for comparison in setting competitive 2025 executive compensation commensurate with market and for the purpose of retaining executive officers of outstanding ability and potential. The Compensation Committee reviewed the program design with an eye towards driving strong Company and NEO performance.

HOW WE PAID OUR NEOS IN 2025

●	Annual Increases in Base Salaries Were in Line with Inflation and Other U.S. Salaried Employees. In 2025, all of our NEOs received the Company’s standard general increase of approximately 3.0% to their base salaries, effective March 1, 2025, consistent with our broader U.S. salaried employee base. Mr. Lyons received an additional increase of 2.3%, effective March 1, 2025, as the Compensation Committee continued to migrate his salary toward the market median. Mr. Titterton received an additional increase of 2.0%, effective March 1, 2025, to ensure better salary alignment with market compensation rates and internal pay equity considerations.
●	Annual Incentive Payouts for NEOs Tied to Strong Performance. Annual incentive awards for our NEOs are based on objective, quantitative corporate financial goals. In February 2026, the Compensation Committee determined that the achieved payout relative to the corporate financial goals for 2025 was 102.1% of target as a result of our net income, excluding tax adjustments and other items (non-GAAP), results.
●	Wells Fargo Transaction Team Incentive Awards. In 2025, certain of our NEOs received cash awards in recognition of their significant contributions in connection with the Wells Fargo Transaction. These performance awards were tied to key milestones related to the Wells Fargo Transaction, including signing and progressing towards closing.
●	Long-Term Incentives. For 2025, the value of long-term incentives granted to each NEO was divided equally between non-qualified stock options (“NQSOs”) and performance shares. NQSOs vest ratably over three years and performance shares are earned based on achievement of two equally weighted measures: three-year average LTI-adjusted return on equity (non-GAAP) (return measure) and three-year cumulative investment volume (growth measure).
●	Vesting of 2023-2025 Performance Shares. The performance shares granted in 2023 vested at the end of 2025 and were weighted equally between three-year average LTI-adjusted return on equity (non-GAAP) (achieving 11.5% versus a goal of 10.8%) and three-year cumulative investment volume (achieving $4.66 billion versus a goal of $3.19 billion), resulting in a payout of 136.1% of target.

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COMPENSATION DISCUSSION AND ANALYSIS

2025 Say-on-Pay Vote

At our 2025 Annual Meeting of Shareholders, approximately 98% of shareholder votes were cast in favor of an advisory resolution approving the compensation of our NEOs as disclosed in our 2025 Proxy Statement (the “say-on-pay” resolution). Over the past five years, our say-on-pay resolutions have averaged 97% support. The Compensation Committee believes that the overwhelming votes in favor of these recent say-on-pay resolutions are a continuing affirmation of shareholders’ support of our approach to executive compensation and did not make any changes to our executive compensation plans or programs as a result of the 2025 vote.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. We believe that our practices and policies set forth below are in line with current best practices for aligning executive and shareholder interests and sound corporate governance practices.

What We Do	What We Don’t Do

✓

Pay for Performance — Approximately 84% of our CEO’s (and approximately 70% of our other NEOs’) total target compensation in 2025 was performance-based

✓

Robust Stock Ownership Guidelines — We have stock ownership guidelines for executive officers of 5.0x base salary for our CEO and 2.5x base salary for other executive officers

✓

Stock Retention Requirements — We require our executive officers to retain 50% of the after-tax profits realized from their GATX equity awards until stock ownership guidelines are met

✓

Annual “Say-on-Pay” Vote — We seek an annual non-binding advisory vote from our shareholders to approve compensation paid to our NEOs

✓

Clawback Policy — Recovery of annual incentive and performance share awards from executive officers in the event of an accounting restatement

✓

Independent Compensation Consultant — The Compensation Committee retains an independent compensation consultant and reassesses independence annually

✓

Annual Review of Compensation — The Compensation Committee, with input from its independent compensation consultant, conducts an annual review of all of our compensation programs in light of current best practices

✓

Annual Compensation Risk Assessment — Each year we perform an assessment of any risks that could result from our compensation plans and programs

✘

Employment Agreements — We do not provide our executive officers with employment agreements, other than agreements entered into prior to 2023 that provide severance in connection with a change of control

✘

Hedging/Pledging of Company Stock — We prohibit our officers, directors, and employees from hedging, margining, pledging, short-selling, or publicly trading options in our stock

✘

No Change in Control Tax Gross-Ups — We do not provide change in control-related tax gross-ups to our executives

✘

Dividends on Unvested Equity Awards — We do not pay accrued dividends on unvested equity awards, including options, restricted stock, and performance shares, until vesting of the underlying award has occurred

✘

Perquisites — We do not provide excessive perquisites to our NEOs

✘

Repricing or Exchange of Underwater Options — We prohibit share repricing without shareholder approval

✘

Single-Trigger Change of Control Vesting/Benefits — We do not allow for single-trigger vesting or payment of benefits upon a change of control. Rather, we require double-trigger, or both a change of control and termination of executive’s employment, before vesting is accelerated

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Principles and Plan Design

Compensation Principles

Our Compensation Committee is responsible for the oversight of our executive compensation program, including approval of our Chief Executive Officer’s compensation and establishing the performance goals used to determine the compensation of our executive officers. Our executive compensation program is based on the following principles:

●	a substantial majority of management’s compensation should be performance-based and closely linked to our financial performance to align the interests of management with those of our shareholders
●	performance goals should be robust and reward executives for the achievement of our annual and long-term business goals through changes in business cycles
●	compensation opportunities should be competitive to enable us to attract, motivate, and retain key executives who are critical to delivering long-term shareholder value

The Compensation Committee expects our executive team to create long-term shareholder value by growing capital employed while also earning an attractive return on that capital. The inherent cyclicality of the railcar leasing business is an important consideration in how we structure our executive compensation programs to appropriately incentivize management to achieve the financial goals that will positively impact the Company’s performance over the long-term.

Our compensation programs reflect this cyclicality by using multiple metrics to appropriately reward management for emphasizing current financial returns over growth in capital employed, and vice versa, when appropriate. As a result, the level of performance on which we measure our incentives reflects this cyclicality and may not reflect year-over-year increases. In this way, the Compensation Committee believes that our plans have been designed to reward executives for achieving those goals that will maximize long-term shareholder value.

Compensation Plan Design

The overarching goal of our compensation philosophy and incentive plan design is to motivate management by aligning their interests with those of our shareholders. The Compensation Committee establishes performance metrics for our annual and long-term plans through a multi-step process that considers the business plan and the macroeconomic environment impacting the railcar leasing industry each year. This approach to goal setting and creating alignment with shareholders is important to the Compensation Committee, and accordingly, each of our executive officers receives a large portion of their pay from equity. In our 2025 compensation design, approximately 84% of total target compensation for our Chief Executive Officer and approximately 70% of total target compensation for our other NEOs (on an aggregate basis) was performance-based and not guaranteed. Such portion was tied to annual and long-term incentives based on Company performance relative to objective, quantifiable financial goals, or with respect to stock options, will only have value if our stock price increases.

Note: The percentages in the charts above reflect compensation design effective March 1, 2025, including new base salary and incentive targets in effect for the NEOs as of such date and thus are not intended to match amounts shown in the Summary Compensation Table or the Grants of Plan-Based Awards Table below. The charts above do not include cash performance awards paid to certain NEOs in connection with the Wells Fargo Transaction.

Please see Executive Compensation Tables—Pay Versus Performance Disclosure below for required information about the relationship between compensation actually paid to our NEOs and our financial and stock price performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The following chart provides a snapshot of the primary elements of pay for these NEOs and explains why each element is included in our compensation design:

Incentive Type	Compensation Element	How Determined/ Performance Considerations	Key Features & Purpose	Form of Payment
FIXED	Base Salary	Typically consider market pay levels, specific responsibilities and experience of each NEO, and his or her individual performance.	● Attract and retain key talent ● Provide a degree of financial certainty	Cash
PERFORMANCE-BASED INCENTIVES	Annual Incentive Awards	Achievement of Company net income, excluding tax adjustments and other items (non-GAAP), goal. We set annual incentive opportunities to be competitive with the market.	● Drive achievement of key business results on an annual basis	Cash
Long-Term Equity Based Incentive Awards

We set target long-term incentive opportunities to be competitive with market. The value of annual long-term incentive awards to each NEO is divided equally between stock options and performance shares. Performance shares are tied to achievement of LTI-adjusted return on equity (non-GAAP) and investment volume goals.

●
 Directly tie interests of our NEOs to those of our shareholders
●
 Reward achievement of long-term objectives, typically over a three-year performance period
●
Reward creation of long-term shareholder value
Non-qualified stock options and performance shares

Market Assessment and Goal Setting

Market Assessment Methodology. Our unique position as an independent, publicly-traded lessor means that there are no directly comparable peers against which we can assess pay and performance. Our Compensation Committee has considered multiple potential approaches for identifying a relevant peer group but has found all of them to lack appropriate comparability. For example, the companies in our General Industry Classification Standard (GICS) code have significantly different business models, customer bases, and asset composition, and they lack GATX’s focus on very long-lived assets. Our competitors in the leasing industry are typically very small parts of much larger diversified companies, which may or may not be publicly traded, making comparisons extremely difficult. However, we compete for executive talent against these much larger organizations. Lacking a clear group of peers for comparison, our Compensation Committee chose to use multiple data points to assess our 2025 executive compensation, including:

●	market survey data for companies with annual revenues between $1-3 billion
●	results from our annual internal talent assessment, which includes survey data on pay for particular executive positions
●	individual performance

In addition to the unavailability of relevant peer pay data, lack of a peer group makes it difficult to make reasonable comparisons of GATX’s total shareholder return (“TSR”) to the TSR of other companies in our industry because there are no other independent, publicly-traded leasing companies. This is the primary reason why our Compensation Committee does not use relative TSR as a performance measure in our incentive plans. Instead, the Compensation Committee has chosen to use performance measures that reflect our financial performance and the cyclical nature of our business.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Goals Aligned with Budget and Annual Objectives. In setting the performance measures for our annual and long-term incentive plans, our Compensation Committee reviews the Company’s budgets and business plans with management in multiple meetings each year. The Compensation Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses (a) net income, excluding tax adjustments and other items (non-GAAP), as the performance measure in our annual incentive plan and (b) three-year average LTI-adjusted return on equity (non-GAAP) and three-year cumulative investment volume as the performance measures in our long-term incentive plans. Recognizing that our growth, investment, and returns will differ at various points in the cycle, the Compensation Committee sets the performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our financial performance and long-term shareholder value given where we are in the business cycle. As a result of this balanced approach to goal setting, our long-term incentive plans will pay out at the maximum level only if performance is exceptional over the three-year performance period.

The graphs below show our compensation plan goals for our NEOs in 2025, and our actual achievement against such goals, for each of net income, excluding tax adjustments and other items (non-GAAP), LTI-adjusted return on equity (non-GAAP), and investment volume.

2025 Annual Incentive Plan Target Reflected Expectation of Continued Improvement

[1]

For annual incentive award purposes, we use net income, excluding tax adjustments and other items (non-GAAP), as measured against the Company’s budgeted net income target. For a reconciliation of net income, excluding tax adjustments and other items (non-GAAP), to net income calculated in accordance with GAAP, as well as for information regarding why we believe this non-GAAP measure presents useful information to investors, please see Exhibit A to this Proxy Statement.

Our budgeted net income varies from year to year based on anticipated lease rates, renewal success, and other factors specific to our business, including industry cycles and expected headwinds. Given the highly cyclical nature of our business, our budgeted net income may increase or decrease from year to year as we manage our dual goals of growth and return at various points in the business cycle. As a result, the target level of performance under our annual incentive plan may also increase or decrease each year as well.

In establishing the target and related performance and payout opportunities for 2025, the Compensation Committee considered the following expectations and uncertainties, among others:

●	We expected a slight increase in segment profit at Rail North America for 2025, primarily due to higher lease revenue. However, this increase was expected to be partially offset by increased interest, depreciation, and maintenance expenses, the latter resulting from higher tank car compliance activity.
●	We expected favorable year-over-year performance at Rail International. Although the economic environment in Europe is challenging, we believed our Rail Europe business had positioned itself well to navigate the market and we

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COMPENSATION DISCUSSION AND ANALYSIS

expected it to grow in 2025. For Rail India, we anticipated strong performance and expected favorable market conditions to continue.
●	In Engine Leasing, we projected an increase in segment profit due to a strong global aviation market and attractive investment opportunities across both our RRPF affiliates and wholly owned aircraft spare engine portfolios.

As a result of these factors, at the time the performance opportunities were determined in early 2025, we expected GATX’s total net income in 2025 to increase approximately $40 million from the prior year’s budget.

Our Compensation Committee desired to set a target for our NEOs that would be appropriately rigorous and challenging. The Compensation Committee set the 2025 target at $311.2 million, which was the Company’s budgeted net income, excluding tax adjustments and other items (non-GAAP). Our Compensation Committee believes that consistently tying the target for purposes of our annual incentive plan to budgeted net income for the applicable year closely aligns management with the financial objectives set by the Board for the Company.

Our 2025 earnings were slightly above our expectations, driven by solid financial and operational performance across all our businesses. The result was net income, excluding tax adjustments and other items (non-GAAP), of $319.8 million, an achievement of 102.8% of target. Based on our plan design, this performance resulted in a payout to Mr. Lyons, Mr. Ellman, Mr. Titterton, and Mr. Glassberg at 102.1% of their target awards. For Ms. Nero, the Compensation Committee determined that the payout percentage would be 127.1% of target in light of her contributions to the talent and recruitment efforts related to the Wells Fargo Transaction. See —Detailed Compensation Discussion and Analysis—Short-Term Incentive Awards—Annual Incentive Awards below for more details about our annual incentive plan and how this payout was determined.

Long-Term Incentive Plan Targets Reflected Focus on Appropriate Balance of Growth and Return Over Long Term

[1]

For performance share plan purposes, we use LTI-adjusted return on equity (non-GAAP), which excludes accumulated other comprehensive loss from the equity component for each year. Please see Exhibit A of this Proxy Statement for a reconciliation of LTI-adjusted return on equity (non-GAAP), as calculated for performance share purposes, to return on equity calculated in accordance with GAAP as reported in our financial statements.

The LTI-adjusted return on equity (non-GAAP) and investment volume measures are weighted equally in calculating our performance share program results. Our Compensation Committee believes that these two measures strike an appropriate balance between achieving a meaningful return for our shareholders while holding to a disciplined investment strategy through business cycles. As with the targets under our annual incentive plan, our return on equity and investment volume targets are typically tied to our budgeted return on equity and investment volume for the applicable year, respectively, which similarly fluctuate from year to year. Under the terms of our 2023-2025 performance share program, both our cumulative investment volume and our average LTI-adjusted return on equity (non-GAAP) exceeded target. Based on these results, our executives earned 136.1% of their target performance shares. See —Detailed Compensation Discussion and Analysis—2025-2027 Performance Share Measures and Goal Setting below for more details on our performance share program.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay-For-Performance Alignment

We continue to maintain a strong pay and performance linkage through all points in the business cycle, as illustrated in the 2025 compensation decisions described above and in the following charts, which show our Chief Executive Officer’s compensation measured against our financial performance for the years 2008-2025 on the measures in our annual and long-term incentive plans. Please see Executive Compensation Tables—Pay Versus Performance Disclosure below for required information about the relationship between compensation actually paid to our NEOs and our financial and stock price performance for the years 2021-2025. As we continue to manage through cyclical market conditions, our Compensation Committee expects management to emphasize disciplined growth and investment over short-term financial returns.

Return on Equity¹
Percentage
0
2
4
6
8
10
12
14
16
18
20
2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

Net Income¹
$ Millions
0
50
100
150
200
250
300
350
2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

Investment Volume
$ Millions
0
200
400
600
800
1000
1200
1400
1600
1800
2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

CEO Compensation²
$ Millions
0
1
2
3
4
5
6
7
8
2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

[1]

For a reconciliation of net income and return on equity, excluding tax adjustments and other items (non-GAAP), to net income and return on equity calculated in accordance with GAAP for 2023, 2024, and 2025, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit A to this Proxy Statement.

[2]	Amounts are as reported in the Summary Compensation Table, less change in pension value.

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COMPENSATION DISCUSSION AND ANALYSIS

Detailed Compensation Discussion and Analysis

In 2025, our executive compensation program consisted of three main elements: base salary, annual and short-term incentives, and long-term equity compensation. We also provide various retirement and benefit programs. Further details on each element are discussed below.

Base Salary

Base salary constitutes approximately 16% of total target compensation for our Chief Executive Officer, and approximately 30% of total target compensation for our other NEOs, which is consistent with our philosophy that a majority of executive compensation should be performance-based.

In establishing salary levels, we typically consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. Base salaries may be adjusted during the Compensation Committee’s annual review for:

●	Annual salary increases
●	Changes in role, such as promotions or added responsibilities
●	Market adjustments

In 2025, all of our NEOs received the Company’s standard general increase of approximately 3.0% to their base salaries, effective March 1, 2025, consistent with our broader employee base. Mr. Lyons received an additional increase of 2.3%, effective March 1, 2025, as the Compensation Committee continued to migrate his salary toward the market median. Mr. Titterton received an additional increase of 2.0%, effective March 1, 2025, to ensure better salary alignment with market compensation rates and internal pay equity considerations.

Short-Term Incentive Awards

Annual Incentive Awards

Process for Setting Annual Incentive Targets. Target incentive opportunities for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. Please see —Process for Determining Executive Compensation—The Determination of Market Competitive Pay below for a description of how we determine competitive pay levels. In 2025, Mr. Lyons’s target incentive opportunity was 100% of his earned base salary, and the target incentive opportunities for our other NEOs were 70% of earned base salary for each of Mr. Ellman and Mr. Titterton and 55% of earned base salary for each of Mr. Glassberg and Ms. Nero.

Annual Incentive Plan Design. For annual incentive award purposes, we use net income, excluding tax adjustments and other items (non-GAAP). For a reconciliation of net income, excluding tax adjustments and other items (non-GAAP), to net income calculated in accordance with GAAP, please see Exhibit A to this Proxy Statement.

Our NEOs earn their annual incentive awards based on achievement against targeted net income established from a financial plan which is reviewed by the full Board. The Compensation Committee has chosen net income as the goal because it provides executives with a strong incentive to increase our profitability. Please see —Market Assessment and Goal Setting above for a discussion of how the Compensation Committee selects performance measures and designs annual performance goals.

The performance metrics and payout levels are generally established at the beginning of each year by the Compensation Committee with input from the independent consultant and management. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the outlook for GATX and its industry in particular. This process is essentially reversed to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive is payable.

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COMPENSATION DISCUSSION AND ANALYSIS

●	2025 Annual Incentive Plan Design. As described above, at the time of budgeting and forecasting, we anticipated continued improvement in 2025 based on solid demand for existing railcars and a favorable environment for railcar lease renewals at Rail North America, ongoing earnings growth in Rail International, robust demand for global air travel, and attractive investment opportunities across our global businesses. As a result of these factors, we expected GATX’s total net income in 2025 to increase approximately $40 million from the prior year’s budget. During its review of the budget and business forecasts over multiple meetings, the Compensation Committee sought to set a target for our NEOs that would be appropriately rigorous and challenging, given these market tailwinds. The Compensation Committee set the 2025 net income target at $311.2 million, which was the budgeted net income for the year.

The goals and payout levels under the 2025 annual incentive plan design, which are tied to fully quantitative, objective metrics, are shown in the following table:

2025 Annual Incentive Plan Design
	Net Income, excluding
	tax adjustments and
	other items
	(non-GAAP)	Achievement
	(Millions)	(Actual/Budget)	Payout
Threshold	$249.0	80%	80%
Target (Goal)	$311.2	100%	100%
Maximum	$497.9	160%	170%

The payout scale between threshold and target is linear. The payout scale between target and maximum, rather than linear, is a pre-approved flattened curve followed by an increasingly steepened curve, in order to increasingly incentivize higher performance.

●	2025 Annual Incentive Plan Payouts. Net income, excluding tax adjustments and other items (non-GAAP), for 2025 was $319.8 million, which was 102.8% of the target net income level of performance. Based on the targets illustrated above and the pre-set payout scale, this level of performance resulted in incentive payouts to our NEOs of 102.1% of their target award levels. The Compensation Committee determined Ms. Nero’s payout percentage would be 127.1% of target in light of her contributions to talent and recruitment efforts relating to the Wells Fargo Transaction.

Wells Fargo Transaction Awards

On January 1, 2026, we closed the Wells Fargo Transaction, resulting in our acquisition of Wells Fargo’s rail operating lease portfolio. The acquisition was completed through a newly formed joint venture with Brookfield to acquire approximately 101,000 railcars from Wells Fargo at a purchase price of approximately $4.2 billion. GATX’s initial ownership in the joint venture is 30%, with Brookfield owning 70%. We have the option to acquire up to 100% of the joint venture’s equity over time. Also on January 1, 2026, GATX directly purchased approximately 200 locomotives from Wells Fargo and Brookfield directly acquired Wells Fargo’s rail and locomotive finance lease portfolio. GATX will serve as manager of the railcars in the joint venture as well as the finance lease portfolio owned by Brookfield. The transaction significantly expands GATX’s scale and further diversifies our North American railcar portfolio, and we believe it is an important milestone for our Company.

Given the size and complexity of the deal, on July 3, 2025, the Compensation Committee approved the payment of performance awards to certain GATX executives and employees who were critical to the successful execution of the Wells Fargo Transaction, tied to the achievement of key milestones related to the transaction. These performance awards were intended to incentivize and reward the members of the GATX deal team (a) for achieving signing of the deal agreements, (b) to progress towards a successful closing of the transaction, and (c) to further the Company’s integration efforts after closing, with a portion of the award eligible to be earned based on each milestone, subject to continued employment. Each of Mr. Ellman, Mr. Titterton, and Mr. Glassberg were eligible for such award and received the payment of the first and second installments of such award in 2025 related to the achievement of the first and second milestones, respectively. Each of these NEOs remain eligible for a third installment of such award (equal to 10% of the total award) in 2026 based on continued efforts towards integration of the Wells Fargo fleet.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity-Based Incentive Awards

Process for Granting Awards

We set target long-term incentive opportunities for our NEOs to be competitive with the market. Long-term incentive target values for our NEOs are generally set with the goal to provide total direct compensation opportunities generally between the 50th and 75th percentiles based on market survey data of companies of similar revenue size to GATX, as described in more detail under —Process for Determining Executive Compensation—The Determination of Market Competitive Pay below. The Compensation Committee generally establishes an NEO’s target long-term incentive value for each year within this range based on its evaluation of individual performance and responsibilities and overall leadership within the organization. The value of the regular, annual long-term incentive awards to each NEO is divided equally between NQSOs and performance shares. We chose this combination of grant types because it focuses executive attention on total shareholder return and on specific financial goals, both of which are essential to our long-term success.

Annual long-term incentive awards are granted to our NEOs during the first quarter of each calendar year. We grant NQSOs to NEOs at the same time we grant them to other employees. NQSOs vest ratably over a three-year period and expire seven years after the grant date. The NQSOs granted to the NEOs on January 30, 2025 will vest in three equal installments on January 30 of 2026, 2027, and 2028. Please see Executive Compensation Tables—Option Grant Practices below for additional required information about our policies and practices related to the grant and timing of stock option awards.

Award Types and How Each Fits into Our Program

Non-Qualified Stock Options. NQSOs are granted to align the interests of our NEOs and other employees with our shareholders. NQSOs are granted at an exercise price equal to fair market value of our common stock (the average of the high and low trading prices on the date of grant) as approved by the Compensation Committee. Because TSR is composed of stock price appreciation and dividends, dividend equivalents are attached to NQSOs. We believe that rewarding both components of shareholder return better aligns management and shareholder interests. Dividend equivalents accrue until vesting and are paid in cash each quarter thereafter until the NQSO is exercised or expires. Because the value of dividend equivalents is fully factored into the determination of grant size, the number of NQSOs granted is correspondingly smaller than it would be if dividend equivalents were not attached because the value of each NQSO is higher.

Performance Shares. Performance shares are designed to focus attention on, and to reward the achievement of, our long-term financial and strategic objectives. The Compensation Committee establishes the goals for which the performance shares may be earned at the beginning of a three-year performance period rather than annually. At the end of the performance period, a percentage ranging from 0% to 200% of the number of performance shares initially awarded will be earned based on the extent to which the three-year goals are achieved. Each earned performance share equals one share of our common stock at the end of the performance period, with payment of earned performance shares generally made in the form of GATX common stock.

●	Performance Metrics Design. Performance shares are earned based on achievement of two equally weighted measures of three-year average LTI-adjusted return on equity (non-GAAP) (return measure) and three-year cumulative investment volume (growth measure).
●	Dividends Paid Only on Performance Shares Earned. Accumulated dividend equivalents are paid in cash on performance shares, only if earned, at the end of the performance period once the underlying awards vest and are settled.
●	Cash Election Feature. Participants have the opportunity to elect to receive their performance share payout in the form of cash if the participant meets one of two conditions: (1) the participant has exceeded 150% of his or her stock ownership goal or (2) the participant is within five years of normal retirement age (65) under the Company’s pension plan. This election must be made no later than the determination date for the performance period. The cash value is determined based on the number of performance shares earned multiplied by the fair market value of GATX stock on the day the award is earned. This optional cash election feature was implemented to address the accumulation of high concentrations of GATX stock beyond the required stock ownership requirements and limited opportunities for our NEOs to diversify due to restrictions related to the trading of GATX stock, such as insider trading blackouts. As such, the Compensation Committee believes that there should be an appropriate balance between our compensation programs and philosophy and the participants’ needs for moderate and transparent diversification as they approach retirement.

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Units. RSUs vest based solely on continued employment and are designed to recognize and incentivize employees by providing equity value if the individual remains employed through the vesting date. RSUs have not historically been a part of our executive compensation program, and none of our NEOs received an RSU grant in 2025.

2025-2027 Performance Share Measures and Goal Setting

Background

Our target setting process, conducted at the beginning of each three-year performance period, combines goals related to growth and return to reflect the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

Design

The number of performance shares granted in 2025 and to be earned in 2027 is subject to two equally weighted measures, in each case, for a three-year performance period ending on December 31, 2027:

●	Three-year average LTI-adjusted return on equity (non-GAAP) (return measure)
●	Three-year cumulative investment volume (growth measure)

Three-year average LTI-adjusted return on equity (non-GAAP) is defined as GAAP net income divided by total GATX shareholders’ equity, excluding accumulated other comprehensive loss. Three-year cumulative investment volume is defined as the sum of cumulative GAAP-basis portfolio investments and capital additions as reported on the Company’s audited statement of cash flows for each year in the performance period.

Rationale

The Compensation Committee determined the long-term incentive program should continue to be based upon these performance measures for the 2025-2027 period as it believes these measures establish an appropriate balance between achieving a meaningful return for shareholders while following a disciplined investment strategy. As stated above, we establish our growth and return objectives depending on where we are in the business cycle. When the market is stronger and asset prices are high, we employ several strategies to maximize returns while investing prudently. When the market is weaker and asset prices are reduced, we emphasize making prudent investments at attractive prices over attempting to earn an unsustainably high short-term return. We believe that a single-minded focus on achieving growth over return, or vice versa, at the wrong points in the cycle is likely to impair shareholder value over the longer term.

The LTI-adjusted return on equity (non-GAAP) and cumulative investment targets, which are quantitative, objective metrics, for the 2025-2027 performance period were set in the first quarter of 2025. Consistent with our objective of striking an appropriate balance between our growth and return objectives, the Compensation Committee set the LTI-adjusted return on equity (non-GAAP) target for the 2025-2027 performance period at 11.3%, which is the budgeted amount and up slightly from the prior year’s three-year plan target, and the cumulative investment volume target for the 2025-2027 performance period at $3.57 billion, which is the budgeted amount and down from the prior year’s three-year plan target.

Formula for Determining Share Awards

In granting performance shares for the 2025-2027 performance period, we determined the number of shares awarded by dividing the value of the performance share award by the average of the closing prices of our common stock on the four Fridays immediately preceding the Compensation Committee meeting at which the grant was awarded. To determine the number of NQSOs awarded, we used the same average closing price multiplied by 29.4%, which represents the value of the NQSO award based on the Black-Scholes valuation methodology.

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COMPENSATION DISCUSSION AND ANALYSIS

2025 Long-Term Incentive Payouts

The performance shares granted in 2023 vested at the end of 2025. Each target award was based 50% on a three-year average LTI-adjusted return on equity (non-GAAP) goal and 50% on a three-year cumulative investment volume goal. The goals and payout levels under the 2023-2025 performance share plan are indicated in the following table:

Performance Share Plan Design

LTI-Adjusted Return on Equity (non-GAAP)[1]
	Average
	Three-Year
	LTI-Adjusted
	ROE (non-GAAP)	Payout
Threshold	7.6%	25%
Target (Goal)	10.8%	100%
Maximum	15.1%	200%

[1]  For performance share plan purposes, we use LTI-adjusted return on equity (non-GAAP), which excludes accumulated other comprehensive loss from the equity component for each year. Please see Exhibit A of this Proxy Statement for a reconciliation of LTI-adjusted return on equity (non-GAAP), as calculated for performance share purposes, to return on equity calculated in accordance with GAAP as reported in our financial statements.

Investment Volume
	Three-Year
	Cumulative
	Investment
	Volume (billions)	Payout
Threshold	$2.24	25%
Target (Goal)	$3.19	100%
Maximum	$5.74	200%

As discussed above, the three-year average LTI-adjusted return on equity (non-GAAP) for the period was 11.5%, which was higher than the goal of 10.8%, and the cumulative investment volume for the period was $4.66 billion, which was higher than the goal of $3.19 billion. Based on these results, performance share payouts were 136.1% of target. Each of Mr. Lyons, Mr. Ellman, and Mr. Titterton elected to receive their performance share payouts in the form of cash. For more details regarding the 2023-2025 performance share payments to the NEOs, please see the Executive Compensation Tables—Option Exercises and Stock Vested Table below.

Employee Benefits – Severance – Double-Trigger Vesting

Employee Benefit Plans

We sponsor a standard array of retirement, health, and welfare benefits. Our retirement programs include 401(k) and defined benefit pension programs. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life, and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance. Our NEOs participate in the same programs as other salaried employees. Additionally, we have a supplemental pension plan available to eligible salaried employees, including our NEOs, which is intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. No excessive perquisites were paid to our NEOs in 2025.

GATX CORPORATION - 2026 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS

Executive Severance Plan

In February 2023, following a market review and consultation with Pay Governance, our Compensation Committee adopted an Executive Severance Plan for our eligible executives located in the United States, including our NEOs. Pursuant to the Executive Severance Plan, participants will be eligible to receive the following severance benefits upon a qualifying termination, including in connection with a change of control (“COC”) of the Company.

Executive Benefit	Termination other than for “cause” not in connection with a COC	Termination other than for “cause” or for “good reason” during the period ending 24 months following a COC

Base Salary

Lump sum payment equal to the executive’s base salary for the specified period depending on position:

●
24 months (Chief Executive Officer)
●
18 months (Executive Vice President)
●
12 months (Senior Vice President)

Lump sum payment equal to the executive’s base salary for the specified period depending on position:

●
 36 months (Chief Executive Officer)
●
24 months (Executive Vice President)
●
18 months (Senior Vice President)

Annual Bonus	Lump sum payment equal to a multiple of the executive’s target bonus: ● 2x (Chief Executive Officer) ● 1.5x (Executive Vice President) ● 1x (Senior Vice President)	Lump sum payment equal to a multiple of the executive’s target bonus: ● 3x (Chief Executive Officer) ● 2x (Executive Vice President) ● 1.5x (Senior Vice President)
Prorated Bonus

Lump sum payment equal to executive’s annual bonus for the year in which the termination occurs, based on the Company’s actual performance, and based on 100% achievement of any individual performance goals, prorated for the period of time through the termination date.

Lump sum payment equal to executive’s target bonus for the year in which the termination occurs, prorated for the period of time through the termination date.
Prior Year Bonus	Lump sum payment equal to the executive’s earned prior year bonus, if unpaid.
COBRA Premiums	Continued COBRA premiums for the duration of the severance period.
Outplacement Services	Company-paid outplacement services up to $25,000 for a period of 12 months following the termination date.
Employee Assistance Program	Continued use of the Company’s Employee Assistance Program during the 90-day period following the termination date.
Tuition Reimbursement	Tuition reimbursement for classes in which the executive was enrolled in as of the termination date.

The executive’s receipt of any severance benefits is subject to the executive signing a general release of claims in favor of the Company.

Pursuant to the terms of the Executive Severance Plan, our NEOs will not be eligible for benefits under the plan to the extent they are a party to an existing COC agreement and would receive equal or greater benefits under such agreement as a result of any termination.

Change of Control Agreements

Prior to the adoption of our Executive Severance Plan, when an individual became an executive officer, the individual executed a COC agreement with the Company that provides certain benefits if employment is terminated in connection with a COC. This protection is provided for competitive reasons and to ensure the stability, continuity, and impartiality of our executives in a COC situation. The level of protection provided is intended to be similar to that provided by similarly sized organizations. These existing COC agreements remain in force, including for all NEOs, but individual COC agreements are no longer offered to new executive officers.

54	GATX CORPORATION - 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

These COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated or constructively terminated. For a description of the key terms of these agreements, please see the Executive Compensation Tables—Potential Payments upon Termination or Change of Control Table—Key Provisions of the COC Agreements below. NEOs are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Internal Revenue Code (the “Code”)), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the NEO.

Double-Trigger Equity Vesting

The vesting of equity awards upon a COC is determined under the GATX Corporation Amended and Restated 2012 Incentive Award Plan and related grant agreements. These terms apply to all employees who receive long-term incentive awards. In addition, all grant agreements require both a COC event and an executive’s actual or constructive termination before vesting is accelerated.

Process for Determining Executive Compensation

Compensation Committee and Management

The Compensation Committee, with input from the independent compensation consultant, regularly reviews:

●	the competitiveness of our compensation program
●	the competitiveness of each NEO’s compensation
●	recent developments and current trends in executive compensation practices

Our human resources staff and the Chief Executive Officer also provide input to the Compensation Committee regarding base salary increases, target level annual incentives, long-term incentive awards, and the goals applicable to earning such compensation. After reviewing these recommendations, the Compensation Committee determines and approves the compensation of each NEO as well as the performance goals. Our Chief Executive Officer, however, does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur during the Compensation Committee’s executive sessions. The Compensation Committee also reviews its pay decisions regarding our Chief Executive Officer with the other independent directors on the Board.

The Determination of Market Competitive Pay

We structured our 2025 executive compensation program to provide total direct compensation opportunities generally between the 50th and 75th percentiles based on market survey data of companies of similar revenue size to GATX (which we refer to as “competitive” or “market” pay levels throughout this Compensation Discussion and Analysis). GATX is larger in scope (revenues, assets, etc.) in general than the median of the data sources available, as more fully described below.

Because we have no direct peers in the railcar leasing business for which relevant compensation data is available, gathering information on competitive pay levels with precision for our particular industry is not possible. Instead, the Compensation Committee, with assistance from our human resources staff and the independent compensation consultant, regularly reviews information on pay for executives as reported in national compensation surveys such as those published by Aon and Willis Towers Watson for organizations of similar revenue as ours.

For the assessment of 2025 executive compensation, these surveys included general, non-company specific compensation information, on an aggregate basis, for public companies with annual revenues between $1-3 billion. We used these surveys to better understand current compensation practices at other companies of similar revenue size and as a data point to assist us in meeting our goal of having the various elements of compensation be market-competitive. The Compensation Committee did not receive individual company information for any of the companies included in the surveys. While these surveys were a starting point for our compensation review process for 2025 executive compensation, actual compensation decisions with respect to specific individuals are influenced by a variety of factors in addition to the surveys, including experience, tenure, skills, unique responsibilities, individual performance, and our specific talent requirements.

GATX CORPORATION - 2026 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance

Stock Ownership and Stock Retention Requirements

To underscore the importance of stock ownership, we have established stock ownership and stock retention guidelines for our NEOs and other members of senior management. The guidelines require each executive to own GATX equity equal in value to the following multiple of the executive’s base salary: 5.0 times for the Chief Executive Officer and 2.5 times for other NEOs. For purposes of meeting the ownership requirement, unvested RSUs and the after-tax value of in-the-money NQSOs (assuming a 30% effective tax rate) are counted, but performance shares are not. Until the ownership requirement is met, each executive must retain at least 50% of the after-tax equity realized upon the vesting of performance shares and the exercise of NQSOs. Each of our NEOs is in compliance with the stock ownership and stock retention guidelines.

Clawback Policy

In accordance with Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards, we have a policy that provides for the mandatory recovery from current and former executive officers of incentive-based compensation that was erroneously awarded during the three years preceding the date the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. The policy was adopted by the Board, effective as of October 2, 2023, and is administered and overseen by the Compensation Committee. The full text of this policy can be found as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Tax Considerations

Our Compensation Committee considers the tax impact on both the executives and the Company in determining executive compensation. However, the Committee also looks at other factors in making its decisions as described earlier in this Compensation Discussion and Analysis and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not tax deductible by GATX.

Compensation Committee’s Independent Consultant

The Compensation Committee retained Pay Governance as its independent compensation consultant during 2025. Pay Governance does not have any other consulting engagements with GATX or our management. The Compensation Committee has assessed the independence of Pay Governance and its employees working on GATX matters pursuant to applicable SEC rules and NYSE listing standards and determined that no conflict of interest or independence concerns exist.

With respect to Chief Executive Officer compensation, Pay Governance provides an independent recommendation to the Compensation Committee in the form of a range of possible outcomes, for the Committee’s consideration. In developing its recommendation, Pay Governance relies on its understanding of GATX’s business and compensation programs and its own independent research and analysis. Pay Governance does not meet with our Chief Executive Officer with respect to his compensation. In addition to advising on Chief Executive Officer compensation, Pay Governance reviews the Chief Executive Officer’s recommendations on compensation of his direct reports.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

Adam L. Stanley (Chair)

Anne L. Arvia

Robert S. Wetherbee
Paul G. Yovovich

56	GATX CORPORATION - 2026 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified			Total
						Incentive	Deferred			Without
				Stock	Option	Plan	Compensation	All Other		Change in
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Pension
Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(2)	($)(4)	($)(5)	($)(6)	Total ($)	Value ($)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Robert C. Lyons	2025	991,667	—	2,281,830	2,302,105	1,012,093	1,564,936	25,750	8,178,380	6,613,444
President and	2024	936,667	—	2,058,899	2,021,463	979,001	835,080	15,525	6,846,635	6,011,555
Chief Executive Officer	2023	858,333	—	1,809,082	1,794,322	919,015	1,081,846	9,900	6,472,498	5,390,652
Thomas A. Ellman	2025	637,583	450,000	721,278	729,575	455,502	485,641	15,750	3,495,329	3,009,688
Executive Vice President	2024	618,483	—	700,633	687,388	452,507	44,695	15,525	2,519,231	2,474,536
and Chief Financial	2023	596,583	—	619,642	615,900	447,133	507,862	9,900	2,797,020	2,289,158
Officer
Paul F. Titterton	2025	625,000	450,000	636,519	640,843	446,511	390,427	15,750	3,205,050	2,814,623
Executive Vice President	2024	591,450	—	534,960	524,585	432,727	40,935	15,525	2,140,182	2,099,247
and President, Rail North	2023	544,750	—	387,418	385,964	408,284	322,757	9,900	2,059,073	1,736,316
America
Brian L. Glassberg	2025	461,250	450,000	305,795	305,633	258,913	70,800	15,750	1,868,141	1,797,341
Executive Vice President,	2024	441,667	—	280,759	275,860	253,896	43,700	15,525	1,311,406	1,267,706
General Counsel and	2023	400,000	—	232,224	229,936	235,554	45,048	9,900	1,152,662	1,107,614
Secretary
Kim Nero	2025	443,533	—	265,909	266,196	309,954	45,451	15,750	1,346,793	1,301,342
Executive Vice President	2024	430,250	—	266,847	262,293	247,333	30,152	15,525	1,252,400	1,222,248
and Chief Human	2023	415,000	—	242,419	242,254	244,387	29,531	9,900	1,183,491	1,153,960
Resources Officer
(1)

The amount shown in this column for each of Mr. Ellman, Mr. Titterton, and Mr. Glassberg in 2025 represents the first and second installments of the cash performance award granted to these NEOs in connection with the Wells Fargo Transaction. See Compensation Discussion and Analysis—Detailed Compensation Discussion and Analysis—Short-Term Incentive Awards—Wells Fargo Transaction Awards above for more information.

(2)

For awards granted under the GATX Corporation Amended and Restated 2012 Incentive Award Plan, amounts shown reflect the grant date fair market value of performance shares and stock options granted in the years shown, in accordance with ASC Topic No. 718, Compensation - Stock Compensation.

(3)

In the event the performance shares granted in 2025 pay out at maximum value (i.e., 200% of target), the total grant date values for the 2025 grants of performance shares are as follows: Mr. Lyons ($4,563,660), Mr. Ellman ($1,442,555), Mr. Titterton ($1,273,038), Mr. Glassberg ($611,590), and Ms. Nero ($531,818).

(4)	The amounts shown reflect the annual incentive awards earned by each NEO for the years shown.
(5)

Change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The Pension Benefits Table shows the present value of the accumulated pension benefit as of December 31, 2025 and the assumptions used in the calculation of that value. We determined the December 31, 2025 present values using the same assumptions as previous years except that the interest rates used for discounting under ASC Topic No. 715, Compensation - Retirement Benefits, were 5.31% in 2025, 5.59% in 2024, and 4.95% in 2023.

(6)

For Mr. Lyons in 2025, the amount shown reflects (a) matching 401(k) contributions and (b) a $10,000 charitable donation made by an affiliate of GAMCO Investors, Inc. to the John G. Shedd Aquarium in the name of Mr. Lyons in recognition of his induction into the GAMCO Management Hall of Fame in 2025. For each of the other NEOs in 2025, the amounts shown reflect matching 401(k) contributions made for such NEO. All other compensation excludes dividends on RSUs (if any), performance shares and NQSOs held by each NEO because those dividends are included in the grant date fair value amounts for stock and option awards as reported in columns (e) and (f) of the table above and in column (l) of the Grants of Plan-Based Awards Table.

(7)

The amounts shown in this Total Without Change in Pension Value column represent total compensation, as determined under applicable SEC rules (column (j)), minus the amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (column (h)). The amounts shown in the Total Without Change in Pension Value column differ substantially from, and are not a substitute for, the amounts required to be reported in the Total column pursuant to SEC regulations. We are presenting this supplemental column to illustrate how the Compensation Committee views the annual compensation elements for the NEOs. While the Compensation Committee does review the table in its totality, we note that the change in pension value amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column does not reflect current compensation and represents the present value of an estimated stream of payments to be made following retirement. The methodology used to report the change in pension value under applicable accounting rules is sensitive to external variables such as assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that do not relate to our performance and are outside of the control of the Compensation Committee.

GATX CORPORATION - 2026 Proxy Statement	57

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards Table

									All Other
								All Other	Option		Grant
								Stock Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Stock
		Plan Awards(1)			Plan Awards(2)			of Stock	Underlying	Option	& Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)(3)	Awards ($)	Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert C. Lyons		793,332	991,665	1,685,831
	1/30/2025								46,700	166.19	2,302,105
	1/30/2025				3,433	13,730	27,460				2,281,830
Thomas A. Ellman		357,046	446,307	758,722
	1/30/2025								14,800	166.19	729,575
	1/30/2025				1,085	4,340	8,680				721,278
Paul F. Titterton		349,999	437,499	743,748
	1/30/2025								13,000	166.19	640,843
	1/30/2025				958	3,830	7,660				636,519
Brian L. Glassberg		202,950	253,688	431,270
	1/30/2025								6,200	166.19	305,633
	1/30/2025				460	1,840	3,680				305,795
Kim Nero		195,154	243,943	414,703
	1/30/2025								5,400	166.19	266,196
	1/30/2025				400	1,600	3,200				265,909
(1)

Amounts shown reflect target, threshold and maximum annual incentive payouts for 2025 under the GATX Corporate Officers’ Incentive Plan (“COIP”) based on the achievement of performance goals. Maximum amount represents 170% of target and threshold amounts represent 80% of target based on 2025 determinations.

(2)

Amounts shown reflect the number of performance shares granted in 2025 under the GATX Corporation Amended and Restated 2012 Incentive Award Plan. The percentage of each performance share award that will be earned is based upon the achievement of two equally weighted performance goals: three-year average LTI-adjusted return on equity (non-GAAP) and three-year cumulative investment volume.

(3)	The amounts shown reflect the number of NQSOs granted in 2025 under the GATX Corporation Amended and Restated 2012 Incentive Award Plan.
(4)	The value of stock awards and option awards is determined using the aggregate grant date fair value computed in accordance with ASC 718 Compensation - Stock Compensation.

58	GATX CORPORATION - 2026 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of our stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2025.

				Equity
				incentive					Equity incentive		Equity incentive
				plan awards:				Market	plan awards:		plan awards:
	Number of			Number of			Number	value	Number of		Market or
	securities	Number of		securities			of shares	of shares	unearned		payout value of
	underlying	securities		underlying			or units of	or units of	shares, units or		unearned
	unexercised	underlying		unexercised			stock	stock	other rights		shares, units or
	options	unexercised		unearned	Option	Option	that have	that have	that have		other rights
	(#)	options (#)		options	Exercise	expiration	not vested	not vested	not vested		that have
Name	Exercisable	Unexercisable		(#)	Price ($)	date	(#)	($)	(#)		not vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)(6)
Robert C. Lyons	—	46,700	(1)		166.1930	1/30/2032			13,730	(4)	2,328,608
	14,900	29,800	(2)		126.4680	1/25/2031			16,280	(5)	2,761,088
	29,133	14,567	(3)		113.2800	1/26/2030
	45,000				103.1500	1/28/2029
	17,100				91.3600	1/29/2028
	18,200				77.0700	1/31/2027
Thomas A. Ellman	—	14,800	(1)		166.1930	1/30/2032			4,340	(4)	736,064
	5,066	10,134	(2)		126.4680	1/25/2031			5,540	(5)	939,584
	10,000	5,000	(3)		113.2800	1/26/2030
	17,200				103.1500	1/28/2029
	17,100				91.3600	1/29/2028
	18,200				77.0700	1/31/2027
Paul F. Titterton	—	13,000	(1)		166.1930	1/30/2032			3,830	(4)	649,568
	3,866	7,734	(2)		126.4680	1/25/2031			4,230	(5)	717,408
	6,266	3,134	(3)		113.2800	1/26/2030
	10,100				103.1500	1/28/2029
Brian L. Glassberg	—	6,200	(1)		166.1930	1/30/2032			1,840	(4)	312,064
	2,033	4,067	(2)		126.4680	1/25/2031			2,200	(5)	373,120
	3,733	1,867	(3)		113.2800	1/26/2030
	1,600				103.1500	1/28/2029
	2,200				91.3600	1/29/2028
	2,000				77.0700	1/31/2027
Kim Nero	—	5,400	(1)		166.1930	1/30/2032			1,600	(4)	271,360
	1,933	3,867	(2)		126.4680	1/25/2031			2,110	(5)	357,856
	3,933	1,967	(3)		113.2800	1/26/2030
	6,800				103.1500	1/28/2029
	5,300				98.1050	5/28/2028
(1)	NQSOs will vest in three equal annual installments on January 30, 2026, 2027, and 2028.
(2)	50% of the unexercisable NQSOs vested on January 25, 2026 and the remainder will vest on January 25, 2027.
(3)	100% of the unexercisable NQSOs vested on January 26, 2026.
(4)

Amounts shown reflect the number of performance shares granted in 2025 at the target payout. A portion of target (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on December 31, 2027.

(5)

Amounts shown reflect the number of performance shares granted in 2024 at the target payout. A portion of target (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on December 31, 2026.

(6)	Market value of performance shares is based on the closing price of GATX common stock on the last trading day of the year, December 31, 2025, which was $169.60 per share.

GATX CORPORATION - 2026 Proxy Statement	59

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)(2)
	Number of		Number of
	shares	Value	shares	Value
	acquired on	realized on	acquired on	realized on
Name	exercise (#)	exercise ($)	vesting (#)	vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert C. Lyons	18,500	1,753,967	21,735	4,191,051
Thomas A. Ellman	18,500	1,589,587	7,445	1,435,582
			2,970	490,496
Paul F. Titterton	18,700	1,346,823	4,655	897,600
			2,970	490,496
Brian L. Glassberg	—	—	2,790	537,982
			520	85,878
Kim Nero	—	—	2,913	561,699
(1)	Amounts shown include the number and value of RSUs vested in 2025 and performance shares earned under the 2023-2025 performance period and as described in the Compensation Discussion and Analysis of this Proxy Statement. Although the 2023-2025 performance share plan achievement was determined after the calendar year end on February 18, 2026, such awards vested on December 31, 2025 and, accordingly, amounts are reported in the table above (and not in the Outstanding Equity Awards at Fiscal Year-End Table) to reflect the actual value earned in 2025 for the 2023-2025 performance period. The value of accrued dividend equivalents paid out in cash at vesting of RSUs, and at settlement of performance shares, is not included in column (e).
(2)	Each of Mr. Lyons, Mr. Ellman, and Mr. Titterton elected to receive cash in lieu of shares upon the vesting of the 2023-2025 performance shares. The value of such cash payment is reflected in column (e). See Compensation Discussion and Analysis—Detailed Compensation Discussion and Analysis—2025 Long-Term Incentive Payouts above for more information.

Pension Benefits Table

Each of our NEOs participated in a defined benefit pension plan during the year ended December 31, 2025. The following table contains information about these plans that provide for payments or other benefits to our NEOs at, following, or in connection with retirement.

		Number of	Present value of		Payments
		years credited	accumulated		during last
Name	Plan Name	service (#)	benefit ($)		fiscal year ($)
(a)	(b)	(c)	(d)(1)		(e)
Robert C. Lyons	GATX Non-Contributory Pension Plan for Salaried Employees	29.3	1,379,997	(2)	—
	GATX Supplemental Retirement Plan	29.3	5,844,328		—
Thomas A. Ellman	GATX Non-Contributory Pension Plan for Salaried Employees	29.3	1,070,870	(2)	—
	GATX Supplemental Retirement Plan	29.3	2,661,049		—
Paul F. Titterton	GATX Non-Contributory Pension Plan for Salaried Employees	28.4	693,738	(2)	—
	GATX Supplemental Retirement Plan	28.4	1,437,387		—
Brian L. Glassberg	GATX Non-Contributory Pension Plan for Salaried Employees	14.3	225,893		—
	GATX Supplemental Retirement Plan	14.3	103,946		—
Kim Nero	GATX Non-Contributory Pension Plan for Salaried Employees	4.7	76,134		—
	GATX Supplemental Retirement Plan	4.7	60,397		—
(1)

The present value of accumulated benefit is calculated as the amount payable at age 65 for Mr. Lyons, Mr. Ellman, and Mr. Titterton. The amounts shown for Mr. Glassberg and Ms. Nero represent their cash balance accounts rolled forward to age 65 with the ASC 715 interest crediting rate assumption of 4.70% for 2026 and 4.84% for 2027 and beyond to age 65. This value is then discounted back from age 65 using the ASC 715 discount rate of 5.31% for the Salaried Plan benefit and 5.21% for the Nonqualified Supplemental Plan benefit. The GATX Non-Contributory Pension Plan for Salaried Employees assumption is that 70% elect the lump sum option, 10% elect the single life annuity option, and 20% elect a 100% joint and survivor annuity option at retirement. The GATX Supplemental Retirement Plan calculations use each executive’s actual election for payment of future benefit; all executives shown have elected a lump sum form of payment. The value of the annuity option is calculated using December 31, 2025, ASC Topic No. 715, Compensation – Retirement Benefits, disclosure assumptions (5.21% interest rate, Pri-2012 White Collar Mortality Table generationally projected by Scale MP-2021). Lump sums are valued at age 65 using the IRS three-segment lump sum rates and are then discounted back from age 65 to December 31, 2025 at 5.31% and 5.21% for the Non-Contributory Pension Plan and Supplemental Pension Plan, respectively.

(2)	NEOs may also qualify for subsidized early retirement benefits as described in the narrative below.

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EXECUTIVE COMPENSATION TABLES

Narrative Discussion Related to Pension Benefits Table

NEOs participate in our Non-Contributory Pension Plan for Salaried Employees (the “Qualified Plan”), which covers salaried employees of GATX and its domestic subsidiaries.

All NEOs have met the Qualified Plan’s vesting requirement. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Qualified Plan are not subject to any deduction for Social Security or other offset amounts.

Key provisions of the Qualified Plan include the following:

●	Participation. Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.
●	Normal Retirement Benefits. Normal retirement is at age 65 with five years of credited service. The basic formula is a base benefit equal to 1% of average monthly compensation multiplied by years of benefit service plus an excess benefit equal to 0.65% of average monthly compensation in excess of monthly Social Security Covered Compensation multiplied by years of benefit service (to a maximum of 35 years).
●	Early Retirement Benefits. Qualified benefits can commence at any age in the form of an annuity with the accrued benefit actuarially reduced for commencement before age 65, or as a single lump sum payment representing the actuarially equivalent present value of the age 65 benefit. Qualified benefits accrued prior to July 1, 2008 and payable in annuity form to employees who (a) are at least age 55 with 15 or more years of service or (b) have at least 30 years of service and whose age plus service total 90 or more, are subject to a partial rather than full actuarial reduction for early commencement.

“Compensation” is defined as regular earnings during the calendar year, including covered bonuses but excluding deferred and contingent compensation. For NEOs, compensation includes salary and annual incentive awards paid under the GATX Corporate Officers’ Incentive Plan. For the Final Average Pay Formula, “Social Security Covered Compensation” means the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint-and-survivor annuity. Optional forms of payment include a single lump sum of the accrued pension’s actuarially equivalent present value or a joint and survivor co-pensioner annuity. All forms of payment have the same actuarially equivalent value as the life annuity.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Code on payments from the Qualified Plan will be paid by the Company under the GATX Supplemental Retirement Plan (the “Non-Qualified Plan”). The Non-Qualified Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made as a single lump sum amount representing the actuarially equivalent present value of the benefit payable at age 65. Payments made pursuant to the Non-Qualified Plan are funded from the general assets of the Company.

The present value of accumulated pension benefits for each NEO is shown in column (d) of the Pension Benefits Table.

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EXECUTIVE COMPENSATION TABLES

Potential Payments upon Termination or Change in Control Table

The table below quantifies certain compensation and benefits that would have become payable to each of our NEOs if his or her employment had terminated on December 31, 2025, as a result of each of the termination scenarios described below, including in connection with a change of control of the Company (“COC”). The table below reflects certain assumptions made in accordance with SEC rules, namely that (a) the COC and/or termination of employment occurred on December 31, 2025, (b) the NEO’s age and years of service at the Company were as they actually were as of December 31, 2025 (for purposes of determining retirement eligibility), and (c) the value of a share of the Company’s common stock on December 31, 2025, the last trading day of the year, was $169.60. The table excludes the following payments and benefits that are not enhanced by the termination of employment or a COC:

●	accrued vacation pay, health plan continuation, and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;
●	stock options that have vested and are exercisable as shown in column (b) of the Outstanding Equity Awards at Fiscal Year-End Table;
●	performance shares and RSUs that have vested as shown in column (d) of the Option Exercises and Stock Vested Table; and
●	the present value of pension benefits calculated in accordance with the assumptions applicable to all participants in the GATX Non-Contributory Pension Plan for Salaried Employees as reflected in the Pension Benefits Table.

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			Termination without
			Cause or
		Termination without	Resignation for
		Cause Apart	Good Reason in
		from a Change in	Connection with a	Death or
	Retirement	Control	Change in Control	Disability
Named Executive Officer	($)	($)	($)	($)
Robert C. Lyons
Cash Severance(1)	—	4,000,000	6,000,000	—
Bonus (Accrued Obligations)(2)	1,000,000	1,000,000	1,000,000	1,000,000
SRP Payment(3)	—	—	4,040,204	—
Accelerated Vesting of Equity Awards(4)
Stock Options	1,389,752	—	2,264,854	2,264,854
RSUs	—	—	—	—
Performance Shares	2,616,928	1,840,669	5,089,696	2,616,928
Continued Benefits Coverage(5)	—	76,867	115,301	—
Outplacement(6)	—	25,000	100,000	—
Total	5,006,680	6,942,536	18,610,055	5,881,782
Thomas A. Ellman
Cash Severance(1)	—	1,633,790	3,267,570	—
Bonus (Accrued Obligations)(2)	448,490	448,490	448,490	448,490
SRP Payment(3)	—	—	1,203,973	—
Accelerated Vesting of Equity Awards(4)
Stock Options	473,869	—	769,124	769,124
RSUs	—	—	—	—
Performance Shares	871,744	626,333	1,675,648	871,744
Continued Benefits Coverage(5)	—	57,650	115,301	—
Outplacement(6)	—	25,000	64,070	—
Total	1,794,103	2,791,263	7,544,176	2,089,358
Paul F. Titterton
Cash Severance(1)	—	1,606,500	3,213,000	—
Bonus (Accrued Obligations)(2)	—	441,000	441,000	441,000
SRP Payment(3)	—		1,064,081
Accelerated Vesting of Equity Awards(4)
Stock Options	—	—	554,381	554,381
RSUs	—	—	—	—
Performance Shares	—	478,272	1,366,976	694,851
Continued Benefits Coverage(5)	—	57,650	115,301	—
Outplacement(6)	—	25,000	63,000	—
Total	—	2,608,422	6,817,739	1,690,232
Brian L. Glassberg
Cash Severance(1)	—	1,077,640	2,155,275	—
Bonus (Accrued Obligations)(2)	—	254,925	254,925	254,925
SRP Payment(3)	—		181,450
Accelerated Vesting of Equity Awards(4)
Stock Options	—	—	301,689	301,689
RSUs	—	—	—	—
Performance Shares	—	251,008	688,576	354,973
Continued Benefits Coverage(5)	—	57,650	115,301	—
Outplacement(6)	—	25,000	46,350	—
Total	—	1,666,223	3,743,566	911,587
Kim Nero
Cash Severance(1)	—	1,036,250	2,072,505	—
Bonus (Accrued Obligations)(2)	—	245,135	245,135	245,135
SRP Payment(3)	—		127,762
Accelerated Vesting of Equity Awards(4)
Stock Options	—	—	295,971	295,971
RSUs	—	—	—	—
Performance Shares	—	238,627	629,216	329,024
Continued Benefits Coverage(5)	—	57,650	115,301	—
Outplacement(6)	—	25,000	44,570	—
Total	—	1,602,662	3,530,460	870,130
(1)	Represents the cash severance payable to the NEO under the termination scenarios identified above under our Executive Severance Plan and the COC Agreements.
(2)

Our NEOs are eligible to receive an annual bonus payout subject to their continued employment through the payment date. In addition, each NEO may receive: (a) a prorated annual bonus based on actual Company performance in the event of a retirement or upon death or disability under the COIP, (b) a prorated annual bonus based on actual Company performance in the event of a involuntary termination without cause under the Executive Severance Plan, or (c) a prorated target bonus in the event of an involuntary termination under the COC Agreements. For purposes of this table, we have used the NEO’s 2025 compensation design target bonus amount for each termination scenario identified above.

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EXECUTIVE COMPENSATION TABLES

(3)

Represents the present value of the incremental portion of non-qualified pension benefits calculated using the discount rate specified in the COC Agreements instead of the GATX Non-Contributory Pension Plan for Salaried Employees, attributable to three additional years of age and service credit.

(4)

Represents the aggregate value of the accelerated vesting of the equity awards held by the NEO in the termination scenarios identified above. With respect to performance shares, the value is calculated by multiplying the closing price of our common stock on December 31, 2025 by the number of performance shares, the vesting of which accelerates in connection with the applicable triggering event. For purposes of this table, performance against goals is assumed to be at target with respect to performance shares. The value attributable to the accelerated options, the vesting of which accelerates in connection with the applicable triggering event, represents the excess of the closing price of our common stock on December 31, 2025 over the exercise price of the unvested options. Amounts listed in this table exclude the value of accrued dividend equivalents which would be paid out upon the accelerated vesting of the equity awards.

(5)

Represents the estimated value of continued benefits to be provided to the NEO under the termination scenarios identified under our Executive Severance Plan and the COC Agreements. The foregoing estimates are based on the premiums in effect on December 31, 2025.

(6)	Represents the value of outplacement benefits to which the NEO would be entitled under the termination scenarios identified above under our Executive Severance Plan and the COC Agreements.

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EXECUTIVE COMPENSATION TABLES

Key Provisions of the COC Agreements

The key provisions of the COC agreements are described below. Each NEO has entered into a COC agreement that provides certain benefits should employment be terminated or constructively terminated following a change of control. Key terms under the agreements include the following:

Executive Benefit	Description

Term	● Agreement effective for two-year rolling term and renews automatically each year unless GATX gives 60 days’ advance notice of non-renewal
● Employment period is two years
● Unless a COC occurs, employment is at will
Payment Triggers	● Involuntary termination without “cause” or voluntary termination for “good reason” within two years following a COC
● Failure of a successor to assume the Agreement
● Termination prior to, but in contemplation of, a COC
● Payments are not triggered in the event of death, disability, “cause,” or voluntary termination for other than “good reason”
Severance Benefits	● Three times the sum of base salary and target annual bonus (paid in lump sum)
● Three years of additional age and service credit for retirement purposes
● Three years of additional coverage in health and welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare
● Outplacement services at a maximum cost of 10% of salary

●
Pro rata portion of target bonus for the year in which the COC occurs for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest

No Excise Tax Gross Ups	● Tax gross up not included in COC agreements

●
NEOs are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the NEO

Enforcement and Legal Fees	● Payable by Company unless a court determines that such payment was unjust
Definition of Key Terms	● COC means any of the following:
— the acquisition of 20% or more of the Company’s outstanding shares or voting securities
— a turnover in a majority of the Company’s board members

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
— shareholder approval of liquidation or dissolution of the Company

●
“Cause” means the willful illegal conduct, gross misconduct, or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls

● “Good Reason” means any of the following:
— a material diminution of the executive’s authority or duties
— a material diminution in base compensation
— a material diminution in the budget over which authority is retained
— a material change in geographic location at which services must be performed

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EXECUTIVE COMPENSATION TABLES

Executive Severance Plan

In February 2023, following a market review and consultation with Pay Governance, our Compensation Committee adopted an Executive Severance Plan for our eligible executives located in the United States, including our NEOs. Pursuant to the Executive Severance Plan, participants will be eligible to receive severance benefits upon a qualifying termination, including in connection with a COC, as described further in Compensation Discussion and Analysis—Detailed Compensation Discussion and Analysis—Employee Benefits – Severance – Double-Trigger Vesting—Executive Severance Plan above. Pursuant to the terms of the Executive Severance Plan, our NEOs will not be eligible for benefits under the plan to the extent they are a party to an existing COC agreement and would receive benefits under such agreement as a result of any termination. NEOs are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the NEO.

Pay Ratio Disclosure

As required by SEC rules and regulations, we are providing the following information regarding the ratio of the total annual compensation of Mr. Lyons, our CEO, to the total annual compensation of our median employee for our last completed fiscal year.

In 2025, our last completed fiscal year, the annual total compensation of our CEO was $8,178,380, and the annual total compensation of our median employee was $80,044. As a result, for 2025, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 102 to 1.

To determine the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table, which includes salary, stock and option awards, annual incentive, change in pension value, and all other compensation. We then calculated our median employee’s total annual compensation in accordance with the same requirements applicable to the CEO’s compensation, as reported in the Summary Compensation Table, and used that number to calculate the ratio of our CEO’s pay to that of our median employee.

We identified the median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by us on October 1, 2023. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees) as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation. For 2025, we determined that there were no material changes to our workforce or the median employee’s compensation and have elected to continue to use the same median employee from 2023.

As of October 1, 2023, we employed approximately 1,888 people, with 1,103 located in the United States and 785 located outside the United States. We elected to exclude employees as of that date in the Netherlands (31), India (30), Mexico (9), France (8), China (6), and Singapore (4) given the small number of employees located in those jurisdictions.

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EXECUTIVE COMPENSATION TABLES

Pay Versus Performance Disclosure

As required by SEC rules and regulations, we are providing the following information regarding the relationship between executive compensation actually paid and the Company’s financial and stock price performance.

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our Principal Executive Officers (“PEOs”) and non-PEO NEOs for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022, and 2021 and our financial performance for each such fiscal year:

										Net Income
							Value of Initial Fixed			Excluding
							$100 Investment Based			Tax
					Average		on:			Adjustments
	Summary	Summary	Compensation	Compensation	Summary	Average		Peer Group		and Other
	Compensation	Compensation	Actually Paid	Actually Paid	Compensation	Compensation	Total	Total	Net	Items
	Table Total for	Table Total for	to PEO	to PEO	Table Total for	Actually Paid	Shareholder	Shareholder	Income	(non-GAAP)
	PEO (Kenney)	PEO (Lyons)	(Kenney)	(Lyons)	Non-PEO	to Non-PEO	Return	Return	($, in	($, in
Year	($)(1)	($)(1)	($)(3)	($)(3)	NEOs ($)(2)	NEOs ($)(3)	($)	($)(4)	millions)	millions)
2025		8,178,380		6,964,123	2,478,828	2,315,153	223.50	154.40	333.275	319.759
2024		6,846,635		7,553,607	1,805,805	2,165,676	201.21	143.65	284.184	288.079
2023		6,472,498		5,092,187	1,798,061	1,543,434	153.50	126.13	259.169	257.602
2022	6,120,956	4,559,380	(2,085,538)	4,463,028	1,909,348	1,434,592	133.26	108.37	155.923	217.694
2021	7,464,484		8,822,603		2,150,242	2,418,007	127.93	124.73	143.093	182.186
(1)	Brian A. Kenney served as our President and Chief Executive Officer until April 22, 2022. On that date, Mr. Kenney retired and Mr. Lyons was appointed as our President and Chief Executive Officer.
(2)	The individuals comprising the Non-PEO NEOs for each year presented are listed below:

Year	Non-PEO NEOs
2025	Mr. Ellman, Mr. Glassberg, Ms. Nero, and Mr. Titterton
2024	Mr. Ellman, Mr. Glassberg, Ms. Nero, and Mr. Titterton
2023	Mr. Ellman, Mr. Glassberg, Ms. Nero, and Mr. Titterton
2022	Mr. Ellman, Deborah A. Golden, Ms. Nero, N. Gokce Tezel, Mr. Titterton, and Robert A. Zmudka
2021	Mr. Ellman, Ms. Golden, Mr. Lyons, and Mr. Tezel

(3)	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table, adjusted as follows:

	2025
		Average
		Non-PEO
Adjustments (a)	PEO	NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(4,583,934)	$(967,937)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$4,195,674	$886,152
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$—	$—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(667,418)	$(141,157)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$1,143,496	$234,496
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$—	$—
Increase based on Dividends Paid to the Executive during Applicable FY on outstanding equity awards	$—	$—
Increase based on Incremental Fair Value of Options Modified during Applicable FY	$—	$—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	$(1,564,936)	$(248,080)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	$262,861	$72,851
TOTAL ADJUSTMENTS	$(1,214,257)	$(163,675)
(a)	Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to the following: (1) for RSUs, if any, (A) for year-end dates, the closing price of our common stock on such year-end date, or (B) for vesting dates, the average of the high and low prices of our common stock on the applicable vesting date; (2) for performance shares, (A) for year-end dates, the closing price of our common stock on such year-end date multiplied by the probable achievement as of such date, or (B) for vesting dates, the average of the high and low prices of our common stock on the applicable vesting date multiplied

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EXECUTIVE COMPENSATION TABLES

by the probable achievement as of such date; and (3) for stock options, a value derived using the Black-Scholes option pricing model and the present value of dividends we expect to pay over the expected term of the award as of the applicable year-end or vesting dates, determined based on the same methodology as used to determine grant date fair value of such stock options for financial statement purposes modified to obtain the values as of the relevant valuation dates. The Black-Scholes option pricing model assumptions were determined as follows: (i) the average of the high and low values of our common stock on the applicable valuation date as of the current market price, (ii) in the case of in the money options, an expected term equal to the original ratio of expected term relative to the seven-year contractual term multiplied times the remaining term as of the applicable valuation date, and in the case of underwater stock options, an expected term set equal to the remaining term of the award, (iii) volatility based on the historical volatility of our stock price over a period equal to the expected term, and (iv) risk-free interest rates based on the implied yield on recently-issued U.S. Treasury zero-coupon bonds with a term comparable to the expected term. In all cases, these amounts were calculated in accordance with ASC Topic No. 718, Compensation – Stock Compensation. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(4)

For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the S&P MidCap 400 Index as of December 31 (the “Peer Group”). We are not aware of any peer companies whose businesses are directly comparable to ours and, therefore, the graph displays the returns of the index noted above as it includes companies with market capitalizations similar to ours.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Performance Measures and Compensation Actually Paid

The graphs below compare the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs with our (i) cumulative TSR, (ii) Peer Group TSR, (iii) net income, (iv) net income, excluding tax adjustments and other items (non-GAAP), (v) three-year cumulative investment volume, and (vi) three-year average LTI-adjusted return on equity (non-GAAP), in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024, and 2025. We consider those last three performance measures to be equally important in linking compensation actually paid to our NEOs to company performance. SEC rules do not permit the last two measures to be in the table above, however, because they are measured over a multi-year period.

Net income, excluding tax adjustments and other items (non-GAAP), and three-year average LTI-adjusted return on equity are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see Exhibit A to this Proxy Statement. Investment volume is a GAAP measure.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

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EXECUTIVE COMPENSATION TABLES

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:

●	Net income, excluding tax adjustments and other items (non-GAAP)
●	Three-year cumulative investment volume
●	Three-year average LTI-adjusted return on equity (non-GAAP)

For additional details regarding our most important financial performance measures, please see the Compensation Discussion and Analysis above.

Option Grant Practices

As required by Item 402(x) of Regulation S-K, we are providing the following discussion of the timing of option awards in relation to the disclosure of material nonpublic information.

With respect to our annual awards, our longstanding practice has been to grant these annual long-term incentive equity awards, including stock options, on the date of the Compensation Committee’s first meeting of each calendar year. However, in 2026, our earnings release and earnings call occurred later than usual as a result of the closing of the Wells Fargo Transaction. To align with our past practice of issuing incentive equity award grants, including option grants, after our annual earnings release, we delayed the 2026 award grant date until after the second meeting of the Compensation Committee in February 2026. We expect to revert to our previous schedule in 2027.

In addition to grants made as part of our annual equity grant process for our current employees, grants may also be made during the year to newly hired employees as part of the new-hire compensation package or to existing employees for purposes of retention. Any such grants to executive officers are generally approved at meetings of the Compensation Committee or the Board. When determining the timing of the long-term incentive equity award grants, the Compensation Committee strives to grant our awards at least five business days before, and at least two business days after, the public disclosure of material nonpublic information. For all stock option awards, the exercise price is no less than the average of the high and low prices of our common stock on the date of the grant. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for NEO grants.

During fiscal year 2025, we did not grant any stock options or option-like instruments to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material nonpublic information.

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PROPOSAL 3: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2012 INCENTIVE AWARD PLAN

Our Board is seeking shareholder approval of an amendment and restatement of the GATX Corporation Amended and Restated 2012 Incentive Award Plan (as so amended and restated, the “Restated Plan”). Our Board has approved the Restated Plan, subject to obtaining shareholder approval at the Annual Meeting. If approved by shareholders, the Restated Plan will become effective on the day of the Annual Meeting. If the shareholders do not approve the Restated Plan, the Restated Plan will not become effective and the existing GATX Corporation Amended and Restated 2012 Incentive Award Plan (the “Existing Plan”) will continue in full force and effect in accordance with its terms, including the share reserve thereunder.

Summary of Material Amendments to Existing Plan

The Restated Plan will implement the following material changes to the Existing Plan:

●	Increases the shares available for grant by 1,300,000 shares over the shares available for grant under the Existing Plan;
●	Removes the fixed term under the Existing Plan. The Restated Plan will continue until terminated by the Administrator (as defined below);
●	Specifies that up to an aggregate of 10,000,000 shares may be issued upon the exercise of “incentive stock options” (“ISOs”), as defined in Section 422 of the Code, under the Restated Plan. In addition, no ISOs may be granted under the Restated Plan after February 18, 2036, the date that is ten years following the date the Board approved the Restated Plan;
●	Increases the annual limits on awards that may be granted to any individual participant in any calendar year under the Restated Plan to 1,000,000 shares subject to options and stock appreciation rights (“SARs”) (increased from 500,000 under the Existing Plan), and 1,000,000 shares subject to Full Value Awards (as defined below) (increased from 300,000 under the Existing Plan). In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year under the Restated Plan with respect to one or more awards originally designated to be payable only in cash is $15,000,000 (increased from $5,000,000 under the Restated Plan). For purposes of the Restated Plan, a “Full Value Award” means an award other than an option or SAR (or other award subject to an exercise price, strike price or similar concept);
●	Increases the limit on the sum of the grant date fair value of equity-based awards (determined as of the grant date in accordance with FASB ASC Topic 718 (or any successor thereto)) and the amount of any cash-based awards granted or fees payable to any non-employee director as compensation for services as a non-employee director during any calendar year to $750,000 (increased from $350,000 under the Existing Plan); and
●	Provides that consultants will be eligible participants for purposes of the Restated Plan. Consultants were not previously eligible participants under the Existing Plan.

The Restated Plan is not being materially amended in any respect other than to reflect the changes described above.

Why Shareholders Should Vote to Approve the Restated Plan

Equity Incentive Awards are an Important Part of Our Compensation Philosophy

Equity compensation is a key element of our compensation philosophy. We use long-term equity compensation to tie the interests of our employees, consultants and directors directly to the interests of our shareholders. We also emphasize long-term incentive opportunities more heavily than short-term incentives consistent with our business, which involves buying, leasing, maintaining, managing, and selling long-lived assets into constantly changing business conditions over decades.

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The Existing Plan Will Expire in 2027

The term of the Existing Plan will expire in 2027 unless an extension is approved by our shareholders. If the term of the Existing Plan expires, we will no longer be able to continue to issue equity to our employees or directors. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate having difficulty attracting, retaining, and motivating our employees and directors if we are unable to make equity grants to them.

Determination of Share Reserve for the Restated Plan

The Existing Plan is the only equity plan we maintain. The table below presents information regarding the number of shares that were subject to outstanding awards under the Existing Plan and the shares remaining available for issuance under the Existing Plan as of December 31, 2025.

			As a % of
	Number of		Shares	Dollar
	Shares		Outstanding(1)	Value(2)
Existing Plan
(a) Options Outstanding	932,172		2.6%	$48,575,483
Weighted Average Exercise Price (Options)	$117.49
Weighted Average Remaining Term (Options)	3.8	years
(b) Restricted Stock Units/Phantom Stock Units Outstanding	332,753		0.9%	$56,434,909
(c) Performance Shares Outstanding(3)	108,480		0.3%	$18,398,208
(A) Total Equity Awards Outstanding (a+b+c)	1,373,405		3.9%	$123,408,600
(B) Total Shares Available for Issuance (Existing Plan)(4)	1,456,885		4.1%	$247,087,696
(C) Proposed Increase in Shares Reserve (Restated Plan)	1,300,000		3.7%	$220,480,000
Total Dilution (A+B+C)	4,130,290		11.7%	$590,976,296
(1)	Based on 35,400,021 shares of our common stock outstanding as of December 31, 2025.
(2)	Option value net of weighted average exercise price based on the closing price of our common stock on December 31, 2025 of $169.60 per share.
(3)	Performance shares are reflected assuming “target” performance.
(4)	Shares remaining available for issuance under the Existing Plan reflects performance shares assuming “target” performance. For purposes of calculating the shares that remain available for grant under the Existing Plan, each share subject to an option or SAR is counted against the share reserve as 1.0 share and each share subject to a Full Value Award is counted as 2.0 shares for any Full Value Award.

While we may continue to grant further awards under the Existing Plan between December 31, 2025 and the Annual Meeting date, to the extent we do so, the share reserve under the Restated Plan will be reduced by the number of shares subject to awards that we grant under the Existing Plan, if any, between December 31, 2025 and the Annual Meeting date (as determined under the share counting provisions of the Existing Plan).

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Background of Determination of Shares Under the Restated Plan

In determining whether to approve the Restated Plan, including the proposed increase to the share reserve, the Board considered the following:

●	The Board reviewed information regarding our historical and anticipated burn rate and overhang metrics. The table below outlines our average annual share pool usage over the most recently completed three-year period (or “burn rate”) with respect to the equity awards we granted, including our gross burn rate and our “adjusted average burn rate.”

				Three Year
				Average
	2023	2024	2025	(2023-2025)
Stock Options Granted	189,900	194,100	198,300	194,100
Restricted Stock Units / Phantom Stock Units Granted	48,580	46,327	37,884	44,263
Performance Shares Granted (at “Target”)	36,860	38,940	32,680	36,160
Total Awards Granted(1)	275,340	279,367	268,864	274,523

Performance Shares Earned(2)	43,411	52,049	50,977	48,812

Weighted Average Common Shares Outstanding (Basic)	35,652,202	35,810,813	35,849,975	35,770,997

Gross Burn Rate(3)	0.77%	0.78%	0.75%	0.77%
(1)	Includes the aggregate number of options, restricted stock units (“RSUs”), phantom stock units and performance shares granted in the applicable year. Performance shares are reflected assuming “target” performance.
(2)	Reflects performance shares vested in the applicable year based on actual achievement of the applicable performance goals.
(3)	Gross burn rate is calculated as (A) the total number of stock-settled equity awards granted during the applicable year (with performance shares counted at “target” levels), divided (B) by the weighted average common shares outstanding for the applicable year, and does not include awards assumed pursuant to acquisitions.
●	We expect the share reserve under the Restated Plan to provide us with enough shares for awards for approximately seven years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of GATX shares, hiring activity during the next few years, and forfeitures of outstanding awards. We cannot predict our future equity grant practices, the future price of GATX shares, future forfeiture rates, or our future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Plan could last for a shorter or longer time than we expect.
●	The potential dilution to our shareholders that may result from the issuance of shares pursuant to outstanding awards and awards to be issued under the Restated Plan is determined by reference to the “overhang” rate. In calendar years 2023, 2024, and 2025, the end-of-year overhang rate (calculated by dividing (a) the sum of the number of shares subject to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (b) the number of shares outstanding at the end of the calendar year) was 9.8%, 8.8%, and 8.0%, respectively. If the Restated Plan is approved, GATX expects the overhang rate to increase to approximately 11.7% following such approval due to the 1,300,000 additional shares added by the Restated Plan.
●	Analysis by the Compensation Committee’s independent compensation consultant, which was based on generally accepted evaluation methodologies used by proxy advisory firms, has found that the number of shares to be reserved under the Restated Plan is within generally accepted standards as measured by an analysis of the Restated Plan cost relative to industry practice.

In light of the factors described above, our Board has determined that the size of the share reserve under the Restated Plan is reasonable and appropriate at this time.

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Equity Compensation Best Practices Reflected in the Restated Plan

The Restated Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices, including:

●	Continued Broad-Based Eligibility for Equity Awards. We grant equity awards to a significant number of employees and all non-employee directors. We have not historically granted equity awards to consultants. We believe that this aligns their interests directly with the interests of our shareholders and motivates these individuals to act as owners of the business. As of December 31, 2025, 194 of GATX’s employees and all of its non-employee directors held outstanding equity awards under the Existing Plan.
●	Specific Limit on Non-Employee Director Compensation. Under the Restated Plan, an annual limit of $750,000 per calendar year applies to the sum of all cash or other compensation and the grant date fair value of all equity awards paid or granted to a non-employee director for services as a non-employee director.
●	No Discount Options or SARs. All options and SARs will have an exercise price equal to or greater than the fair market value per share on the date of grant, other than options or SARs assumed or substituted in connection with certain corporate transactions.
●	Prohibitions Against Various “Liberal” Share Recycling Practices. Shares used to pay the exercise price of an option or SAR, to satisfy tax withholding obligations with respect to any award, or shares otherwise purchased on the open market with cash proceeds from the exercise of options are not recycled back in the Restated Plan for re-grant.
●	No Automatic Single-Trigger Vesting of Awards. The Restated Plan does not provide for automatic “single-trigger” accelerated vesting upon a change of control.
●	Fungible Share Pool with Reasonable Limit on Full Value Awards. For purposes of calculating the shares that remain available for issuance under the Restated Plan, grants of options and SARs will be counted as the grant of one share for each one share actually granted, as described above. However, to protect shareholders from potentially greater dilutive effect of Full Value Awards, all grants of Full Value Awards following the effective date of the Restated Plan will be deducted from the share reserve as 2.0 shares for every one share actually granted.
●	Minimum One-Year Vesting Period. The Restated Plan mandates a vesting period of at least one year for all awards granted under the Restated Plan, which applies to no less than 95% of the shares authorized for grant (subject to certain limited exceptions set forth in the Restated Plan).
●	No Repricing of Awards. Awards may not be repriced, replaced, or re-granted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award.
●	Dividends and Dividend Equivalents Paid Only on Vested Awards. The Restated Plan explicitly provides that no dividends or dividend equivalents which accrue on any unvested equity awards may be paid until vesting of such awards has occurred.
●	No Tax Gross-Ups. The Restated Plan does not provide for any tax gross-ups.

Shareholder Approval Requirement

Shareholder approval of the Restated Plan is needed for GATX to satisfy the shareholder approval requirements of the NYSE and so that certain stock options granted under the Restated Plan will qualify as ISOs.

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Description of the Restated Plan

The following sets forth a description of the material terms of the Restated Plan. The summary is qualified in its entirety by reference to the complete text of the Restated Plan, which is attached as Exhibit B to this Proxy Statement.

Purpose

The purpose of the Restated Plan is to promote the success and enhance the value of GATX by linking the individual interests of eligible participants to those of our shareholders, providing such individuals with an incentive for outstanding performance to generate superior returns to shareholders, and providing us with flexibility to motivate, attract, and retain the services of eligible participants upon whose judgment, interest, and effort the successful conduct of our business is largely dependent.

Authorized Shares

The Restated Plan authorizes an additional 1,300,000 shares for issuance over the existing share reserve under the Existing Plan. Subject to adjustment for changes in our capitalization and other corporate events, as described below, and the Restated Plan’s share counting provisions, the total number of shares of our common stock available for issuance under the Restated Plan is the sum of:

●	1,300,000 shares to be approved by shareholders pursuant to this Proposal No. 3; plus
●	7,000,000 shares authorized for issuance under the Existing Plan, plus
●	267,094 shares that were subject to awards outstanding under the GATX Corporation 2004 Equity Incentive Compensation Plan (the “2004 Plan”) on the original effective date of the Existing Plan which after the original effective date of the Existing Plan were forfeited, lapsed unexercised, were settled in cash or were not issued under the 2004 Plan and again became available for issuance under the Existing Plan pursuant to its terms.

Grants under the Restated Plan of stock options and SARs will continue to reduce the shares available under the Restated Plan on a one-for-one basis. The aggregate number of shares that remain available for issuance under the Restated Plan will continue to be reduced by 2.0 shares for each share delivered in settlement of any Full Value Award.

As of December 31, 2025, awards covering a total of 1,373,405 shares were subject to outstanding awards under the Existing Plan (with performance shares counted assuming “target” performance). Therefore, for the avoidance of doubt, the shares authorized for issuance under the Restated Plan as described above includes shares subject to awards granted under the Existing Plan and settled in prior years and is not a reflection of availability for new, future awards following the effective date of the Restated Plan. Subject to adjustment for changes in capitalization and other corporate events, as described below, and the Restated Plan’s share counting provisions, as of the effective date of the Restated Plan, the number of shares that will be available for future grants under the Restated Plan will be equal to 2,756,885 shares, less 1.0 share for every share subject to an option or SAR and 2.0 shares for every share subject to a Full Value Award granted after December 31, 2025 under the Existing Plan and prior to the effective date of the Restated Plan. The 2,756,885 shares represent 1,456,885 shares that remained available for future issuance under the Existing Plan as of December 31, 2025 (with performance shares counted assuming “target” performance), plus the 1,300,000 newly authorized shares to be approved by our shareholders pursuant to this Proposal No. 3.

Shares issued under the Restated Plan may be authorized but unissued shares, shares purchased on the open market, or treasury shares.

In no event may more than 10,000,000 shares be issued upon the exercise of ISOs under the Restated Plan.

Share Counting Provisions

If an award under the Restated Plan is forfeited or expires or such award is settled for cash, the shares subject to such award will, to the extent of such forfeiture, expiration, or cash settlement, again be available for future grants of awards under the Restated Plan in the same number that were originally deducted from the share reserve with respect to such award. In addition, any shares repurchased by us at the same price paid by the participant so that such shares are returned to us will again be available for future grants of awards under the Restated Plan in the same number that were originally

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deducted from the share reserve with respect to such award. However, the following shares will not be available for future grants of awards: (1) shares tendered or withheld in payment of the exercise price of an option; (2) shares tendered or withheld to satisfy any tax withholding obligation with respect to an award; (3) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise; and (4) shares purchased on the open market with the cash proceeds from the exercise of options. Dividend equivalents paid in cash will not be counted against the number of shares reserved under the Restated Plan.

Administration

The Restated Plan will be administered by the Compensation Committee or a subcommittee thereof (or by the Board or another Board committee as may be determined by the Board from time to time). The administrator of the Restated Plan (the “Administrator”) or its delegate will have the authority to determine which employees, consultants, and non-employee directors receive awards and set the terms and conditions applicable to awards. The Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Restated Plan. Subject to applicable law, the Board or the Compensation Committee may also delegate authority to administer the Restated Plan to one or more officers of GATX; provided, however, that an officer may not be delegated authority to administer awards with respect to individuals who are subject to Section 16 of the Exchange Act, or themselves.

Individual Award Limits

The Restated Plan includes annual limits on awards that may be granted to any individual participant. The maximum aggregate number of shares with respect to all options and SARs that may be granted to any individual participant during any calendar year is 1,000,000, and the maximum aggregate number of shares with respect to one or more Full Value Awards that may be granted to any individual participant during any calendar year is 1,000,000.

The maximum aggregate amount of cash that may be paid in cash to any individual participant during any calendar year with respect to one or more awards originally designated to be payable only in cash is $15,000,000.

These numbers may be adjusted to take into account changes in capitalization and other corporate events, as described below. For purposes of these individual award limits, each share subject to an award (including a Full Value Award) will be counted as one share against the specified limit.

Compensation Limit for Non-Employee Directors

The sum of the grant date fair value of equity-based awards (determined as of the grant date in accordance with FASB ASC Topic 718 (or any successor thereto)) and the amount of any cash-based awards granted or fees payable to any non-employee director as compensation for services as a non-employee director of the Company during any calendar year may not exceed $750,000. The Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion.

Eligibility

Employees, consultants, and non-employee directors of GATX or any of its subsidiaries are eligible to receive awards under the Restated Plan. As of December 31, 2025, GATX and its subsidiaries had approximately 2,400 employees, approximately 560 consultants, and eight non-employee directors, each of whom could have received awards under the Restated Plan had it been in effect on such date.

Types of Awards

The Restated Plan provides for the grant of stock options (including ISOs and nonqualified stock options (“NQSOs”)), SARs, restricted stock, RSUs, dividend equivalent awards, phantom stock awards, stock payment awards, and performance awards that are cash-based, stock-based, or a combination thereof. Awards to eligible individuals will be subject to the terms of an individual award agreement between GATX and the individual. Payment for awards may be paid by cash, check, shares, a broker assisted cashless exercise, or such other methods as the Administrator may approve from time to time. A brief description of each award type follows:

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Stock Options

Options provide the option holder with the right to purchase shares at a specified price and usually become exercisable in one or more installments after the grant date. Options may take two forms, NQSOs and ISOs. The exercise price of an option may not be less than the fair market value of a share on the date of grant (and in some cases, as described below, may not be less than 110% of such fair market value), other than in the case of options that are assumed or substituted in connection with certain corporate transactions. Fair market value under the Restated Plan generally means the average of the highest and lowest prices at which a share of common stock is traded on the NYSE on the grant date. The term of an option cannot exceed ten years and, in some cases, as described below, the term may not exceed five years.

The terms of ISOs must comply in all respects with the provisions of Section 422 of the Code. Individuals who are not our employees or one of our parent or subsidiary corporations may not be granted ISOs. In addition, no ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of GATX stock unless (1) the exercise price of the ISO is at least 110% of the fair market value of the common stock subject to the ISO on the date of grant and (2) the term of the ISO does not exceed five years. To the extent that the aggregate fair market value of the shares with respect to which ISOs are exercisable for the first time by a participant during any calendar year exceeds $100,000, the portion in excess of $100,000 will be treated as NQSOs.

The Administrator will establish and set forth in the agreement evidencing an option whether the option will continue to be exercisable, and the terms and conditions of such exercise, after a participant terminates service with us.

Stock Appreciation Rights

SARs provide for payment to the SAR holder based on increases in the price of GATX shares over a specified base or exercise price. The exercise price of a SAR must not be less than the fair market value of our common stock on the date of grant, other than in the case of SARs that are assumed or substituted in connection with certain corporate transactions. SARs may be granted in connection with options or other awards or separately. The term of each SAR is set by the Administrator up to a maximum of ten years from the date of grant.

Restricted Stock

A restricted stock award is a non-transferable grant of shares at a price determined by the Administrator (which price may be zero) and, unless otherwise determined by the Administrator at the time of award, may be forfeited upon termination of employment or service during a restricted period. Subject to the minimum vesting provisions of the Restated Plan, restricted stock will vest according to the terms of each individual award agreement, as determined by the Administrator. Any dividends that accrue on restricted stock will be held and not paid until the restricted stock vests.

Restricted Stock Units

RSUs represent the right to receive shares at a specified date in the future. On the vesting date specified in the award agreement, GATX will deliver to the holder of the RSU, unrestricted shares of GATX which will be freely transferable. Subject to the minimum vesting provisions of the Restated Plan, the Administrator will specify the vesting requirements in each award agreement. RSUs may also provide for deferral of settlement beyond the vesting date.

Dividend Equivalents

Dividend equivalents may be paid in cash or shares and represent the value of the dividends on the shares, calculated with reference to the number of shares covered by an award. Dividend equivalents paid in cash do not count against the share and award limits under the Restated Plan. Dividend equivalents will be paid out only if, when, and to the extent that the underlying awards vest. The value of dividends and other distributions payable with respect to awards that do not vest will be forfeited.

Performance Awards

Performance awards are denominated in cash or GATX shares and are linked to the satisfaction of performance criteria established by the Administrator. The value of the performance awards may be linked to any performance criteria which may include, but are not limited to, the following: earnings (either before or after any one or more of interest, taxes, depreciation, and amortization); economic value-added; gross or net sales or revenue; income (gross or net, before or after taxes); adjusted income (gross or net); operating earnings or profit; cash flow (including, but not limited to, operating

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cash flow and free cash flow); return on capital; return on assets; return on shareholders’ equity; total shareholder return; return on sales; gross or net profit or operating margin; costs; funds from operations; expenses; productivity; return on net assets; operating efficiency; economic value; working capital; earnings per share; adjusted earnings per share; regulatory body approval for commercialization of a product; implementation or completion of critical projects; cash flow return on capital; price per share of common stock; market share; investment volume; total gross income less total ownership costs; and ownership costs. Any of the foregoing criteria may be measured either in absolute terms, as an incremental increase or decrease, or as compared to results of a peer group or market performance indicators.

Stock Payments

Payments to participants of bonuses or other compensation under the Restated Plan may be made in the form of shares.

Phantom Stock

Phantom stock typically is awarded without payment of consideration and may be subject to vesting conditions, including satisfaction of performance criteria. Recipients of phantom stock also have no voting rights, and no dividend equivalents that accrue on phantom stock will be paid, prior to vesting and delivery of the phantom stock. Payment for phantom stock may be made in cash, shares, or any combination of the two. Payment for phantom stock is not actually issued until the phantom stock award has vested.

Minimum Vesting Period

The Restated Plan contains a minimum vesting requirement, subject to limited exceptions, that awards made pursuant to the Restated Plan may not vest earlier than the first anniversary of the grant date of the award. The limited exceptions allow the issuance of awards on or after the effective date of the Restated Plan of (1) any awards delivered in lieu of fully-vested cash-based awards under the Restated Plan (or other fully-vested cash awards or payments), (2) any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of our shareholders to the next annual meeting of our shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, or (3) any other awards that result in the issuance of an aggregate of not more than 5% of the aggregate share reserve under the Restated Plan. The Administrator has the authority to waive the one-year vesting restrictions upon a participant’s death, retirement, disability, termination of service, or the consummation of a change in control.

Prohibition on Repricing

The Restated Plan prohibits the Administrator from repricing options or SARs without shareholder approval (other than as permitted in connection with certain transactions), including any repricing accomplished through the cancellation of an option or SAR in exchange for cash or another award when the exercise price of the option or SAR exceeds the current fair market value of the common stock.

Change of Control

In connection with a change of control, all outstanding awards will continue in effect or be assumed or converted in the transaction. If an award is continued, assumed, or substituted for an equivalent award and a participant’s service is terminated without cause within twenty-four months, or such lesser period as provided in the award agreement, following the change of control, then the participant will become fully vested in the continued, assumed, or substituted award. In the event that outstanding awards are not assumed or substituted, such awards will become fully exercisable immediately prior to the change of control and all forfeiture restrictions on such awards will lapse.

Adjustments upon Certain Events

In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, or other distribution (other than normal cash dividends) of GATX assets to shareholders, or other similar changes affecting the shares or share price of GATX common stock, the Administrator shall make equitable adjustments to reflect changes with respect to (1) the terms and conditions of any outstanding awards, (2) the number and kind of shares subject to an award, (3) the aggregate number and kind of shares that may be issued under the Restated Plan, the individual award limits under the Restated Plan, the ISO limit under the Restated Plan, and the manner in which Full Value Awards are counted against the share reserve, and (4) the grant or exercise price per share for any outstanding awards. In addition, upon such events, or any unusual or nonrecurring transactions or events affecting GATX, our financial statements, or changes in applicable laws or accounting principles, the Administrator may provide for the (A) termination

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of any awards in exchange for cash equal to the amount the holder would otherwise be entitled if they had exercised the award, (B) full vesting, exercisability, or payment of any award, (C) assumption of such award by any successor, (D) replacement of such award with other rights or property, (E) the adjustment of the number and type of shares and/or the terms and conditions of the awards and awards which may be granted in the future, or (F) that awards cannot vest, be exercised or become payable after such event.

Amendment and Termination

The Restated Plan may be wholly or partially amended or otherwise modified, suspended, or terminated at any time by the Board, provided that shareholder approval will be obtained for any amendment that (1) increases the number of shares available under the Restated Plan, (2) reduces the exercise price of any outstanding option or SAR, (3) cancels any option or SAR in exchange for cash or for another award having a lower per share exercise price, or (4) is necessary or desirable to comply with any applicable law or stock exchange rule.

No awards may be granted or awarded during any period of suspension or after termination of the Restated Plan, and in no event may ISOs be granted under the Restated Plan after the tenth anniversary of the date on which the Restated Plan was adopted by the Board.

Awards Not Transferable

In general, awards may not be pledged, assigned, or transferred other than by will or by laws of descent and distribution. The Administrator may allow awards other than ISOs to be transferred for estate or tax planning purposes to members of the holder’s family, charitable institutions, or trusts for the benefit of family members.

Forfeiture and Clawbacks

All awards (including the gross amount of any proceeds, gains, or other economic benefit obtained in connection with any award) made under the Restated Plan are subject to clawback by GATX to the extent required to comply with applicable laws or to the extent expressly covered by a GATX clawback policy.

Securities Laws

The Restated Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder.

Tax Withholding

As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions on any award, GATX has the authority to require participants to discharge all applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations, subject to the discretion of the Administrator to disapprove of such use.

United States Federal Income Tax Consequences

The tax consequences of the Restated Plan under current U.S. federal law are summarized in the following discussion. This discussion is limited to the general tax principles applicable to the Restated Plan, is intended for general information only and is not tax advice. State, local, and foreign income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

Nonqualified Stock Options

For U.S. federal income tax purposes, an option holder generally will not recognize taxable income at the time a NQSO is granted under the Restated Plan. The holder will recognize ordinary income, and GATX generally will be entitled to a deduction, upon the exercise of a NQSO. The amount of income recognized (and the amount deductible by GATX) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the option. Upon a subsequent disposition, any subsequent gain or loss will generally be taxable as capital gain or loss.

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PROPOSAL 3: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2012 INCENTIVE AWARD PLAN

Incentive Stock Options

A holder of an ISO generally will not recognize taxable income either at the time of grant or at the time of exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” to the holder for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares acquired upon exercise of an ISO, the holder will recognize taxable income. If shares acquired upon the exercise of an ISO are held for the longer of two years from the date of grant or one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition will be treated as a long-term capital gain or loss, and GATX will not be entitled to any deduction. If this holding period is not met and the stock is sold for a gain, then the difference between the option price and the fair market value of the stock on the date of exercise will be taxed as ordinary income and any gain over that will be eligible for long or short term capital gain treatment. If the holding period is not met and the shares are disposed of for less than the fair market value on the date of exercise, then the amount of ordinary income is limited to the excess, if any, of the amount realized over the exercise price paid. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of an ISO.

Stock Appreciation Rights

No taxable income is generally recognized upon the grant of SARs. Upon exercise, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of a SAR.

Restricted Stock

A holder of restricted stock generally will not recognize taxable income upon issuance, and GATX generally will not then be entitled to a deduction, unless an election is made by the holder under Section 83(b) of the Code. However, when the restricted stock vests and the shares are no longer subject to a substantial risk of forfeiture, the holder generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the vesting date over the purchase price thereof. If an election is made under Section 83(b) of the Code, then the holder generally will recognize ordinary income on the date of issuance equal to the excess, if any, of the fair market value of the shares on that date over the purchase price therefor. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of restricted stock.

Restricted Stock Units

A holder of RSUs generally will not recognize taxable income upon the grant thereof. However, when the RSUs vest and shares (or cash) are delivered to the holder, the value of such shares (or cash) at that time will be taxable to the holder as ordinary income. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of RSUs.

Phantom Stock

A holder of a phantom stock award will generally not recognize taxable income upon grant. However, when the phantom stock vests and shares are delivered to the holder, the value of such shares at that time will be taxable to the holder as ordinary income. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of a phantom stock award.

Stock Payment Awards

A holder will recognize taxable ordinary income on the fair market value of any stock delivered as payment for bonuses or other compensation under the Restated Plan. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of a stock award.

Performance Awards

A holder who has been granted a performance award (either performance unit or stock) generally will not recognize taxable income at the time of grant, and GATX will not be entitled to a deduction at that time. When the award vests and is paid, whether in cash or shares, the holder generally will recognize ordinary income. GATX generally will be entitled to a deduction in the amount of any ordinary income recognized by the holder of a performance award.

80	GATX CORPORATION - 2026 Proxy Statement

PROPOSAL 3: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2012 INCENTIVE AWARD PLAN

Code Section 409A

Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Restated Plan and awards granted under the Restated Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Administrator, the Restated Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

The number of awards that an individual participant may receive under the Restated Plan is in the discretion of the Administrator, which has not determined the type or amount of awards that will be granted in the future to specific individuals. However, under our current director compensation program, our non-employee directors are entitled to receive an annual grant of RSUs as described above under “Director Compensation.”

Plan Benefits

The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to the individuals and groups identified below under the Existing Plan that remained outstanding as of December 31, 2025.

	Number of
	Restricted
	Stock Units	Number of	Number of
	/ Phantom	Performance	Stock Options
Name and Position	Stock Units	Shares(1)	/ SARs
Robert C. Lyons, President and Chief Executive Officer	—	45,980	215,400
Thomas A. Ellman, Executive Vice President and Chief Financial Officer	—	15,350	97,500
Paul F. Titterton, Executive Vice President and President, Rail North America	—	11,480	44,100
Brian L. Glassberg, Executive Vice President, General Counsel and Secretary	—	6,110	23,700
Kim Nero, Executive Vice President and Chief Human Resources Officer	—	5,850	29,200
All Current Executive Officers as a Group	3,816	108,480	529,234
All Current Non-Employee Directors as a Group(2)	247,317	—	—
Each Associate of any such Directors or Executive Officers	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	81,620	—	402,938
(1)	Performance shares are reflected assuming “target” performance.
(2)	All current non-employee directors, and Mr. Lyons, are the director nominees at the Annual Meeting.

GATX CORPORATION - 2026 Proxy Statement	81

PROPOSAL 3: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2012 INCENTIVE AWARD PLAN

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2025 about the GATX common stock that may be issued under our existing equity compensation plans:

Number of
Securities to be
Issued Upon
	Exercise of		Weighted-Average		Number of Securities Remaining
	Outstanding		Exercise Price of		Available for Future Issuance
	Options,		Outstanding		Under Equity Compensation
	Warrants and		Options, Warrants		Plans (excluding securities
	Rights		and Rights		reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity Compensation Plans Approved by Shareholders	1,373,405	(1)	$117.49	(2)	1,456,885
Equity Compensation Plans Not Approved by Shareholders	—				—
Total	1,373,405				1,456,885
(1)	Consists of 932,172 non-qualified stock options, 108,480 performance shares (at target), 85,436 restricted stock units and 247,317 non-employee director awards, which consist of a mix of phantom stock units and restricted stock units. At maximum performance, performance shares are eligible to vest at 200% of the target award.
(2)	The weighted-average exercise price does not include performance shares, restricted stock or phantom stock units.

Vote Required

Approval of the amendment and restatement of the GATX Corporation Amended and Restated 2012 Incentive Award Plan requires the affirmative vote of a majority of votes cast on the proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of Proposal 3.

The Board of Directors recommends that you vote FOR approval of the Restated Plan.

82	GATX CORPORATION - 2026 Proxy Statement

PROPOSAL 4:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026, and our Board is seeking shareholder ratification of the appointment. Ernst & Young LLP and its predecessor firms have served as our independent registered public accounting firm since 1916. Shareholder ratification of this appointment is not required by our By-Laws or applicable laws and regulations. However, our Board annually submits this appointment for shareholder ratification as an element of our strong governance program. While this vote cannot be binding, if shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take the vote into account in making future appointments. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions by shareholders.

Audit Committee Evaluation

In determining whether to reappoint Ernst & Young LLP, the Audit Committee considered the qualifications, performance, and independence of the firm and the audit engagement team, the quality of its discussions with Ernst & Young LLP, and the fees charged by Ernst & Young LLP for the breadth of services provided. In connection with the 2026 appointment, the Audit Committee considered, among other things, the following:

●	Audit Quality — The quality of Ernst & Young LLP’s audit and non-audit work, based on its oversight of the firm’s work product, as well as its discussions with management in executive session without Ernst & Young LLP present and its discussions with Ernst & Young LLP in executive session without management present
●	Performance — Ernst & Young LLP’s reports on its quality controls and its performance during our 2025 and prior-year audits
●	Qualitative Review — Ernst & Young LLP’s (i) expertise and resources, (ii) audit planning, (iii) communication and interaction, (iv) independence, objectivity, and professional skepticism, and (v) value for fees
●	Self-Assessment — Ernst & Young LLP’s annual self-assessment of its accomplishments in connection with its audit, its satisfaction of the service needs and expectations of the Audit Committee and management, and areas of continued focus and improvement opportunities
●	Regulatory Reviews — External data on the firm’s audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young LLP and its peer firms
●	Reasonableness of Fees — The appropriateness of Ernst & Young LLP’s fees for audit and non-audit services, both on an absolute basis and relative to comparable firms
●	Independence — Written disclosures from the firm and the independence letter required by the PCAOB
●	Tenure — Ernst & Young LLP’s tenure as our independent auditor, including the benefits of having a long-tenured auditor and the institutional knowledge gained from prior years of engagement

The Audit Committee determined that the appointment of Ernst & Young LLP is in the best interest of GATX and our shareholders. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026 and recommends that shareholders ratify the appointment at the Annual Meeting.

Vote Required

Approval of the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for 2026 requires the affirmative vote of a majority of votes cast on the proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of Proposal 4.

The Board of Directors recommends that you vote FOR the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for 2026.

GATX CORPORATION - 2026 Proxy Statement	83

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s responsibilities, as set forth in its charter, include providing oversight of our financial accounting and reporting process through periodic meetings with our management, independent registered public accounting firm, and internal auditors to review accounting, auditing, internal controls, and financial reporting matters. The Audit Committee Charter is available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

The Audit Committee has the ultimate authority to select and engage our independent registered public accounting firm, evaluate its performance, evaluate the performance of the lead audit partner, oversee the required rotation of the lead audit partner every five years, review and consider the selection of the lead audit partner, approve all audit and non-audit work, and approve all associated fees. The Audit Committee’s oversight includes regular private sessions with the independent registered public accounting firm and discussions with the firm regarding the scope of its audit.

GATX management is responsible for the preparation and integrity of our financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on our management (including senior financial management), internal audit staff, and independent registered public accounting firm.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that our financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. That work is the responsibility of GATX management and our independent registered public accounting firm. In making its recommendation to the Board noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of our independent registered public accounting firm with respect to the financial statements.

The Audit Committee currently consists of five directors:  Ms. Aigotti (Chair), Ms. Arvia, Ms. Bausch, Mr. Holmes, and Mr. Wetherbee, each of whom is an “independent director” under the NYSE listing standards applicable to Audit Committee members. The Board has determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise, and that each of Ms. Aigotti, Ms. Arvia, Mr. Holmes, and Mr. Wetherbee is an “audit committee financial expert” (as such term is defined by the SEC).

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the PCAOB and the SEC, including the quality of our accounting policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also has received from Ernst & Young LLP the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3256, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with Ernst & Young LLP its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Diane M. Aigotti (Chair)

Anne L. Arvia

Shelley J. Bausch

John M. Holmes

Robert S. Wetherbee

84	GATX CORPORATION - 2026 Proxy Statement

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policy

Pursuant to our pre-approval policy, the Audit Committee must pre-approve all audit and non-audit services provided to GATX by our independent registered public accounting firm before the firm is engaged to perform the services. Each year, the Audit Committee reviews the annual audit plan submitted by the independent registered public accounting firm and pre-approves all necessary and appropriate audit services for the year.

Each quarter, the Company and the independent registered public accounting firm jointly provide the Audit Committee a report of all the audit-related, tax, and other non-audit services that were performed by the independent registered public accounting firm during the current fiscal quarter pursuant to the authority previously approved by the Audit Committee. In addition, the Company and the independent registered public accounting firm provide the Audit Committee with an estimate of the nature and amount of the services expected to be needed in the next fiscal quarter, together with a joint statement confirming that the services are consistent with the SEC’s rules on auditor independence. The Audit Committee then pre-approves those services, as appropriate. Any proposed changes to the estimate of services reviewed as part of the annual audit plan also are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Other Related Fees

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young LLP in connection with (i) the audit of the annual financial statements set forth in our Annual Report on Form 10-K, (ii) the review of the interim financial statements in our Quarterly Reports on Form 10-Q, (iii) comfort letters, consents, and other services related to SEC filings, and (iv) related audit services provided to other subsidiaries of GATX were approximately $4,362,000 for 2025 and $3,402,000 for 2024. Audit fees in 2025 included amounts related to the Wells Fargo Transaction. Audit fees also include the audit of the effectiveness of our internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements were approximately $174,000 for 2025 and $290,000 for 2024. The services performed included employee benefit plan audits and other attestation engagements.

Tax Fees

The aggregate fees for professional services rendered for federal and international tax compliance, advice, and planning were approximately $33,000 for 2025 and $42,000 for 2024.

All Other Fees

Fees for other professional services rendered by Ernst & Young LLP were approximately $2,000 for 2025 and $2,000 for 2024, primarily related to access and use of Ernst & Young LLP’s online accounting research tool.

GATX CORPORATION - 2026 Proxy Statement	85

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Each director, each NEO named in the Summary Compensation Table, and all directors and current executive officers as a group, owned the number of shares of GATX common stock set forth in the following table:

Shares of Common Stock
Beneficially Owned as of
Name of Beneficial Owner	February 27, 2026(1)(2)(3)
Diane M. Aigotti	2,748
Anne L. Arvia	31,776
Shelley J. Bausch	510
John M. Holmes	1,529
James B. Ream	32,329
Adam L. Stanley	1,345
Robert S. Wetherbee	669
Paul G. Yovovich	7,166
Robert C. Lyons	223,036
Thomas A. Ellman	127,237
Paul F. Titterton	42,034
Brian L. Glassberg	22,573
Kim Nero	27,969
All directors and current executive officers as a group (22 persons)	660,899
(1)

For non-employee directors, amounts shown include: (a) RSUs that will vest in full on April 24, 2026 and be payable in shares of common stock on such date, as follows: Ms. Arvia (943), Mr. Stanley (943), Mr. Wetherbee (669), and Mr. Yovovich (943); and (b) deferred RSUs and phantom stock units which would be payable in shares of common stock within 60 days of February 27, 2026 following a resignation of the director, as follows: Ms. Aigotti (2,037), Ms. Arvia (30,425), Ms. Bausch (510), Mr. Holmes (1,529), Mr. Ream (27,329), Mr. Stanley (402), and Mr. Yovovich (892).

(2)

For executive officers, amounts shown include shares which may be obtained by exercise of previously granted stock options within 60 days of February 27, 2026, as follows: Mr. Lyons (169,366), Mr. Ellman (82,566), Mr. Titterton (31,566), Mr. Glassberg (15,532), Ms. Nero (23,666), and current executive officers as a group (409,024).

(3)

Each person has sole investment and voting power of the shares listed (or shares such powers with his or her spouse). None of the directors or NEOs owned 1% or more of the Company’s outstanding shares of common stock. Directors and current executive officers as a group beneficially owned approximately 1.9% of the Company’s outstanding shares of common stock. Percentage of beneficial ownership is based on 35,523,634 shares outstanding as of February 27, 2026.

86	GATX CORPORATION - 2026 Proxy Statement

PRINCIPAL SHAREHOLDERS

The entities listed below are the only persons known to us to beneficially own more than 5% of our common stock. To our knowledge, except as indicated in the footnotes to this table, the entities named below have sole voting and sole investment power with respect to all shares beneficially owned by them. Percentage of beneficial ownership is based on 35,523,634 shares outstanding as of February 27, 2026.

	Shares Beneficially	Percent of Common
Name and Address of Beneficial Owner	Owned	Stock
State Farm Mutual Automobile Insurance Company(1)	5,665,488	15.9
One State Farm Plaza
Bloomington, Illinois 61710
BlackRock, Inc.(2)	5,010,325	14.1
50 Hudson Yards
New York, New York 10001
The Vanguard Group, Inc.(3)	3,917,862	11.0
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
EARNEST Partners, LLC(4)	2,969,754	8.4
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309
GAMCO Investors, Inc.(5)	2,329,615	6.6
One Corporate Center
Rye, New York 10580
(1)

Based on a Schedule 13G amendment filed with the SEC on February 12, 2024. Consists of (a) 3,336,000 shares held by State Farm Mutual Automobile Insurance Company, (b) 882,800 shares held by State Farm Fire and Casualty Company, (c) 4,200 shares held by State Farm Investment Management Corp., and (d) 1,442,488 shares held by State Farm Insurance Companies Employee Retirement Trust. State Farm Investment Management Corp. has shared voting and dispositive power as to the shares owned by it, and each of the other foregoing entities has sole voting and dispositive power as to the shares owned by it. Each of the foregoing entities expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of common stock.

(2)

Based on a Schedule 13G amendment filed with the SEC on July 18, 2025. BlackRock, Inc. has sole voting power with respect to 4,926,494 of the reported shares and sole dispositive power with respect to all of the reported shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The interest of one such person, iShares Core S&P Small-Cap ETF, is more than 5% of the total outstanding common stock of GATX.

(3)

Based on a Schedule 13G amendment filed with the SEC on February 13, 2024. The Vanguard Group, Inc. and certain of its affiliated entities (collectively, “Vanguard”) have sole voting power with respect to none of the reported shares and shared voting power with respect to 26,084 of the reported shares. Vanguard has sole dispositive power with respect to 3,855,299 of the reported shares and shared dispositive power with respect to 62,563 of the reported shares. No one affiliated entity owns more than 5% of the total outstanding common stock of GATX.

(4)

Based on a Schedule 13G amendment filed with the SEC on February 12, 2024. EARNEST Partners, LLC has sole voting power with respect to 2,319,587 of the reported shares, shared voting power with respect to 3,714 of the reported shares, and sole dispositive power with respect to all the reported shares. EARNEST Partners, LLC is an investment adviser to its clients. No single client interest is more than 5% of the total outstanding common stock of GATX.

(5)

Based on a Schedule 13D amendment filed with the SEC on January 16, 2025. Consists of (a) 1,321,365 shares held by GAMCO Asset Management Inc. (“GAMCO”), (b) 1,004,050 shares held by Gabelli Funds, LLC, and (c) 4,200 shares held by MJG Associates, Inc. Each of the persons filing the Schedule 13D has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the reported shares, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 48,200 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in GATX and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, Associated Capital Group, Inc., GAMCO Investors, Inc. and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other reporting persons.

GATX CORPORATION - 2026 Proxy Statement	87

FORWARD-LOOKING STATEMENTS

Statements in this Proxy Statement not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. Forward-looking statements include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements, except to the extent required by applicable law.

The following factors, among others and in addition to the risks, uncertainties and other important factors discussed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and elsewhere in this report and in our other filings with the SEC, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

●	a significant decline in customer demand for our transportation assets or services, including as a result of:
—	prolonged inflation or deflation
—	high interest rates
—	weak macroeconomic conditions and world trade policies
—	weak market conditions in our customers' businesses
—	adverse changes in the price of, or demand for, commodities
—	changes in railroad operations, efficiency, pricing and service offerings
—	changes in, or disruptions to, supply chains
—	availability of pipelines, trucks, and other alternative modes of transportation
—	changes in conditions affecting the aviation industry, including geopolitical tensions or conflicts, geographic exposure, and customer concentrations
—	customers' desire to buy, rather than lease, our transportation assets
—	other operational or commercial needs or decisions of our customers
●	reduced demand for our rail assets resulting from a change in pricing, service offerings, or operating conditions of North American railroads
●	competitive factors in our primary markets
●	threatened or implemented changes in tariffs or other global trade policies
●	higher costs associated with increased assignments of our transportation assets following non-renewal of leases or a significant increase in compliance-based maintenance events
●	events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
●	financial and operational risks associated with long-term purchase commitments for transportation assets
●	reduced opportunities to generate asset remarketing income
●	inability to successfully consummate and manage ongoing acquisition and divestiture activities, including the recent acquisition of the Wells Fargo fleet

88	GATX CORPORATION - 2026 Proxy Statement

FORWARD-LOOKING STATEMENTS

●	reliance on Rolls-Royce in connection with our aircraft spare engine leasing businesses
●	potential obsolescence of our assets
●	risks related to our international operations and expansion into new geographic markets, including laws, regulations, tariffs, taxes, treaties or trade barriers affecting our activities in the countries where we do business
●	failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
●	inability to attract, retain, and motivate qualified personnel, including key management personnel
●	inability to protect our information technology from cybersecurity threats
●	risks posed by artificial intelligence
●	exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving transportation assets
●	changes in, or failure to comply with, laws, rules, and regulations
●	environmental liabilities and remediation costs
●	operational, functional and regulatory risks associated with climate change, severe weather events, and other environmental concerns
●	risks associated with sustainability concerns
●	U.S. and global political conditions and the impact of increased geopolitical tension, civil unrest and armed conflict on domestic and global economic conditions
●	prolonged inflation or deflation or interest rate increases
●	deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
●	fluctuations in foreign exchange rates
●	inability to obtain cost-effective insurance
●	changes in assumptions, increases in funding requirements or investment losses in our pension and post-retirement plans
●	inadequate allowances to cover credit losses in our portfolio
●	asset impairment charges we may be required to recognize
●	inability to maintain effective internal control over financial reporting and disclosure controls and procedures
●	risks of a widespread health crisis

GATX CORPORATION - 2026 Proxy Statement	89

OTHER INFORMATION

Shareholder Proposals

2026 Annual Meeting Proposals

The Board does not know of any matters to be presented at the meeting other than those described in this Proxy Statement, and we have not received notice of any shareholder proposals for the upcoming Annual Meeting. In the event that a shareholder proposal is made at the Annual Meeting, the Proxyholders (as defined below) may exercise their discretionary voting authority under the proxies they hold to vote in accordance with their best judgment on any such proposal.

2027 Shareholder Proposals

Proposals Under SEC Rule 14a-8

In order for a shareholder proposal to be considered for inclusion in our proxy materials for the 2027 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8, the shareholder proposal must be received by the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no later than November 13, 2026. Any such proposal may be included in next year’s Proxy Statement only if it complies with our By-Laws and the rules and regulations promulgated by the SEC, including Rule 14a-8. Nothing in this section shall be deemed to require us to include, in our proxy materials relating to any annual meeting, a shareholder proposal that does not meet all of the requirements for inclusion established by the SEC.

Non-14a-8 Proposals

If a shareholder intends to present a proposal for consideration at the 2027 Annual Meeting of Shareholders outside the processes of SEC Rule 14a-8, the proposal must be received by the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no earlier than December 25, 2026, and no later than January 24, 2027. The notice must contain, and be accompanied by, all of the information as specified in our By-Laws. We recommend that any shareholder wishing to bring any item before an Annual Meeting of Shareholders review our By-Laws, which are available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

2027 Director Nominations

Director nominations by shareholders for consideration at the 2027 Annual Meeting of Shareholders must be received by the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no earlier than December 25, 2026, and no later than January 24, 2027. The notice must contain, and be accompanied by all information required by our By-Laws, the proxy rules, and applicable law. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2027.

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90	GATX CORPORATION - 2026 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I not receive a full set of proxy materials?

The Company is furnishing proxy materials to our shareholders this year primarily through “notice-and-access” delivery pursuant to SEC rules. As a result, beginning on or about March 13, 2026, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access proxy materials on the Internet. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. Shareholders who have previously requested to receive a paper copy of the proxy materials will receive a full paper set of proxy materials by mail.

Using the notice-and-access method of proxy delivery expedites receipt of proxy materials by our shareholders and reduces the cost of producing and mailing the full set of proxy materials. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote on the Internet. If you would like to receive paper copies of our proxy materials in the mail, you may follow the instructions on the Notice of Internet Availability for making this request.

Who may vote at the Annual Meeting?

Only holders of shares of our common stock as of the close of business on February 27, 2026 (the “Record Date”) will be entitled to vote at the Annual Meeting. On that day, 35,523,634 shares of common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I attend the virtual Annual Meeting?

Shareholder of Record. If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder “of record” with respect to those shares. If you are a shareholder of record, you will need to visit https://meetnow.global/M5WAZJH and enter your 15-digit Control Number to attend the virtual Annual Meeting. Your Control Number was provided in the Notice of Internet Availability or proxy card you received.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee, you will need to register in advance to receive a Control Number and participate in the meeting. To register you must obtain a legal proxy, executed in your favor, from the broker, bank, or other nominee that holds your shares and submit proof of your legal proxy reflecting the number of shares of GATX stock you held as of the Record Date, along with your name and email address, to Computershare. Please forward the email from your record holder, or attach an image of your legal proxy to an email, to legalproxy@computershare.com. By mail: Computershare, GATX Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 20, 2026. You will receive a confirmation of your registration, with a Control Number, by email from Computershare. At the time of the meeting, go to https://meetnow.global/M5WAZJH and enter your Control Number to attend the virtual Annual Meeting.

Attending as a Guest. Those without a Control Number may attend as guests, but they will not have the option to vote their shares or participate during the virtual Annual Meeting.

Technical Assistance. The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call 888-724-2416.

GATX CORPORATION - 2026 Proxy Statement	91

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How do I vote?

Shareholder of Record. If you are a shareholder of record, you can vote (1) by internet or telephone by following the instructions on the Notice of Internet Availability or proxy card, (2) signing, dating, and returning a written proxy card which may be requested by following the instructions on the Notice of Internet Availability that you received, or (3) attending the virtual Annual Meeting and voting online.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee, then the nominee holding your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that nominee on how to vote the shares held in your account. Your nominee will provide you with instructions on how to vote your shares, including any available telephone or internet voting options. If you hold your shares through a broker, bank, or other nominee and would like to vote online at the Annual Meeting, you must first obtain a legal proxy issued in your name from the nominee that holds your shares and register to attend the Annual Meeting as described above under —How do I attend the virtual Annual Meeting?—Beneficial Owner of Shares Held in Street Name.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to each of our Chief Executive Officer, Chief Financial Officer, and General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

What happens if I do not give specific voting instructions?

Shareholder of Record. If you are a shareholder of record and you indicate when voting by internet or telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card (if you so requested) without giving specific voting instructions, the Proxyholders will vote your shares (1) FOR the election of each of the Board’s nominees for director, (2) FOR the adoption of the shareholder advisory resolution to approve the Company’s executive compensation, (3) FOR the approval of the amendment and restatement of our 2012 Incentive Award Plan, and (4) FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee and you do not provide that broker, bank, or other nominee with specific voting instructions, under the rules of the various national and regional securities exchanges, the broker, bank, or other nominee that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters without specific voting instructions from you. If your broker, bank, or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, your broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026 (Proposal No. 4) is considered a “routine” matter. Since any broker, bank, or other nominee may generally vote on routine matters, even without specific voting instructions from the underlying beneficial owner, no broker non-votes are expected to occur in connection with Proposal No. 4. The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), and the vote to approve the amendment and restatement of our 2012 Incentive Award Plan (Proposal No. 3) are considered “non-routine” matters, so any broker, bank, or other nominee cannot vote on those matters without instructions from the beneficial owner of the shares; therefore, broker non-votes may occur on Proposals 1, 2 and 3.

92	GATX CORPORATION - 2026 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How are the votes counted?

Our transfer agent, Computershare Investor Services, will serve as tabulator and will count the votes. You may vote FOR, AGAINST, or ABSTAIN for each of Proposals 2, 3, and 4 and with respect to each director nominee on Proposal 1. If you abstain from voting on the election of any director nominee, Proposal 2, Proposal 3, or Proposal 4, your abstention will not have an effect on the outcome of the vote for such matter. Similarly, broker non-votes will not have an effect on the outcome of the vote for any director election, Proposal 2, Proposal 3, or Proposal 4. In tabulating the voting results on any of the proposals at the Annual Meeting, only FOR and AGAINST votes will be counted. Broker non-votes and abstentions are counted only for purposes of determining whether a quorum is present.

Can I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you vote by internet or by telephone, only your latest internet or telephone proxy that is timely submitted prior to the meeting will be counted. If you vote by signing and returning a proxy card, you may change your vote by completing a new proxy card with a later date. You may also revoke your proxy and change your vote by virtually attending the meeting and voting online. However, your virtual attendance at the virtual Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to the Company’s Corporate Secretary at 233 South Wacker Drive, Chicago, Illinois 60606-7147.

What happens if other matters come up at the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the Proxyholders will have the discretion to vote the proxies held by them in accordance with their best judgment. However, we have not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 35,523,634 shares of our common stock issued and outstanding on the Record Date are represented, virtually, online or by proxy, at the Annual Meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

How is it determined whether a matter has been approved?

Assuming a quorum is present, each director nominee will be elected by a majority of votes cast with respect to his or her election. A majority of votes cast means that the number of votes cast FOR the election of a director nominee exceeds the number of votes cast AGAINST such director nominee’s election. Under the Board’s existing resignation policy, each director is expected to tender his or her resignation when nominated for election to the Board. The resignation will become effective only if the director receives more votes AGAINST his or her election than FOR votes and the Governance Committee, or other duly authorized committee of the Board, decides to accept the resignation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of director nominees.

Approval of Proposals 2, 3, and 4 each requires the affirmative vote of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of Proposals 2, 3, and 4.

GATX CORPORATION - 2026 Proxy Statement	93

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What shares are covered by the Notice of Internet Availability or proxy card?

Shareholders Who Are Not Current or Former GATX Employees. If you are not a current or former employee of GATX, the Notice of Internet Availability or proxy card (if so requested) covers all shares held by you of record.

Current or Former GATX Employees. If you are a current or former employee of GATX and you have shares in the GATX Stock Fund as a result of your participation in the GATX salaried or hourly 401(k) plans (collectively, the “401(k) Plans”), you will receive a separate proxy card for any shares you hold in those plans (your “Plan Shares”). This separate proxy card will cover all of your Plan Shares. Subject to applicable law, the trustee of the 401(k) Plans will vote your Plan Shares in accordance with the voting instructions you provide by completing and returning the proxy card for your Plan Shares or by voting your Plan Shares by internet or by telephone. If you do not instruct the trustee how to vote, the trustee will vote your Plan Shares in the same proportion as those Plan Shares for which the trustee receives timely voting instructions from other shareholder participants in the 401(k) Plans. To allow sufficient time for the trustee to vote your Plan Shares in accordance with your direction, your voting instructions must be received by the trustee no later than 8:00 a.m. Eastern Time on April 22, 2026. Please note that the proxy card covering your Plan Shares does not cover any other GATX shares held by you outside of the 401(k) Plans, and you will need to provide separate voting instructions for your non-Plan Shares as described above.

Who pays to prepare, mail, and solicit the proxies?

GATX pays all the costs of preparing, mailing, and soliciting proxies. We ask brokers, banks, and other nominees to forward proxy materials to the beneficial owners and to obtain authority to execute proxies, and we generally reimburse these brokers, banks, and other nominees for their expenses upon request.

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, e-mail, and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $12,000 plus expenses. In addition, certain directors, officers, or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, e-mail, or personal contact.

Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

By Order of the Board of Directors,

Executive Vice President, General Counsel and Secretary

94	GATX CORPORATION - 2026 Proxy Statement

Exhibit A  Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain financial measures computed using non-GAAP components, as defined by the U.S. Securities and Exchange Commission. These measures are not in accordance with, or a substitute for, U.S. generally accepted accounting principles (“GAAP”), and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures.

We exclude the effects of certain tax adjustments and other items for purposes of presenting net income attributable to GATX, diluted earnings per share, and return on equity attributable to GATX because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

Reconciliation

The following table shows our shareholders’ equity, excluding accumulated other comprehensive loss, as of December 31 (in millions):

	2025	2024	2023	2022
Total GATX Shareholders’ Equity (GAAP)	$2,750.5	$2,438.9	$2,273.0	$2,029.6
Add: accumulated other comprehensive loss	104.6	209.6	167.6	211.6
Total GATX Shareholders’ Equity, as adjusted (non-GAAP)(1)	$2,855.1	$2,648.5	$2,440.6	$2,241.2

The following tables show our net income attributable to GATX, diluted earnings per share, and return on equity attributable to GATX, excluding tax adjustments and other items (non-GAAP), for the years ended December 31 (in millions, except per share data):

Impact of Tax Adjustments and Other Items on Net Income Attributable to GATX:	2025	2024	2023
Net income (GAAP)	$333.3	$284.2	$259.2
Less: Net income attributable to non-controlling interest	—	—	—
Net income attributable to GATX	$333.3	$284.2	$259.2

Adjustments to pre-tax income attributable to GATX:
Acquisition-related expenses(2)	$6.5	$—	$—
Litigation claims settlements(3)	—	3.3	—
Environmental reserves(4)	—	10.7	—
Net (gain) loss on Specialized Gas Vessels at Engine Leasing(5)	—	(0.6)	4.0
Net gain on Rail Russia at Rail International(6)	—	—	(0.3)
Total adjustments to pre-tax income attributable to GATX	$6.5	$13.4	$3.7
Income taxes thereon, based on applicable effective tax rate	$(1.6)	$(3.5)	$—
Other income tax adjustments to income attributable to GATX:
Income tax rate changes(7)	$(13.3)	$(6.0)	$(3.0)
Net operating loss valuation allowance adjustment(8)	6.4	—	(2.3)
Total other income tax adjustments to income attributable to GATX	$(6.9)	$(6.0)	$(5.3)
Adjustments attributable to affiliates’ earnings, net of taxes:
Insurance proceeds(9)	$(11.5)	$—	$—
Total adjustments attributable to affiliates’ earnings, net of taxes	$(11.5)	$—	$—
Net income attributable to GATX, excluding tax adjustments and other items (non-GAAP)	$319.8	$288.1	$257.6

GATX CORPORATION - 2026 Proxy Statement	A-1

EXHIBIT A RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Impact of Tax Adjustments and Other Items on Diluted Earnings Per Share:	2025	2024	2023
Diluted earnings per share (GAAP)	$9.12	$7.78	$7.12
Adjustments to income attributable to GATX, net of taxes:
Acquisition-related expenses(2)	0.13	—	—
Litigation claims settlements(3)	—	0.07	—
Environmental reserves(4)	—	0.22	—
Net (gain) loss on Specialized Gas Vessels at Engine Leasing(5)	—	(0.02)	0.11
Net gain on Rail Russia at Rail International(6)	—	—	(0.01)
Other income tax adjustments to income attributable to GATX:
Income tax rate changes(7)	(0.37)	(0.16)	(0.08)
Net operating loss valuation allowance adjustment(8)	0.18	—	(0.06)
Adjustments attributable to affiliates’ earnings, net of taxes:
Insurance proceeds(9)	(0.31)	—	—
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)*	$8.75	$7.89	$7.07

Return on Equity Attributable to GATX:	2025	2024	2023
Return on Equity attributable to GATX (GAAP)	12.8%	12.1%	12.0%
Return on Equity attributable to GATX, excluding tax adjustments and other items (non-GAAP)(10)	12.3%	12.2%	12.0%
LTI-Adjusted Return on Equity attributable to GATX, applicable for performance share plan measures (non-GAAP)(11)	12.1%	11.2%	11.1%
(*)	Sum of individual components may not be additive due to rounding.
(1)	Total GATX Shareholders’ Equity used for purposes of calculating LTI-Adjusted Return on Equity attributable to GATX (non-GAAP) for the performance share plan.
(2)	Expenses associated with the acquisition of Wells Fargo’s rail assets.
(3)	Expenses recorded for the settlements of litigation claims arising out of legacy business operations.
(4)	Reserves recorded for our share of anticipated environmental remediation costs arising out of prior operations and legacy businesses.
(5)

In 2022, we made the decision to sell the Specialized Gas Vessels. We have recorded gains and losses associated with the subsequent impairments and sales of these assets. As of December 31, 2023, all vessels had been sold.

(6)	In 2022, we made the decision to exit Rail Russia. In 2023, we sold Rail Russia and recorded a gain on the final sale of this business.
(7)

Deferred income tax adjustment attributable to an enacted corporate income tax rate reduction in Germany in 2025 and deferred income tax adjustments attributable to state tax rate reductions in 2024 and 2023.

(8)	Valuation allowance adjustment associated with the realizability of state net operating losses in future tax years.
(9)	Insurance recoveries related to aircraft spare engines at RRPF for which it had previously recorded impairment losses.
(10)	Calculated as net income attributable to GATX, excluding tax adjustments and other items (non-GAAP), divided by GAAP Total GATX Shareholders' Equity.
(11)	LTI-Adjusted Return on Equity attributable to GATX (non-GAAP) is calculated as net income attributable to GATX divided by Total GATX Shareholders' Equity, as adjusted as shown above (non-GAAP).

A-2	GATX CORPORATION - 2026 Proxy Statement

Exhibit B  Amended and Restated 2012 Incentive Award Plan

GATX CORPORATION

AMENDED AND RESTATED 2012 INCENTIVE AWARD PLAN

(As Amended and Restated Effective [___], 2026)

ARTICLE 1. PURPOSE

GATX Corporation (the “Company”) originally adopted the 2012 Incentive Award Plan (the “2012 Plan”) effective April 27, 2012 (the “2012 Effective Date”), and the 2012 Plan was amended, restated and continued in the form of the GATX Corporation Amended and Restated 2012 Incentive Award Plan (the “2017 Restated Plan”) effective May 5, 2017 (the “2017 Effective Date”). This amended and restated Plan amends, restates and continues the 2017 Restated Plan (as it may be further amended and restated from time to time, the “Plan”), effective as of the Restatement Effective Date (as defined below).

The Plan is intended to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board, Employees and Consultants (each as defined below) to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.3“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Phantom Stock award, a Stock Payment award, a Stock Appreciation Right or a cash-based award, which may be awarded or granted under the Plan (collectively, “Awards”).
2.4“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

GATX CORPORATION - 2026 Proxy Statement	B-1

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

2.5“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.
2.6“Board” shall mean the Board of Directors of the Company.
2.7“Change in Control” shall mean and includes each of the following:
(a)The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 2.7;
(b)Individuals who, as of the Restatement Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Restatement Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)Consummation of a reorganization, merger or consolidation or sale or other disposition (including, without limitation, a disposition occurring by merger, consolidation, sale, or other similar transactions of one or more subsidiaries of the Company) of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination (other than a Business Combination of the type referred to in the first parenthetical of this subsection (c) which results in the disposition of all or substantially all of the assets of the Company), (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or
(e)Consummation of a reorganization, merger or consolidation, or sale or other disposition of any subsidiary or of all or substantially all of the assets of any subsidiary of the Company or a disposition (in a single transaction or series of integrated transactions) of all or substantially all of the assets of an operating segment of the Company as identified in the financial statements included in the Company’s most recent Annual Report on Form 10-K (each a “Business

B-2	GATX CORPORATION - 2026 Proxy Statement

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

Segment”) that is, in either case, the primary employer of a Holder or to which the Holder’s responsibilities primarily relate immediately prior thereto, and which does not constitute a Business Combination as defined in Section 2.7(c), unless immediately thereafter the Company, either directly or indirectly, owns (i) at least 50% of the voting stock of any such subsidiary disposed of or (ii) in the case of the disposition of all or substantially all of the assets of a subsidiary or Business Segment, at least 50% of both the voting power over and the equity in any entity holding title to such assets.
2.8“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
2.9“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.
2.10“Common Stock” shall mean the common stock of the Company, par value $0.625 per share.
2.11“Company” shall have the meaning set forth in Article 1.
2.12“Consultant” shall mean any director, consultant, agent, advisor, independent contractor or other person who renders or who has rendered bona fide services to the Company or any Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities; provided, that no person will be treated as a Consultant under the Plan unless a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
2.13“Director” shall mean a member of the Board, as constituted from time to time.
2.14“Director Limit” shall have the meaning set forth in Section 4.7.
2.15“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.
2.16“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.17“Eligible Individual” shall mean any person who is an Employee, Consultant or a Non-Employee Director, as determined by the Committee.
2.18“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.
2.19“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.20“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.21“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange or the NASDAQ Stock Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the average of the highest and lowest prices at which a Share is traded on such exchange or system on the date as of which the determination is being made or, if the Common Stock is not traded on the date in question, the average of the highest and lowest prices on the next preceding date on which the Common Stock is traded, based on such source as the Administrator deems reliable;

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

(b)If the Common Stock is not listed on an established securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in such source as the Administrator deems reliable; or
(c)If the Common Stock is neither listed on an established securities exchange, national market system, or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.22“Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary) and that is settled in Shares.
2.23“Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.24“Holder” shall mean a person who has been granted an Award.
2.25“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.26“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.27“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.28“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors shall only be Non-Qualified Stock Options.
2.29“Option Term” shall have the meaning set forth in Section 6.4.
2.30“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.31“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.
2.32“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)The Performance Criteria that shall be used to establish Performance Goals may include, but are not limited to, the following: (i) earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) income (gross or net, either before or after taxes); (iv) adjusted income (gross or net); (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) productivity; (xxv) operating efficiency; (xxvi) economic value-added; (xxvii) cash flow return on capital; (xxviii) return on net assets; (xxix) total gross income less total ownership costs;

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

and (xxx) ownership costs, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b)The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequent corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.
2.33“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual, or otherwise. Unless otherwise determined by the Administrator, the achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.
2.34“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.
2.35“Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of Shares.
2.36“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions of the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local, or foreign tax and securities laws applicable to transferable Awards.
2.37“Phantom Stock” shall mean the right to receive Shares or the Fair Market Value of such Shares awarded under Article 9.
2.38“Plan” shall have the meaning set forth in Article 1.
2.39“Prior Plan” shall mean the GATX Corporation 2004 Equity Incentive Compensation Plan.
2.40“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.41“Restatement Effective Date” shall mean the date this amended and restated Plan is approved by the Company’s shareholders.
2.42“Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.43“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

2.44“Securities Act” shall mean the Securities Act of 1933, as amended.
2.45“Shares” shall mean shares of Common Stock.
2.46“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.
2.47“Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.
2.48“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 10.3.
2.49“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.50“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.51“Termination of Service” shall mean:
(a)As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary, including, but not limited to, as an Employee or a Consultant.
(b)As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary, including, but not limited to, as a Non-Employee Director or a Consultant.
(c)As to a Consultant, the time when the Holder who is a Consultant ceases to be a Consultant for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary, including, but not limited to, as a Non-Employee Director or an Employee.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1Number of Shares.
(a)Subject to Section 14.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 8,567,094 Shares (which number represents the sum of (A) the 7,000,000 Shares reserved for issuance under the Plan as of the 2017 Effective Date, plus (B) the additional 1,300,000 Shares approved by shareholders for issuance under the Plan as of the Restatement Effective Date, plus (C) 267,094 Shares that were subject to outstanding awards under the Prior Plan as of the 2012 Effective Date which after the 2012 Effective Date were forfeited or lapsed unexercised or were settled in cash or were not issued under the Prior Plan and again became available under the Plan in accordance with its terms) (the “Overall Share Limit”); provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by (x) 2.0 shares for each Share delivered in settlement of any Full Value Award granted on or after the 2017 Effective Date and (y) 1.7 shares for each Share delivered in settlement of any Full Value Award granted prior to the 2017 Effective Date.1
(b)If any Shares subject to an Award that is not a Full Value Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, or cash settlement, again be available for future grants of Awards under the Plan. To the extent that a Full Value Award granted under this Plan is forfeited or expires, or such Full Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by (x) 2.0 Shares subject to such Full Value Award granted on or after the 2017 Effective Date and (y) 1.7 Shares subject to each Full Value Award granted prior to the 2017 Effective Date that is forfeited, expired, or settled in cash. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

1 As of the Restatement Effective Date, and subject to shareholder approval, there will be 2,756,885 Shares available for the grant of new Awards (consisting of 1,456,885 Shares that were available for the grant of new Awards under the 2017 Restated Plan as of December 31, 2025, plus 1,300,000 newly authorized Shares approved by the Company’s shareholders on the Restatement Effective Date), less Awards granted under the 2017 Restated Plan between December 31, 2025 and the Restatement Effective Date (and counted pursuant to the fungible share ratio in Section 3.1(a)), and further subject to Section 14.2 and 3.1(b).

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

(d)Notwithstanding anything to the contrary herein, no more than 10,000,000 shares of Stock may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan.
3.2Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, (a) the maximum aggregate number of Shares with respect to one or more Option or Stock Appreciation Right Awards that may be granted to any one person during any calendar year shall be 1,000,000, (b) the maximum aggregate number of Shares with respect to one or more Full Value Awards that may be granted to any one person during any calendar year shall be 1,000,000, and (c) the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards originally designated to be payable only in cash shall be $15,000,000.

ARTICLE 4.

GRANTING OF AWARDS

4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel, or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.
4.5Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Consultants or Non-Employee Directors, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded, or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations, or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
4.6Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
4.7Non-Employee Director Awards. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards and the amount of any cash-based Awards granted or fees otherwise payable to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year shall not exceed $750,000 (the “Director Limit”). The Administrator may make exceptions to the Director Limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion.

ARTICLE 5.

[RESERVED]

ARTICLE 6.

GRANTING OF OPTIONS

6.1Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
6.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.
6.3Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
6.4Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.
6.5Option Vesting.
(a)Subject to Section 12.8, the period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. Notwithstanding the foregoing, at any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b)No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.
6.6Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
7.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state, or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

(d)Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.
7.3Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1Award of Restricted Stock.
(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
8.2Rights as Shareholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock subject to vesting conditions, dividends which are paid prior to vesting shall be paid out to the Holder only if, when and to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.
8.3Restrictions. Subject to Section 12.8, all shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Subject to Section 12.8, such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance, or other criteria selected by the Administrator. Notwithstanding the foregoing, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
8.4Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement, disability or any other specified Termination of Service, or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

8.5Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in its sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.
8.6Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

AWARD OF RESTRICTED STOCK UNITS AND PHANTOM STOCK

9.1Grant of Restricted Stock Units and Phantom Stock. The Administrator is authorized to grant Awards of Restricted Stock Units and Phantom Stock to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
9.2Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award and a Phantom Stock award shall be set by the Administrator in its sole discretion.
9.3Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award or Phantom Stock award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
9.4Vesting. At the time of grant, subject to Section 12.8, the Administrator shall specify the date or dates on which the Restricted Stock Units and Phantom Stock shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. Notwithstanding the foregoing, by action taken after the Restricted Stock Unit or Phantom Stock is granted, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Restricted Stock Unit or Phantom Stock vests.
9.5Maturity/Settlement and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units and the settlement date applicable to each grant of Phantom Stock, which shall be no earlier than the vesting date or dates of such Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided, however, that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit or the settlement date relating to each share of Phantom Stock occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit or Phantom Stock vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit or Phantom Stock vests. On the maturity date or the settlement date, as applicable, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit or share of Phantom Stock, as applicable, scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or settlement date, as applicable, or a combination of cash and Common Stock as determined by the Administrator.
9.6Payment upon Termination of Service. An Award of Restricted Stock Units or Phantom Stock shall only be payable while the Holder is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

Stock Unit award or Phantom Stock award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement, disability, or any other specified Termination of Service.
9.7No Rights as a Shareholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units or Phantom Stock shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units or Phantom Stock, as applicable, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS

10.1Performance Awards.
(a)The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.
(b)Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
(c)Subject to Section 12.8, Performance Awards shall vest as provided by the Administrator.
10.2Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Subject to Section 12.8, such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, subject to Section 12.8, Dividend Equivalents shall be paid out to the Holder only if, when and to the extent that such Awards vest. The value of dividends and other distributions payable with respect to Awards that do not vest shall be forfeited.
10.3Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company shareholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual. Subject to Section 12.8, Stock Payments shall vest as provided by the Administrator.
10.4Term. The term of a Performance Award, Dividend Equivalent award and/or Stock Payment award shall be set by the Administrator in its sole discretion.
10.5Purchase Price. The Administrator may establish the purchase price of a Performance Award or shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
10.6Termination of Service. A Performance Award, Stock Payment award and/or Dividend Equivalent award is distributable only while the Holder is an Employee, Consultant or Director, as applicable. The Administrator, however,

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

in its sole discretion may provide that the Performance Award, Dividend Equivalent award and/or Stock Payment award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement, disability, or any other specified Termination of Service.

ARTICLE 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1Grant of Stock Appreciation Rights.
(a)The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b)A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c)Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
11.2Stock Appreciation Right Vesting.
(a)Subject to Section 12.8, the period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Subject to Section 12.8, such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. Notwithstanding the foregoing, at any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.
(b)No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.
11.3Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and
(c)In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.
11.4Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
11.5Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, Shares issuable pursuant to the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
12.2Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 12.1 hereof, including, without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be no greater than the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

12.3Transferability of Awards.
(a)Except as otherwise provided in Section 12.3(b):
(i)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
(ii)No Award or interest or right therein shall be liable for the debts, contracts, or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
(iii)During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
(b)Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) an Award may not be transferred for value or consideration, and (iv) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws, and (C) evidence the transfer.
(c)Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided, however, that the change or revocation is filed with the Administrator prior to the Holder’s death.
12.4Conditions to Issuance of Shares.
(a)Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities, and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

(b)All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules, and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
(e)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
12.5Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:
(a)(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary, or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and
(b)All Awards (including any proceeds, gains, or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of the claw-back policy for equity awards and incentive compensation adopted by the Company, including, without limitation, any such claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder or any other applicable laws or regulations, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.
12.6Prohibition on Repricing. Except as permitted under Section 14.2, the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the shareholders of the Company.
12.7Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 12.7 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including, but not limited to, the Holder’s name, home address, and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, and details of all Awards, in each case, for the purpose of implementing, managing, and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data among themselves as necessary for the purpose of implementation, administration, and management of a Holder’s participation

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EXHIBIT B Amended and Restated 2012 Incentive Award Plan

in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration, and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.
12.8Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 14.2 and the last sentence of this Section 12.8, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award agreement shall reduce or eliminate the minimum vesting requirement; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 12.8 shall not apply to: (a) any Awards delivered in lieu of fully-vested cash-based Awards under the Plan (or other fully-vested cash awards or payments), (b) any Awards to Non-Employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or (c) any other Awards that result in the issuance of an aggregate of not more than five percent (5%) of the Overall Share Limit as of the Restatement Effective Date. Nothing in this Section 12.8 precludes the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Holder’s death, retirement, disability, Termination of Service or the consummation of a Change in Control.

ARTICLE 13.

ADMINISTRATION

13.1Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.
13.2Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided, however, that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such

B-18	GATX CORPORATION - 2026 Proxy Statement

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded are required to be determined in the sole discretion of the Committee.
13.3Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
13.4Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)Designate Eligible Individuals to receive Awards;
(b)Determine the type or types of Awards to be granted to each Eligible Individual;
(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)Decide all other matters that must be determined in connection with an Award;
(h)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
(j)Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 14.2(d); and
(k)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
13.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

GATX CORPORATION - 2026 Proxy Statement	B-19

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

13.6Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; and provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. In addition, to the extent necessary and desirable to comply with any applicable law or stock exchange rule, the Administrator shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Options be granted under the Plan after the tenth (10th) anniversary of the date on which this amended and restated Plan was adopted by the Board.
14.2Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, adjustments in the maximum number of shares that may be issued upon exercise of Incentive Stock Options, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available

B-20	GATX CORPORATION - 2026 Proxy Statement

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v)To provide that the Award cannot vest, be exercised or become payable after such event.
(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):
(i)The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, adjustments in the maximum number of shares that may be issued upon exercise of Incentive Stock Options, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
(d)Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event of a Change in Control, other than one occurring under Section 2.7(e), in which the an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving or successor corporation terminates Holder’s employment or service without cause upon or within twenty-four (24) months, or such lesser period as specified in the Award Agreement, following such Change in Control (not including a Change in Control under Section 2.7(e)), then such Holder shall be fully vested in such continued, assumed, or substituted Award. In the event of a Change in Control under Section 2.7(e), the Administrator, in its sole discretion, may specify in the Award Agreement, or at the time of such Change in Control, the treatment of any Award held by a Holder whose employment is affected by such Change in Control.
(e)In the event that the successor corporation in a Change in Control (other than a Change in Control under Section 2.7(e)) refuses to assume or substitute for the Award, such Awards shall become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to

GATX CORPORATION - 2026 Proxy Statement	B-21

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control (other than a Change in Control under Section 2.7(e)), the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of such Change in Control, and the Award shall terminate upon the expiration of such period.
(f)For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
(g)The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(h)No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(i)The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(j)No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.
(k)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.
14.3Approval of Plan by Shareholders. This amended and restated Plan will be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of this amended and restated Plan. If this amended and restated Plan is not approved by the Company’s shareholders, (i) it will not become effective, (ii) no Awards shall be granted under the terms of this Plan document, and (iii) the 2017 Restated Plan will continue in full force and effect in accordance with its terms not taking into account the provisions of this amendment and restatement.
14.4No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

B-22	GATX CORPORATION - 2026 Proxy Statement

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

14.5Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
14.6Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Consultants or Directors of the Company or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock, or assets of any corporation, partnership, limited liability company, firm, or association.
14.7Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local, and foreign laws, rules, and regulations (including but not limited to state, federal, and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
14.8Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
14.9Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of New York without regard to conflicts of laws thereof or of any other jurisdiction.
14.10Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan or the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A of the Code, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A of the Code and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A of the Code then to the extent required in order to avoid a prohibited distribution under Section 409A of the Code, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service or (ii) the date of the Participant’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A of the Code or otherwise. The Company shall have no obligation under this Section 14.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A of the Code with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits

GATX CORPORATION - 2026 Proxy Statement	B-23

EXHIBIT B Amended and Restated 2012 Incentive Award Plan

under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A of the Code.
14.11No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
14.12Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.
14.13Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
14.14Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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B-24	GATX CORPORATION - 2026 Proxy Statement

01 - Diane M. Aigotti 04 - John M. Holmes 07 - Adam L. Stanley 02 - Anne L. Arvia 05 - Robert C. Lyons 08 - Robert S. Wetherbee 03 - Shelley J. Bausch 06 - James B. Ream 09 - Paul G. Yovovich 93BM A Proposals — The Board of Directors recommends a vote FOR all of the nominees listed, and FOR Proposals 2, 3 and 4. 048OCC 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION 3. APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2012 INCENTIVE AWARD PLAN 1. ELECTION OF DIRECTORS: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2026 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q For Against Abstain For Against Abstain For Against Abstain 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2026 You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/GATX or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by the closing of the polls at the virtual Annual Meeting (for registered shares) and 8:00 a.m. Eastern Time, on April 22, 2026 (for Plan Shares, as defined in the Proxy Statement). Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GATX Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.envisionreports.com/GATX. 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2026 Robert C. Lyons, Thomas A. Ellman, and Brian L. Glassberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GATX Corporation to be held virtually at meetnow.global/M5WAZJH on Friday, April 24, 2026 at 9:00 a.m. Central Time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, and FOR proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) GATX Corporation C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/GATX. The Annual Meeting of Shareholders of GATX Corporation will be held on April 24, 2026, virtually at meetnow.global/M5WAZJH at 9:00 a.m. Central Time. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.